   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1998
                                                    REGISTRATION NO. 333 - _____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                               BB&T CORPORATION
            (Exact name of registrant as specified in its charter)

        NORTH CAROLINA                           6060                        56-0939887
 (State or other jurisdiction         (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)     Classification Code Number)     Identification Number)

                            200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101
                                (336) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                            JERONE C. HERRING, ESQ.
                       200 WEST SECOND STREET, 3RD FLOOR
                      WINSTON-SALEM, NORTH CAROLINA 27101
                                (336) 733-2180
           (Name, address, including Zip Code, and telephone number,
                  including area code, of agent for service)

                 THE COMMISSION IS REQUESTED TO SEND COPIES OF
                            ALL COMMUNICATIONS TO:

         DOUGLAS A. MAYS                                      HUGH B. WELLONS
WOMBLE CARLYLE SANDRIDGE & RICE, PLLC        FLIPPIN, DENSMORE, MORSE, RUTHERFORD & JESSEE
    3300 ONE FIRST UNION CENTER                          10 SOUTH JEFFERSON STREET
CHARLOTTE, NORTH CAROLINA 28202-6025                      ROANOKE, VIRGINIA 24006

                               ________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               ________________

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
  TITLE OF EACH CLASS OF       AMOUNT TO BE      PROPOSED MAXIMUM          PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED    OFFERING PRICE PER UNIT     AGGREGATE OFFERING      REGISTRATION FEE
                                                                                 PRICE
----------------------------------------------------------------------------------------------------------------------
Common Stock,                  16,845,644                 (2)               $637,065,117(3)          $69,677.43(4)
 par value $5.00 per share(1)
======================================================================================================================

(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Not applicable.
(3) Computed in accordance with Rule 457(f) based on the average of the high ($45.00) and low ($44.625) sales price of the common stock of MainStreet Financial Corporation on December 3, 1998 as reported on The Nasdaq National Market.
(4) Pursuant to Rule 457(b), the registration fee has been reduced by an amount equal to the fee of $107,426.67 paid upon the filing with the Commission of the preliminary proxy materials of MainStreet Financial Corporation (File No. 0-8622) on October 30, 1998.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                       MAINSTREET FINANCIAL CORPORATION
                            200 EAST CHURCH STREET
                         MARTINSVILLE, VIRGINIA 24112

              ___________________________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 15, 1999

              ___________________________________________________

TO THE SHAREHOLDERS OF MAINSTREET FINANCIAL CORPORATION:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Meeting") of MainStreet Financial Corporation, a Virginia corporation ("MainStreet"), will be held in the Frith Performance Hall of the Piedmont Arts Association Building, located at 215 Starling Avenue, Martinsville, Virginia on Friday, January 15, 1999 at 11:00 a.m. Eastern Time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of August 26, 1998 (the "Merger Agreement"), among MainStreet, BB&T Corporation, a North Carolina corporation ("BB&T"), and BB&T Financial Corporation of Virginia, a Virginia corporation and a wholly owned subsidiary of BB&T ("BB&T Financial-VA"), and a related plan of merger, pursuant to which MainStreet will merge with and into BB&T Financial-VA and each share of common stock of MainStreet then outstanding will be converted into the right to receive 1.18 shares of common stock of BB&T, plus cash in lieu of any fractional share interest. A copy of the Merger Agreement and the plan of merger set forth therein is attached to the accompanying proxy statement/prospectus as Appendix I.

2. To transact such other business as may be properly brought before the Meeting or at any and all adjournments or postponements thereof.

     Shareholders of MainStreet of record at the close of business on December 11, 1998 are entitled to notice of and to vote at the Meeting. You are cordially invited to attend the Meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope.


                                   BY ORDER OF THE BOARD OF DIRECTORS



Martinsville, Virginia             Rebecca J. Jenkins
December 15, 1998                  Secretary


PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE PLAN OF MERGER. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                               [MainStreet logo]

                        SPECIAL MEETING OF SHAREHOLDERS

                             MERGER PROPOSAL-YOUR
                            VOTE IS VERY IMPORTANT

The Board of Directors of MainStreet Financial Corporation has unanimously approved a merger combining MainStreet and BB&T Corporation. IN THE MERGER, MAINSTREET SHAREHOLDERS WILL RECEIVE 1.18 SHARES OF BB&T COMMON STOCK FOR EACH SHARE OF MAINSTREET COMMON STOCK, AND GENERALLY WILL NOT RECOGNIZE FEDERAL INCOME TAX GAIN OR LOSS FOR THE BB&T COMMON STOCK THEY RECEIVE. The merger will join MainStreet's strengths as a community banking system covering southwestern, central and northern Virginia, southern Maryland and metropolitan Washington D.C. with BB&T's position as a leading bank throughout the Carolinas and Virginia, enabling the combined company to offer MainStreet's customers a broad range of financial products and services.

At the special meeting, you will consider and vote on the merger agreement. THE MERGER CANNOT BE COMPLETED UNLESS HOLDERS OF TWO-THIRDS OF MAINSTREET COMMON STOCK APPROVE IT. THE BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF MAINSTREET SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT. No vote of BB&T shareholders is required to approve the merger agreement.

On December 11, 1998, the closing price of BB&T common stock was $____, making the value of 1.18 shares of BB&T common stock (which is what MainStreet shareholders will receive for each share of MainStreet common stock) equal to $____. The closing price of MainStreet common stock on that date was $___. These prices will, however, fluctuate between now and the merger. After the merger, MainStreet shareholders will own about 5.4% of BB&T's common stock.

The date, time and place of the meeting are:

January 15, 1999, 11:00 a.m.
Frith Performance Hall
Piedmont Arts Association Building
215 Starling Avenue
Martinsville, Virginia

This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. You can also obtain other information about MainStreet and BB&T from documents filed with the Securities and Exchange Commission.

Whether or not you plan to attend the meeting, if you are a holder of MainStreet common stock please take the time to vote by completing and mailing the enclosed proxy card to us. IF YOU FAIL TO RETURN YOUR CARD OR VOTE IN PERSON, THE EFFECT WILL BE A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. YOUR VOTE IS VERY IMPORTANT. You can revoke your proxy by writing to MainStreet's Secretary any time before the meeting or by attending the meeting and voting in person.

ON BEHALF OF THE BOARD OF DIRECTORS OF MAINSTREET, WE URGE YOU TO VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Michael R. Brenan
Chairman, Chief Executive Officer and President


--------------------------------------------------------------------------------
 Neither the Securities and Exchange Commission nor any state securities regulators have approved the BB&T common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

This proxy statement/prospectus is dated December 15, 1998 and was first mailed to shareholders of MainStreet on December 15, 1998.

                               TABLE OF CONTENTS

SUMMARY...............................................................................     1

MEETING OF SHAREHOLDERS...............................................................     8
     General..........................................................................     8
     Record Date, Voting Rights and Vote Required.....................................     8
     Voting and Revocation of Proxies.................................................     8
     Solicitation of Proxies..........................................................     9
     Recommendation of the MainStreet Board...........................................     9

THE MERGER............................................................................    10
     General..........................................................................    10
     Subsidiaries.....................................................................    10
     Acquisitions.....................................................................    13
     Capital..........................................................................    23
     Deposit Insurance Assessments....................................................    25
     The Merger Agreement.............................................................    26
     Interests of Certain Persons in the Merger.......................................    32
     Regulatory Considerations........................................................    35
     Material Federal Income Tax Consequences of the Merger...........................    37
     Accounting Treatment.............................................................    38
     The Option Agreement.............................................................    38
     Effect on Employees, Employee Benefit Plans and Stock Options....................    41
     Restrictions on Resales by Affiliates............................................    42

INFORMATION ABOUT BB&T................................................................    43
     General..........................................................................    43
     Subsidiaries.....................................................................    43
     Acquisitions.....................................................................    44
     Capital..........................................................................    45
     Deposit Insurance Assessments....................................................    46

INFORMATION ABOUT MAINSTREET..........................................................    46

DESCRIPTION OF BB&T CAPITAL STOCK.....................................................    47
     General..........................................................................    47
     BB&T Common Stock................................................................    47
     BB&T Preferred Stock.............................................................    47
     Shareholder Rights Plan..........................................................    48
     Certain Provisions of the NCBCA, BB&T Articles and BB&T Bylaws...................    50

COMPARISON OF SHAREHOLDERS' RIGHTS....................................................    50
     Special Meetings of Shareholders and Action by Shareholders without a Meeting....    51
     Directors........................................................................    52
     Dividends and Other Distributions................................................    52
     Exculpation and Indemnification..................................................    54
     Mergers, Share Exchanges and Sales of Assets.....................................    54
     Anti-takeover Statutes...........................................................    55
     Amendments to Articles of Incorporation and Bylaws...............................    56

     Shareholders' Rights of Dissent and Appraisal....................................    56
     Liquidation Rights...............................................................    58

SHAREHOLDER PROPOSALS.................................................................    59

OTHER BUSINESS........................................................................    59

LEGAL MATTERS.........................................................................    59

EXPERTS...............................................................................    59

WHERE YOU CAN FIND MORE INFORMATION...................................................    60

     Appendix I - Agreement and Plan of Reorganization and Plan of Merger Appendix II - Opinion of Sandler O'Neill & Partners, L.P.
     Appendix III - Opinion of Scott & Stringfellow, Inc.

                                    SUMMARY

    This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "Where You Can Find More Information" on page __.

EXCHANGE RATIO TO BE 1.18 SHARES OF BB&T COMMON STOCK FOR EACH MAINSTREET SHARE (PAGE __)

If the merger is completed, you will receive 1.18 shares of BB&T common stock for each share of MainStreet stock you own, plus cash instead of any fractional share. On December 11, 1998, the closing price of BB&T common stock was $____, making the value of 1.18 shares of BB&T common stock (which is what MainStreet shareholders will receive for each share of MainStreet common stock) equal to $____. Because the market price of BB&T stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger. After the merger, MainStreet shareholders will own about 5.4% of BB&T's common stock.

If the price of BB&T common stock is below $28.85 just before the merger and the stock prices of certain other bank holding companies have not experienced similar relative declines since the time that the companies agreed to merge, MainStreet may terminate the merger agreement. If this were to happen, BB&T could choose to proceed with the merger by increasing the consideration that you would receive in the merger so that you would receive BB&T common stock valued, shortly before the merger, at $34.04 for each share of MainStreet common stock.

NO FEDERAL INCOME TAX ON SHARES RECEIVED IN MERGER (PAGE __)

MainStreet shareholders generally will not recognize gain or loss for federal income tax purposes for the shares of BB&T common stock they receive in the merger. BB&T's attorneys have issued a legal opinion to this effect, which we have included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the merger. MainStreet shareholders will be taxed on cash received instead of any fractional share. TAX MATTERS ARE COMPLICATED, AND TAX RESULTS MAY VARY AMONG SHAREHOLDERS. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

BB&T DIVIDEND POLICY FOLLOWING THE MERGER

BB&T currently pays quarterly dividends of $.175 per share of common stock. BB&T expects that it will continue to pay at least this amount in quarterly dividends, but may change that policy based on business conditions, BB&T's financial condition and earnings or other factors.

MAINSTREET BOARD RECOMMENDS SHAREHOLDER APPROVAL (PAGE __)

The MainStreet Board believes that the merger is in the best interests of MainStreet shareholders and unanimously recommends that the shareholders vote "FOR" approval of the merger agreement. The MainStreet Board believes that, as a result of the merger, MainStreet shareholders will have less financial risk and will experience greater stock value appreciation than they would if MainStreet remained independent.

EXCHANGE RATIO FAIR TO SHAREHOLDERS, ACCORDING TO TWO INVESTMENT BANKS (PAGE __)

Scott & Stringfellow, Inc. and Sandler O'Neill & Partners, L.P. have both given an opinion to the MainStreet Board that, as of the date of this proxy statement/prospectus, the exchange ratio in the merger is fair from a financial point of view to MainStreet shareholders. The full text of these opinions are attached as Appendices II and III to this proxy statement/prospectus. We encourage you to read both opinions carefully. Sandler O'Neill was paid $300,000 for providing its opinion. If the merger is completed, Scott & Stringfellow will be paid $3,000,000 in exchange for its advice and for providing its financial opinion. You should be aware that BB&T is in the process of acquiring Scott & Stringfellow.

MEETING TO BE HELD JANUARY 15, 1999 (PAGE __)

MainStreet will hold the special shareholders' meeting at 11:00 a.m. on Friday, January 15, 1999 in the Frith Performance Hall of the Piedmont Arts Association Building, 215 Starling Avenue, Martinsville, Virginia. At the meeting, you will vote on the merger agreement and conduct any other business that properly arises.

THE COMPANIES (PAGE __)

BB&T CORPORATION
200 West Second Street
Winston-Salem, NC 27101
(336) 733-2000

BB&T Corporation is a multi-bank holding company with more than $[32.2] billion in assets. It is the sixth largest bank holding company in the Southeast, and through its banking subsidiaries operates [512] branch offices in the Carolinas, Virginia, Maryland and Washington, D.C. BB&T ranks first in deposit market share in North Carolina and third in South Carolina, maintains a significant market presence in Richmond and in the Tidewater region of Virginia and recently established a presence in Maryland and in Washington, D.C.

MAINSTREET FINANCIAL CORPORATION
200 East Church Street
Martinsville, VA 24112
(540) 666-6724

MainStreet Financial Corporation is the holding company for a system of 10 community banks with approximately $2.1 billion in assets and 49 branch offices in southwestern, central and northern Virginia, southern Maryland and the metropolitan Washington, D.C. area.

THE MERGER (PAGE __)

In the merger, MainStreet will merge into a Virginia subsidiary of BB&T, and MainStreet's banking subsidiaries, through which it operates, will become wholly owned indirect subsidiaries of BB&T. The merger requires the approval of the holders of more than two-thirds of the MainStreet common stock. If we obtain this approval, we currently expect to complete the merger in January 1999.

We have attached the merger agreement and the related plan of merger (Appendix
I) at the back of this proxy statement/prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

TWO-THIRDS MAINSTREET SHAREHOLDER VOTE REQUIRED (PAGE __)

Approval of the merger agreement requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of MainStreet common stock. Your failure to vote will have the effect of a vote against approval of the merger agreement. Certain directors and executive officers of MainStreet together own about ____% of the shares entitled to be cast at the meeting, and we expect them to vote their shares in favor of the merger.

Brokers who hold shares of MainStreet common stock as nominees will not have authority to vote such shares with respect to the merger unless shareholders provide voting instructions.

The merger does not require the approval of BB&T's shareholders.

RECORD DATE SET AT DECEMBER __, 1998; ONE VOTE PER SHARE OF MAINSTREET STOCK (PAGE __)

If you owned shares of MainStreet common stock at the close of business on December 11, 1998, the Record Date, you are entitled to vote on the merger agreement and any other matters considered at the meeting.

On the Record Date, there were 14,169,964 shares of MainStreet common stock outstanding. You will have one vote at the meeting for each share of MainStreet common stock you own on the Record Date.

MONETARY BENEFITS TO MANAGEMENT IN THE MERGER (PAGE __)

When considering the recommendation of the MainStreet Board, you should be aware that some MainStreet directors and officers have interests in the merger that differ from the interests of other MainStreet shareholders. MainStreet president and CEO Michael R. Brenan has been offered a 10-year employment agreement with BB&T at an annual salary of $275,000, $10,000 more than his present annual salary. In addition, Mr. Brenan has the opportunity to earn bonuses targeted at between 50% and 100% of base salary. Six other members of management have been offered 3-year employment agreements at their current salaries. These agreements will provide severance payments and other benefits if there is a change in control of BB&T. Stock options held by MainStreet executive officers that are not yet vested will vest immediately upon completion of the merger. However, except for options to acquire 2,746 shares of

MainStreet common stock held by two executive officers, all of these options will vest by January of 1999.

Also, two MainStreet directors will be put on the board of BB&T's Virginia bank and will each earn annual fees of $1,000 plus $1,000 per meeting; two MainStreet directors will be put on the board of BB&T's North Carolina bank and will each earn annual fees of $5,000 plus $1,000 per meeting; and the other MainStreet directors will be offered positions on a BB&T advisory board with annual fees not less than what they are now receiving as MainStreet directors for at least two years after the merger.

The MainStreet Board was aware of these and other interests and considered them before approving and adopting the merger agreement.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (PAGE __)

The following conditions must be met for us to complete the merger:

 .   approval of the merger agreement by MainStreet shareholders;

 .   the absence of legal restraints that prevent the completion of the merger;

 .   receipt of required regulatory approvals;

 .   receipt of a legal opinion concerning the tax consequences of the merger;

 . the continuing accuracy of the parties' representations in the merger agreement;

 . the continuing effectiveness of the registration statement filed with the SEC; and

 .   the ability to account for the merger as a pooling of interests.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (PAGE __)

We can agree at any time to terminate the merger agreement without completing the merger. Either company can also terminate the merger agreement in the following circumstances:

  . the merger is not completed by April 30, 1999 and the company that wants to terminate the merger agreement is not at that time in breach of it in a material way;

  .  the conditions described above are not met; or

  . the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement.

Generally, the company seeking to terminate cannot itself be in violation of the merger agreement so as to allow the other party to terminate.

We can agree to amend the merger agreement in any way, except that after the shareholders' meeting we cannot decrease the consideration you will receive in the merger. Either company can waive any of the requirements of the other company in the merger agreement, except that neither company can waive any required regulatory approval. Neither company intends to waive the tax opinion condition. If a tax opinion is not available and the MainStreet board wishes to proceed with the merger, MainStreet will resolicit its shareholders.

OPTION AGREEMENT (PAGE __)

MainStreet has granted to BB&T a stock option that allows BB&T to buy up to 1,650,000 shares of MainStreet's common stock. The exercise price of the option is $28.00 per share. BB&T can exercise the option only if another party attempts to acquire control of MainStreet. As of the date of this document, we do not believe that has occurred. This stock option was required by BB&T as a condition to its offer to acquire MainStreet, and was designed by BB&T to discourage other companies from acquiring MainStreet.

REGULATORY APPROVALS REQUIRED (PAGE __)

We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System, the Virginia Bureau of Financial Institutions and the Maryland Commissioner of Financial Regulation. On November 3, 1998, BB&T filed the required applications seeking approval of the merger.

Although we believe the regulatory approvals will be received in a timely manner, we cannot be certain when or if we will obtain them.

BB&T TO USE POOLING-OF-INTERESTS ACCOUNTING TREATMENT (PAGE __)

BB&T will account for the merger as a pooling of interests. This means that MainStreet and BB&T will be treated for accounting and financial reporting purposes as if they had always been combined. By accounting for the merger as a pooling of interests, BB&T will avoid creating any goodwill relating to the transaction and thus avoid charges to future earnings as a result of amortizing the goodwill.

NO APPRAISAL RIGHTS (PAGE __)

Under Virginia law, you have no right to an appraisal of your shares in connection with the merger.

SHARE PRICE INFORMATION (PAGE __)

MainStreet common stock is listed on the Nasdaq National Market, and BB&T common stock is listed on the New 1998, the last full trading day York Stock Exchange. On August 26, before public announcement of the proposed merger, MainStreet common stock closed at $25.50 and BB&T common stock closed at $32.19. On ______ __, 1998, MainStreet stock closed at $____ and BB&T stock closed at $____.

LISTING OF BB&T STOCK

BB&T will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

COMPARATIVE MARKET PRICES AND DIVIDENDS

    BB&T common stock is listed on the NYSE under the symbol "BBK." MainStreet common stock is included in the Nasdaq National Market under the symbol "MSBC." The table below shows the high and low closing prices of BB&T common stock and MainStreet common stock and cash dividends paid per share for the last three years. For BB&T, prices reflect a 2-for-1 stock split on August 3, 1998, and for MainStreet, prices reflect a 2-for-1 stock split on March 15, 1996. Shareholders should note that the merger agreement restricts MainStreet's ability to pay dividends. See page ______. MainStreet has restated its dividends to reflect the acquisition of Regency Financial Shares, Incorporated in March 1998, which was accounted for using the pooling-of-interests method of accounting.

                                        BB&T                      MAINSTREET
                             ---------------------------  ----------------------------
                              HIGH      LOW      CASH      HIGH      LOW       CASH
                                               DIVIDEND                      DIVIDEND
                             -------  -------  ---------  -------  -------  -----------
Quarter Ended
 March 31, 1998               $33.84   $29.03      $.155   $31.88  $ 26.75        $.15
 June 30, 1998                 34.06    32.03       .155    32.50    26.25         .15
 September 30, 1998            36.03    28.00       .175    37.25    30.00         .15
 December 31, 1998                                  .175
   (through December ___)
Quarter Ended
 March 31, 1997                20.38    17.63       .135    23.75    18.00         .13
 June 30, 1997                 23.56    17.88       .135    28.00    18.75         .13
 September 30, 1997            27.56    22.66       .155    29.50    24.75         .16
 December 31, 1997             32.50    25.97       .155    30.25    26.375        .15
  For year 1997                32.50    17.63        .58    30.25    18.00         .57
Quarter Ended


                                        BB&T                      MAINSTREET
                             ---------------------------  ----------------------------
                              HIGH      LOW      CASH      HIGH      LOW       CASH
                                               DIVIDEND                      DIVIDEND
                             -------  -------  ---------  -------  -------  -----------
 March 31, 1996                14.88    12.94       .115    17.00    12.75         .10
 June 30, 1996                 15.88    14.44       .115    17.00    15.50         .10
 September 30, 1996            16.94    14.31       .135    19.50    16.25         .12
 December 31, 1996             18.38    16.69       .135    19.50    16.75         .15
  For year 1996                18.38    12.94        .50    19.50    12.75         .47

SELECTED CONSOLIDATED FINANCIAL DATA

     We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 1993 through 1997 and unaudited financial statements for the nine months ended September 30, 1998. This information is only a summary, and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents that we have filed with the SEC. See "Where You Can Find More Information" on page ___. You should not rely on the nine-month information as being indicative of results expected for the entire year.

                   BB&T -- HISTORICAL FINANCIAL INFORMATION
             (Dollars in thousands, except for per share amounts)

                                 As of/For the Nine Months Ended
                                 -------------------------------
                                         September 30,                       As of/For the Years Ended December 31,
                                 ------------------------------  ---------------------------------------------------------------
                                     1998             1997          1997         1996         1995         1994         1993
                                 -------------    -------------  -----------  -----------  -----------  -----------  -----------
Net interest income              $   921,743      $   864,534    $ 1,158,525  $ 1,060,194  $   974,360  $   940,026  $   865,734
Net income                           365,332          270,978        360,418      343,312      239,799      284,222      132,770
Diluted earnings per share              1.25              .93           1.23         1.17         0.80         0.96         0.47
Cash dividends paid per share           .485             .425            .58          .50          .43          .37          .32
Book value per share                    9.42             8.01           8.46         7.78         7.38         6.61         5.91
Total assets                      33,875,788       29,205,372     31,290,247   27,625,225   26,135,308   24,758,727   23,274,795
Long-term debt                     4,386,201        3,251,531      3,575,517    2,320,978    1,542,064    1,095,781    1,010,168

                MAINSTREET -- HISTORICAL FINANCIAL INFORMATION
             (Dollars in thousands, except for per share amounts)

                                 As of/For the Nine Months Ended
                                 -------------------------------
                                         September 30,                     As of/For the Years Ended December 31,
                                 ------------------------------  ----------------------------------------------------------
                                     1998             1997          1997        1996        1995        1994        1993
                                 -------------    -------------  ----------  ----------  ----------  ----------  ----------
Net interest income              $    52,934      $    44,664    $   59,750  $   56,461  $   49,814  $   45,429  $   42,204
Net income                            15,053           13,624        17,098      17,397      14,834       7,501      10,128
Diluted earnings per share              1.09             1.08          1.35        1.38        1.17         .63         .85
Cash dividends paid per share            .45              .42           .57         .47         .34         .28         .24
Book value per share                   12.43            10.58         10.72        9.66        8.77        7.12        7.47
Total assets                       2,080,622        1,620,722     1,794,242   1,430,125   1,192,398   1,047,991   1,012,497
Long-term debt                       658,250          406,050       579,238     299,149     121,655      41,469      36,127

COMPARATIVE PER SHARE DATA

     We have summarized below the per share information for our companies on an historical, pro forma combined and equivalent basis. You should read this information in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents we have filed with the SEC. See "Where You Can Find More Information" on page __. The BB&T pro forma information gives effect to the merger accounted for as a pooling of interests, assuming that 1.18 shares of BB&T common stock are issued for each outstanding share of MainStreet common stock. MainStreet equivalent share amounts are calculated by multiplying the pro forma basic and diluted earnings per share, historical per share dividend and historical shareholders' equity by the exchange ratio of 1.18 shares of BB&T common stock so that the per share amounts equate to the respective values for one share of MainStreet common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the nine-month information as being indicative of results expected for the entire year.

                                                          As of/For the Nine      As of/For the Year Ended
                                                             Months Ended               December 31,
                                                          September 30, 1998    1997       1996       1995
                                                          ------------------   ------     ------     ------
EARNINGS PER COMMON SHARE
     Basic
          BB&T historical.............................           $ 1.28        $ 1.25     $1.19      $0.82
          MainStreet historical.......................             1.08          1.36      1.38       1.26
          Pro forma combined..........................             1.26          1.25      1.19       0.83
          MainStreet pro forma equivalent.............             1.49          1.48      1.40       0.98
     Diluted
          BB&T historical.............................             1.25          1.23      1.17       0.80
          MainStreet historical.......................             1.09          1.35      1.38       1.17
          Pro forma combined..........................             1.23          1.23      1.17       0.81
          MainStreet pro forma equivalent.............             1.45          1.45      1.38       0.96
CASH DIVIDENDS DECLARED PER COMMON SHARE
     BB&T historical..................................             .485          .580      .500       .430
     MainStreet historical............................              .45           .57       .47        .34
     Pro forma combined...............................             .485          .580      .500       .430
     MainStreet pro forma equivalent..................             .572          .684      .590       .507
SHAREHOLDERS' EQUITY PER COMMON SHARE
     BB&T historical..................................             9.42          8.46      7.78       7.63
     MainStreet historical............................            12.43         10.72      9.66       8.77
     Pro forma combined...............................             9.48          8.49      7.80       7.62
     MainStreet pro forma equivalent..................            11.19         10.02      9.20       8.99

                            MEETING OF SHAREHOLDERS

GENERAL

     We are providing this proxy statement/prospectus to the shareholders of MainStreet as of the record date of December 11, 1998, along with a form of proxy that the board of directors of MainStreet is soliciting for use at a special meeting of shareholders of MainStreet to be held on Friday, January 15, 1999 at 11:00, Eastern Time, at located in the Frith Performance Hall of the Piedmont Arts Association Building, located at 215 Starling Avenue, Martinsville, Virginia. At the meeting, the shareholders of MainStreet will vote upon a proposal to approve the merger agreement, which is dated as of August 26, 1998 and under which MainStreet would merge with and into BB&T Financial Corporation of Virginia ("BB&T Financial-VA"), a wholly owned subsidiary of BB&T. Proxies may be voted on such other matters as may properly come before the meeting at the discretion of the proxy holders. The MainStreet board knows of no such other matters except those incidental to the conduct of the meeting. The merger agreement and the related plan of merger are attached as Appendix I.

     We request holders of the common stock of MainStreet to complete, date and sign the accompanying proxy and return it promptly to MainStreet in the enclosed postage prepaid envelope.

RECORD DATE, VOTING RIGHTS AND VOTE REQUIRED

     Only the holders of MainStreet common stock on the record date are entitled to receive notice of and to vote at the meeting. On the record date, there were 14,169,964 shares of MainStreet common stock outstanding, held by approximately 3,915 holders of record. Each such share of MainStreet common stock is entitled to one vote on each matter submitted at the meeting.

     Approval of the merger agreement and the plan of merger requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of MainStreet common stock. FAILURE OF A HOLDER OF MAINSTREET COMMON STOCK TO VOTE SUCH SHARES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT AND THE PLAN OF MERGER.

     Action on any other matters that shareholders consider at the meeting will be approved if a quorum is present and the votes in favor of the matter constitute a majority of the shares represented at the meeting and entitled to vote. Presence in person or by proxy of a majority of the outstanding shares of MainStreet common stock entitled to vote at the meeting will constitute a quorum.

      As of the record date, the directors and executive officers of MainStreet and their affiliates beneficially owned a total of 247,559 shares, or 1.75%, of the issued and outstanding shares of MainStreet common stock (exclusive of shares that may be acquired pursuant to the exercise of stock options). As of the record date, the directors and executive officers of BB&T and their affiliates and BB&T and its subsidiaries beneficially owned a total of less than 1% of the outstanding shares of MainStreet common stock. Scott & Stringfellow Financial, Inc., which is expected to merge into BB&T during first quarter of 1999, and its affiliates beneficially owned approximately ____ shares, or ___%, of the issued and outstanding shares of MainStreet common stock as of the record date.

VOTING AND REVOCATION OF PROXIES

     The shares of MainStreet common stock represented by properly completed proxies received at or before the time for the meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement and the plan of merger. Proxies marked "FOR" approval of the merger agreement and the plan of merger and executed but unmarked proxies will be voted in the discretion of the persons named therein as to any proposed adjournment of the meeting. Proxies which are voted "AGAINST" approval of the merger agreement and the plan of merger will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger.

     Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to a proposal ("Broker Shares") will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions and Broker Shares, however, will be treated as shares present for purposes of determining whether a quorum is present.

     The proposal to adopt the merger agreement and the plan of merger is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the proposal to adopt the merger agreement and the plan of merger must be approved by the holders of more than two-thirds of the outstanding shares of MainStreet common stock, abstentions and Broker Shares will have the same effect as a vote against the merger at the meeting.

     If any other matters are properly presented at the meeting and voted upon, the proxies solicited hereby will be voted on such matters at the discretion of the proxy holders named therein. The MainStreet board is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

     A shareholder's attendance at the meeting will not automatically revoke his or her proxy. A shareholder may, however, revoke a proxy any time before its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of MainStreet at MainStreet's principal executive offices before the meeting, or by attending the meeting and voting in person. A shareholder's proxy will not be revoked by his or her death or incapacity unless, before the shares are voted, the Secretary of MainStreet or other person authorized to tabulate the votes receives notice of the death or incapacity.

     BECAUSE APPROVAL OF THE MERGER AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF MORE THAN TWO-THIRDS OF THE OUTSTANDING SHARES OF MAINSTREET COMMON STOCK, ABSTENTIONS AND BROKER SHARES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE MAINSTREET BOARD URGES MAINSTREET'S SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

SOLICITATION OF PROXIES

     BB&T and MainStreet will each pay 50% of the cost of printing this proxy statement/prospectus, and MainStreet will pay all other costs of soliciting proxies. Directors, officers and other employees of MainStreet or its subsidiaries may solicit proxies personally or by telephone or facsimile. None of these people will receive any special compensation for solicitation activities. MainStreet will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and MainStreet will reimburse these record holders for their reasonable out-of-pocket expenses. MainStreet intends to use the services of Morrow & Co., a professional proxy solicitation firm, to help with soliciting proxies for the meeting, at an estimated cost of $7,000 plus individual solicitation and out-of-pocket expenses.

RECOMMENDATION OF THE MAINSTREET BOARD

     The MainStreet board has unanimously adopted the merger agreement and the plan of merger and believes that the proposed transaction is fair to and in the best interests of MainStreet and its shareholders. The MainStreet board unanimously recommends that MainStreet's shareholders vote "FOR" approval of the merger agreement and the plan of merger. See "The Merger-Background of, and Reasons for, the Merger."

     SHAREHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "The Merger-Exchange of MainStreet Common Stock Certificates."

                                  THE MERGER

     The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices hereto, including the merger agreement and the plan of merger, which are attached to this proxy statement/prospectus as Appendix I and incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

GENERAL

     In the merger, MainStreet will be merged with and into BB&T Financial-VA, and BB&T Financial-VA will be the surviving corporation. Shareholders of MainStreet will receive shares of the common stock of BB&T in exchange for their shares of MainStreet common stock. During 1999, BB&T intends to merge MainStreet's various subsidiary banks into subsidiary banks of BB&T.

BACKGROUND OF, AND REASONS FOR, THE MERGER

     Background of the Merger; MainStreet's Reasons for the Merger

     In recent years, several interested parties, including BB&T, have contacted MainStreet to explore the possibility of a merger or acquisition. The MainStreet board elected not to pursue preliminary expressions of interests, believing it to be in the best interests of MainStreet shareholders for MainStreet to focus on independently building a franchise of semi-autonomous community banks operating within a strong centralized support system provided by MainStreet.

     Michael Brenan, Chairman and Chief Executive Officer of MainStreet, and Albert Prillaman, a member of both the MainStreet board and the board's Executive Committee and the Chairman, Chief Executive Officer and President of Stanley Furniture Company, Inc., visited with John A. Allison IV, Chairman and Chief Executive Officer of BB&T, in December 1997 at Mr. Allison's request. Mr. Allison again expressed BB&T's interest in exploring an affiliation. On January 7, 1998, a meeting of the executive committee was called during which the committee discussed the strategy of independence versus affiliating with a larger institution. The committee stated its agreement with the board's position that MainStreet should remain independent, but expressed the view that management and the board should revisit the issue if MainStreet failed to perform satisfactorily.

     In the MainStreet board's regular meetings on February 18, and June 17, 1998, the board authorized Mr. Brenan to maintain contacts and further develop relationships with potential merger partners, including BB&T, as a means of providing MainStreet with flexibility to pursue a business combination should the board later determine that it would be in the best interest of the shareholders for management to negotiate a sale of the institution.

     During the first half of 1998, MainStreet management continued to develop a strategy for moving forward independently. A part of this strategy was the consolidation of MainStreet's subsidiary banks into regional units, and the use of a single name ("MainStreet Bank") for all of the MainStreet banking subsidiaries. MainStreet management began to consolidate its banks, consistent with this plan, in the third quarter of 1998, with the first consolidated MainStreet Bank commencing operations on August 1, 1998.

     Early in 1998 Mr. Brenan engaged Furash & Company to provide the board of directors and management assistance with the selection, design and implementation of an optimal vision and organizational structure to position the company to create long-term shareholder value. The board of directors firmly believed that MainStreet had to "earn the right to be independent" by growing earnings per share by 12-15% per annum. The challenge for management was to develop a strategy and structure in conjunction with Furash that positioned MainStreet to grow earnings and build long-term shareholder value. It became clear during the summer of 1998 that traditional commercial banking strategies were giving way under heavy pressure from emergent technologies, changing customer preferences, and decreasing regulations to a new financial dynamic centered around deposit intermediation businesses, capital markets, fee businesses and other specialty lines of business.

     Management believed that MainStreet was at a strategic crossroads, with the option of positioning itself as a community bank or expanding to become a super-community bank. For MainStreet to be considered a community bank in the new market structure, management believed MainStreet would have to offer a limited product line delivered with highly tailored service at above market prices, focus its earnings more on deposit intermediation, remain small but profitable, and emphasize dividend yield over capital appreciation to investors. This would require improved core earnings through charter consolidation and integration, improved capital efficiency, enhanced sales culture and development of fee based businesses. Management believed that to transform MainStreet into a super-community bank, significant organizational change would be required, but that a successful execution of the strategy could result in a diversified financial services corporation able to compete effectively in the marketplace.

     The uncertainty, effort and costs involved in either strategy caused Mr. Brenan to conclude that it was better to pursue a merger partner that could give MainStreet the necessary tools and components to be what it was trying to create on its own, while at the same time giving the shareholders a premium value of stock in a company that has already exhibited a successful operating strategy and superior earnings performance. These analyses and conclusions, supported by the Furash report, caused Mr. Brenan to pursue a merger with BB&T. Mr. Brenan believed that BB&T shared MainStreet's respect for the individual employee, commitment to customer service, and care for the communities which it serves.
In addition, Mr. Brenan believed that the proximity of the BB&T headquarters would provide the best opportunity for the MainStreet headquarters employees to secure employment with BB&T.

     Mr. Brenan then spoke with his Executive Vice Presidents concerning his conclusions, soliciting their views on the progress of MainStreet's plans to consolidate operations. With his conclusions confirmed, Mr. Brenan on August 12, 1998 discussed with Mr. Allison the prospects for MainStreet's joining the BB&T franchise. BB&T presented a letter to Mr. Brenan on August 13, 1998, formally expressing an interest in acquiring MainStreet in a stock for stock transaction at a fixed ratio of between 1.09 and 1.15 shares of BB&T common stock for each share of MainStreet common stock. In addition, the BB&T letter provided for senior executives of MainStreet to enter into employment agreements in connection with the acquisition and other customary terms. Mr. Brenan called a meeting of the Executive Committee of the MainStreet board for Monday, August 17, 1998. Mr. Brenan at that time also hired Scott & Stringfellow, Inc. to advise MainStreet regarding the proposed transaction, and he asked the company's outside counsel, Flippin, Densmore, Morse, Rutherford & Jessee, a Professional Corporation, to analyze the legal issues involved. Scott & Stringfellow had announced on August 10, 1998 that it had entered into an agreement to be acquired by BB&T. Mr. Brenan nevertheless engaged Scott & Stringfellow based on its longstanding relationship with and knowledge of MainStreet, its familiarity with BB&T and his belief that Scott & Stringfellow could render independent advice to MainStreet, notwithstanding that it had agreed to be acquired by BB&T.

     The Executive Committee met on Monday, August 17 and reviewed the offer of BB&T. Mr. Brenan described his recent conversations with BB&T and provided the committee with a copy of the proposal letter from BB&T. (The committee is composed of Messrs. Brenan (Chairman), Prillaman, W. Christopher Beeler, Jr., William L. Cooper, III, Ms. I. Patricia Henry and Larry E. Hutchens, of whom all except Mr. Brenan are nonemployee directors of MainStreet.) The committee reviewed the proposal letter, discussing the effect of the transaction on shareholders, employees, and customers of MainStreet, and voted unanimously to proceed with negotiations with BB&T. Scott & Stringfellow provided a financial analysis of the offer, indicating on a preliminary basis that it was fair to shareholders, from a financial point of view, but that management might be able to improve the exchange ratio slightly. Specifically, Scott & Stringfellow advised the committee that BB&T probably could afford to pay between 1.18 and
1.20 shares of BB&T common stock for each share of MainStreet common stock, based on its analysis of dilution to current BB&T shareholders. Mr. Brenan and Ms. Jenkins, Executive Vice President and Secretary of MainStreet, were authorized by the committee to proceed with negotiations at a minimum consideration in the range of 1.18 to 1.20 shares of BB&T common stock for each share of MainStreet common stock outstanding. They also were authorized to engage such accountants, lawyers, and financial advisors as they deemed necessary and appropriate. The committee discussed the effect of the fact that Scott & Stringfellow had agreed to be acquired by BB&T. Mr. Brenan explained the basis for his engagement of Scott & Stringfellow, as described above. The committee decided to obtain the opinion of an additional financial advisor and after discussing possible choices it was decided that Mr. Brenan would approach Sandler O'Neill

& Partners, L.P., a firm that had worked with MainStreet in the past and was well-known to the board, with regard to furnishing an additional fairness opinion.

     Following the August 17 meeting of the Executive Committee, Mr. Brenan conducted additional negotiations with BB&T. As a result of these negotiations, the parties agreed to an exchange ratio of 1.18 shares of BB&T common stock for each outstanding share of MainStreet common stock. Mr. Brenan also received confirmation that BB&T would provide employment agreements for six members of MainStreet senior management, in addition to Mr. Brenan. Mr. Brenan and BB&T also discussed issues relating to the retention of other MainStreet employees and office locations.

     Final negotiations and drafting of the merger agreement were completed on August 24 and August 25, 1998. A regular meeting of the MainStreet board had been scheduled for Wednesday, August 26, with discussion of strategic issues and review of the final Furash report regarding the strategy of MainStreet to remain independent the primary items on the agenda. All MainStreet directors were present either in person or via telephone. Mr. Brenan explained to the board the events that had taken place in the previous few weeks and reminded the board of the strategic initiatives that the board had considered, including a comparison of independence and the potential sale of the company. He advised the board of his views concerning MainStreet's strategic plan to consolidate its banks, the nature and magnitude of the operational changes needed for MainStreet to remain independent, industry consolidation, and market conditions. He further advised the board that he believed a combination with a larger institution would be in the best interests of MainStreet's shareholders, customers and employees, and he informed the board that he had engaged in discussions with BB&T which culminated in a formal expression of interest. Mr. Brenan explained how the discussions with BB&T had commenced, and he outlined the discussion held and decisions made at the Executive Committee meeting on August 17. He informed the MainStreet board that the committee had voted unanimously to proceed with negotiations with BB&T, and he summarized the negotiations that resulted in the proposed exchange ratio. He advised the board that a definitive agreement had been negotiated, that outside counsel had been retained, and that Scott & Stringfellow had been retained to provide financial advice and Sandler O'Neill had been retained to opine on the fairness of the exchange ratio, from a financial point of view, to the MainStreet shareholders.

     Outside counsel explained the legal framework within which the MainStreet board should act in considering the offer from BB&T and assessing the information it would receive about the offer. The board heard a report from Mr. Edward Furash, President of Furash, who explained a strategy for moving forward as an independent organization, but also explained several risks associated with that strategy. The board then heard reports from Scott & Stringfellow and from Sandler O'Neill. Both financial advisors opined that the exchange ratio was fair, from a financial point of view, to MainStreet shareholders.

     During the course of that meeting, the MainStreet board excused Mr. Brenan and members of management from the meeting and engaged in a further discussion of the proposed transaction. The board discussed the offer by BB&T as it related to both current price and to possible future value of the company as an independent entity. The board discussed the risks Furash raised in a strategy of independence and compared them to the risks raised by Scott & Stringfellow and Sandler O'Neill related to "investing" in BB&T common stock. Among other matters, the board discussed BB&T's recent performance and the strategic consideration that BB&T was currently a regional institution in a market that was consolidating nationally. The board considered the potential effect of the proposed transaction on shareholders, management, employees, customers, and on the communities in which the company and its affiliate banks are located, giving no particular weight to any constituency. Specifically, the board, relying on the opinions of its financial advisors, determined that the transaction was fair to shareholders from a financial point of view. The board considered the effect of the merger on management and employees and determined that, although some employees might lose their jobs, have to relocate or determine that they did not want to work for a large organization, most employees will have greater opportunities under BB&T. The board considered BB&T's history of growing through acquisition and promoting employees that it gained through that acquisitive process. The board also determined that customers would be better served by having greater accessibility to their bank across the state (and in other states) because of BB&T's branch network, and that this would provide MainStreet customers access to a wider variety of financial products offered by BB&T. The board also took into account BB&T's commitment to make charitable contributions totaling at least $1 million in the communities MainStreet serves through its affiliate banks. The board consulted and relied on the written materials presented to them for purposes of assessing the financial value of the offer, the effect of the transaction on other constituencies, and the risks inherent with the offer. The board focused particular attention on the opinion of Sandler O'Neill in discussing the fairness of the consideration to be received by MainStreet shareholders. At the conclusion of deliberations, management was asked to return to the meeting. Mr. Brenan asked if there were additional questions or discussion, and then the matter was put to a vote.

     Based on its discussion and consideration of the factors discussed above, the MainStreet board voted unanimously to approve the merger agreement, the related plan of merger and the related stock option agreement as being in the best interests of MainStreet, its shareholders, its employees, its customers, and the communities in which it operates.

     THE MAINSTREET BOARD RECOMMENDS THAT MAINSTREET SHAREHOLDERS VOTE FOR
                                                                       ---
APPROVAL OF THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER.

     BB&T's Reasons for the Merger

     One of BB&T's announced acquisition objectives is to build a statewide franchise in Virginia with an emphasis on customer service, value and personal attention. BB&T management believes that MainStreet is a well-run organization that stresses customer service and loyalty and that its acquisition by BB&T, which will give BB&T a substantial presence in southwestern and central Virginia as well as expand its presence in the metropolitan Washington, D.C. area, is a major step toward achieving this goal.

OPINIONS OF MAINSTREET'S FINANCIAL ADVISORS

     The fairness opinions of MainStreet's two financial advisors, Sandler O'Neill and Scott & Stringfellow, are described below. MainStreet would require fairness opinions to be revised or updated if MainStreet's termination rights under the merger agreement were triggered due to a decline in stock prices generally and a substantial decline in BB&T's stock price. MainStreet has used, directly or indirectly, both of these advisors in the past. The table below shows compensation paid by MainStreet or by one of its acquired institutions to these parties in the last three years. A majority of the payments made to Scott & Stringfellow were in compensation for Scott & Stringfellow's representation of banks that were acquired by MainStreet.

                                           1996          1997          1998
                                         --------     ----------     ---------

          Scott & Stringfellow*          $362,362     $   13,000      $131,452

          Sandler O'Neill**              $     --     $1,000,000      $407,308

          Total                          $362,362     $1,013,000      $538,760
                                         ========     ==========      ========

____________
     *Payments to Scott & Stringfellow include $362,362 paid in 1996 and $88,311 paid in 1998 on behalf of three acquired institutions that used Scott & Stringfellow as their financial advisor when acquired by MainStreet.

     **Payments to Sandler O'Neill represent $300,000 paid in 1998 in connection with the transaction with BB&T, with the remainder for services associated with MainStreet's sale of trust preferred securities in 1997.

     Opinion of Sandler O'Neill

     Pursuant to an engagement letter dated as of August 19, 1998, MainStreet retained Sandler O'Neill as an independent financial advisor to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of MainStreet common stock. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O'Neil did not act as MainStreet's financial advisor in connection with its consideration of the merger or in connection with the negotiation of the merger agreement.

     On August 26, 1998, Sandler O'Neill delivered to the MainStreet board its oral and written opinion that, as of such date, the Exchange Ratio was fair to the holders of shares of MainStreet common stock from a financial point of view. Sandler O'Neill has also delivered to the MainStreet board a written opinion dated the date of this proxy statement/prospectus (the "Sandler O'Neill Fairness Opinion") which is substantially identical to the August 26, 1998 opinion. THE FULL TEXT OF THE SANDLER O'NEILL FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED AS APPENDIX II TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX II. HOLDERS OF SHARES OF MAINSTREET COMMON STOCK ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

     THE SANDLER O'NEILL FAIRNESS OPINION WAS PROVIDED TO THE MAINSTREET BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO HOLDERS OF SHARES OF MAINSTREET COMMON STOCK. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF MAINSTREET TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF MAINSTREET COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

In connection with rendering its August 26, 1998 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but does not purport to be a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of MainStreet, BB&T and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.
Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of BB&T common stock on August 25, 1998 of $32.94 and an exchange ratio of 1.18, Sandler calculated an implied transaction value per share of MainStreet of $38.87. Based upon such implied transaction value and MainStreet's June 30, 1998 financial information, Sandler O'Neill calculated the price to tangible book value and price to last twelve months' normalized earnings. This analysis yielded a price to tangible book value multiple of 3.48x and a price to normalized last twelve months' earnings multiple of 25.6x.

     Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of MainStreet common stock and BB&T common stock, and the relationship between the movements in the prices of MainStreet common stock and BB&T common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index (the "S&P Index"), the NASDAQ Bank Index (the "Bank Index") and selected composite groups of publicly traded commercial banks (in the case of MainStreet) and larger publicly traded commercial banks (in the case of BB&T). During the one-year period ended August 25, 1998, MainStreet common stock underperformed each of the indices to which it was compared. During the three-year period ended August 25, 1998, MainStreet common stock outperformed each of the indices to which it was compared. During the one and three-year period ended August 25, 1998, BB&T common stock outperformed each of the indices to which it was compared.

     Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for MainStreet and two groups of commercial banks. The first group consisted of MainStreet and the following twelve publicly traded regional commercial banks (the "Regional Group"): F&M National Corp., Hancock Holding Co., First United Bancshares Inc., Carolina First Corp., WesBanco Inc., Republic Bancshares Inc., Triangle Bancorp Inc., Hamilton Bancorp Inc., Republic Banking Corp. of FL, City Holding Co., Alabama National BanCorp. and Simmons First National Corp. Sandler O'Neill also compared MainStreet to a group of twelve publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 16.2% and a price to tangible book value of greater than 244% (the "Highly Valued Group"). The Highly Valued Group included the following institutions: Westamerica Bancorp, U.S. Trust Corp., Silicon Valley Bancshares, TrustCo Bank Corp. of NY, Park National Corp., Republic Bancorp Inc., Chittenden Corp., Southwest Bancorp. of Texas, Irwin Financial Corp., National Penn Bancshares Inc., Investors Financial Services and Santa Barbara Bancorp. The analysis compared publicly available financial information for MainStreet and the median data for each of the Regional Group and the Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended June 30, 1998.

     Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for BB&T and two different groups of commercial banks. The first group consisted of BB&T and the following six publicly traded commercial banks (the "Peer Group"):
Wachovia Corp., SunTrust Banks, Inc., SouthTrust Corp., Regions Financial Corp., AmSouth Bancorp. and First American Corp. Sandler O'Neill also compared BB&T to a group of twelve publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 15.7% and a price to tangible book value of greater than 275% (the "Larger Highly Valued Group"). The Larger Highly Valued Group consisted of BB&T and Fleet Financial Group, PNC Bank Corp., KeyCorp, BankBoston Corp., State Street Corp., Comerica Inc., Summit Bancorp, Northern Trust Corp., Fifth Third Bancorp, Regions Financial Corp., M&T Bank Corp. and AmSouth Bancorp. The analysis compared publicly available financial information for BB&T and the median data for each of the Peer Group and the Larger Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended June 30, 1998.


                                                                                               Highly-Valued
                                                         MainStreet      Regional Group            Group
                                                       -------------------------------------------------------
Total Assets                                               $2,041,955          $2,041,955          $2,084,568
                                                       -------------------------------------------------------
Annual Growth Rate of Total Assets                             42.66%              33.55%              15.85%
                                                       -------------------------------------------------------
Tangible Equity / Total Assets                                  7.33%               8.06%               6.88%
                                                       -------------------------------------------------------
Intangible Assets / Total Equity                                6.55%               8.50%               4.25%
                                                       -------------------------------------------------------
Net Loans / Total Assets                                       48.36%              61.30%              55.64%
                                                       -------------------------------------------------------
Cash & Securities / Total Assets                               47.86%              31.41%              37.18%
                                                       -------------------------------------------------------
Gross Loans / Total Deposits                                   86.02%              78.95%              70.57%
                                                       -------------------------------------------------------
Total Borrowings / Total Assets                                31.71%               6.61%               8.99%
                                                       -------------------------------------------------------
Nonperforming Assets / Total Assets                             0.26%               0.47%               0.41%
                                                       -------------------------------------------------------
Loans Loss Reserves / Nonperforming Loans                     345.93%             261.93%             338.68%
                                                       -------------------------------------------------------
Loans Loss Reserves / Gross Loans                               1.41%               1.41%               2.09%
                                                       -------------------------------------------------------
Net Interest Margin                                             3.77%               4.30%               4.87%
                                                       -------------------------------------------------------
Loan Loss Provision / Average Assets                            0.24%               0.25%               0.24%
                                                       -------------------------------------------------------
Non-interest Income / Average Assets                            0.82%               1.27%               1.27%
                                                       -------------------------------------------------------
Non-interest Expense / Average Assets                           2.52%               3.43%               3.39%
                                                       -------------------------------------------------------
Efficiency Ratio                                               56.97%              59.93%              58.07%
                                                       -------------------------------------------------------
ROAA                                                            1.09%               1.09%               1.45%
                                                       -------------------------------------------------------
ROAE                                                           13.40%              11.99%              18.47%
                                                       -------------------------------------------------------
Price / Tangible Book Value per Share                         228.29%             228.29%             331.18%
                                                       -------------------------------------------------------
Price / Earnings per Share                                      16.77               18.25               19.20
                                                       -------------------------------------------------------
Market Capitialization / Assets                                16.73%              19.97%              25.20%
                                                       -------------------------------------------------------
Dividend Yield                                                  2.15%               1.82%               1.67%
                                                       -------------------------------------------------------
Dividend Payout Ratio                                          40.14%              34.94%              30.30%
                                                       -------------------------------------------------------

     Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 153 transactions announced from January 1, 1998 through August 25, 1998 involving commercial banks nationwide as acquired institutions with transaction values greater than $15 million ("Nationwide Transactions") and 53 transactions announced from January 1, 1998 through August 25, 1998 involving commercial banks in the Southeast Region (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) as acquired institutions with transaction values greater than $15 million ("Regional Transactions"). Sandler O'Neill reviewed the ratios of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total deposits and transaction value to total assets and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to MainStreet's financial information as of and for the twelve months ended June 30, 1998.
Based upon the
median multiples for Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of MainStreet common stock of $31.00 to $47.07. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of MainStreet common stock of $32.34 to $48.07.

     No company involved in the transactions included in the above analysis is identical to MainStreet and no transaction included in the above analysis is identical to the merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of MainStreet and BB&T and the companies to which they are being compared.

     Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of MainStreet through the year 2002 under various circumstances, assuming the current dividend payout ratio and that MainStreet performed in accordance with earnings forecasts prepared by Sandler O'Neill and certain variations thereof. To approximate the terminal value of MainStreet common stock at December 31, 2002, Sandler O'Neill applied price to earnings multiples ranging from 14x to 32x and applied multiples of tangible book value ranging from 200% to 380%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 14%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MainStreet common stock. This analysis indicated an imputed range of values per share of MainStreet common stock of between $21.58 and $55.91 when applying the price to earnings multiples, and an imputed range of values per share of MainStreet common stock of between $21.99 and $47.92 when applying multiples of tangible book value. In connection with its analysis, Sandler O'Neill used sensitivity analyses to consider the effects changes in the underlying assumptions (including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio) would have on the resulting present value and discussed these effects with the MainStreet board. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or actual future results.

     Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger through December 31, 2003, based upon an exchange ratio of 1.18, MainStreet's and BB&T's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with senior managements of MainStreet and BB&T. This analysis indicated that the merger would be accretive to BB&T's earnings per share and accretive to tangible book value per share for all periods analyzed. This analysis also indicated that, from a MainStreet shareholder's perspective, as compared to the projected stand-alone performance of MainStreet, the merger would be accretive to MainStreet's earnings per share and dilutive to tangible book value per share for all periods analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     In connection with rendering its August 26, 1998 opinion, Sandler O'Neill reviewed, among other things:

     .    the merger agreement and exhibits thereto;

     .    the related option agreement;

     . certain publicly available financial statements of MainStreet and other historical financial information provided by MainStreet that Sandler O'Neill deemed relevant;

     . certain publicly available financial statements of BB&T and other historical financial information provided by BB&T that Sandler O'Neill deemed relevant;

     . certain financial analyses and forecasts of MainStreet prepared by and reviewed with management of MainStreet and the views of senior management of MainStreet regarding MainStreet's past and current business, operations, results thereof, financial condition and future prospects;

     . certain financial analyses and forecasts of BB&T prepared by and reviewed with management of BB&T and the views of senior management of BB&T regarding BB&T's past and current business, operations, results thereof, financial condition and future prospects;

     .    the pro forma impact of the merger;

     . the publicly reported historical price and trading activity for MainStreet's and BB&T's common stock, including a comparison of certain financial and stock market information for MainStreet and BB&T with similar publicly available information for certain other companies the securities of which are publicly traded;

     . the financial terms of recent business combinations in the banking industry, to the extent publicly available;

     . the current market environment generally and the banking environment in particular; and

     . such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from third parties.

     In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its August 26, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     In performing its reviews and analyses, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability therefor. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MainStreet or BB&T or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of MainStreet or BB&T, nor has it reviewed any individual credit files relating to MainStreet or BB&T. With MainStreet's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both MainStreet and BB&T are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of MainStreet or BB&T. With respect to all financial information and projections reviewed with each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of MainStreet and BB&T and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct and that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements. Sandler O'Neill also assumed, with MainStreet's consent, that there has been no material change in MainStreet's or BB&T's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that MainStreet and BB&T will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes. Sandler O'Neill further assumed that the termination provision set forth in Section 7.1 (g) of the merger agreement would not be exercised and that the terms and conditions precedent in the merger agreement are not waived or modified.

     Under its engagement letter, Sandler O'Neill has received a fee of $300,000 for rendering its fairness opinion. MainStreet has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided certain other investment banking services to MainStreet and has received compensation for such services. In the ordinary course of its business, Sandler O'Neill may actively trade the debt and equity securities of MainStreet and BB&T and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Opinion of Scott & Stringfellow

     Pursuant to an engagement letter dated as of August 17, 1998, MainStreet retained Scott & Stringfellow as a financial advisor in connection with MainStreet's consideration of a possible business combination with BB&T. In connection therewith, the MainStreet board requested Scott & Stringfellow to render its opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of MainStreet common stock. At the August 26, 1998 meeting at which MainStreet's board considered and approved the merger agreement, Scott & Stringfellow delivered to MainStreet's board both its oral and written opinion that as of such date, the exchange ratio was fair, from a financial point of view, to the holders of shares of MainStreet common stock. Scott & Stringfellow has reconfirmed its opinion dated as of August 26, 1998, by delivering a written opinion to the MainStreet board, dated the date of this proxy statement/prospectus, to the effect that, as of the date thereof, the exchange ratio was fair to the holders of shares of MainStreet common stock from a financial point of view. Scott & Stringfellow is a regional investment banking firm and was selected by MainStreet based on the firm's reputation and experience in investment banking, its extensive experience and knowledge of the Virginia banking market, its recognized expertise in the valuation of commercial banking businesses and because of its familiarity with, and prior work for MainStreet. Scott & Stringfellow, through its investment banking business and specifically through its Financial Institutions Group, specializes in commercial banking institutions and is continually engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and other corporate transactions.

     BB&T entered into an agreement on August 10, 1998 to acquire Scott & Stringfellow and its affiliated companies. BB&T did not impose any limitations or otherwise provide any input or direction as to Scott & Stringfellow's engagement by MainStreet or its opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of MainStreet common stock.

     The full text of Scott & Stringfellow's opinion, dated the date of this proxy statement/prospectus, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Appendix III to this proxy statement/prospectus. The description of the Scott & Stringfellow opinion set forth herein is qualified in its entirety by reference to Appendix III. The Scott & Stringfellow opinion is provided for the information of MainStreet shareholders because it was provided to the MainStreet board in connection with its consideration of the merger. However, in considering the Scott & Stringfellow fairness opinion, the MainStreet shareholders should note the potential conflict of interest to which Scott & Stringfellow was subject in providing such opinion as described above, which led MainStreet to engage a second firm, Sandler O'Neill, to provide an independent opinion as to the fairness of the exchange ratio. The Sandler O'Neill opinion is attached as Appendix II to this proxy statement/prospectus.

     In developing its opinion, Scott & Stringfellow reviewed and analyzed:

     .    the merger agreement;

     .    this proxy statement/prospectus;

     . MainStreet's audited financial statements for the three years ended December 31, 1997;

     . MainStreet's unaudited financial statements for the nine months ended September 30, 1998 and 1997, and other internal information relating to MainStreet prepared by MainStreet's management;

     . information regarding the trading market for MainStreet common stock and BB&T common stock and the price ranges within which the respective stocks have traded;

     . the relationship of prices paid to relevant financial data such as net worth, earnings, deposits and assets in certain bank and bank holding company mergers and acquisitions in recent years;

     . BB&T's annual reports to shareholders and its audited financial statements for the three years ended December 31, 1997;

     . BB&T's unaudited financial statements for the nine months ended September 30, 1998 and 1997 and other internal information relating to BB&T prepared by BB&T's management; and

     . conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below.

     . Scott & Stringfellow also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally.

     . Scott & Stringfellow also has discussed with members of MainStreet's and BB&T's management past and current business operations, the background of the merger, the reasons and basis for the merger, results of regulatory examinations, and the business and future prospects of MainStreet and BB&T individually and as a combined entity, as well as other matters relevant to its inquiry.

     Scott & Stringfellow relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and discussed with it for purposes of its opinion. With respect to financial forecasts reviewed by Scott & Stringfellow in rendering its opinion, Scott & Stringfellow assumed that such financial forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgment of the managements of MainStreet and BB&T as to the future financial performance of MainStreet and BB&T, respectively. Scott & Stringfellow did not make an independent evaluation or appraisal of the assets or liabilities of MainStreet and BB&T nor was it furnished with any such appraisal.

     In connection with rendering its August 26, 1998 opinion, Scott & Stringfellow performed a variety of financial analyses. Scott & Stringfellow evaluated the financial terms of the transaction using standard valuation methods, including stock trading history, comparable acquisition analysis, contribution analysis, pro forma merger analysis, dividend discount analysis, ability to pay analysis and comparable company analysis, among others. The following is a summary of the material analyses presented by Scott & Stringfellow to the MainStreet board of directors on August 26, 1998, in connection with its fairness opinion dated as of such date.

     SUMMARY OF PROPOSAL. Scott & Stringfellow reviewed the terms of the proposed transaction, including the exchange ratio and the implied aggregate transaction value. Based on BB&T's closing stock price of $32.94 on August 25, 1998, Scott & Stringfellow calculated an implied transaction value per share of MainStreet common stock of $38.87, and an implied total transaction value of approximately $552 million. Scott & Stringfellow calculated the premium over the closing price of MainStreet common stock on August 25, 1998, price to book, price to tangible book, implied core deposit premium (defined as the transaction value minus the tangible book value divided by core deposits) and price to trailing twelve months' earnings multiple for MainStreet based on such implied total transaction value. This analysis yielded a premium over the closing price of MainStreet common stock on August 25, 1998 of 52.42%, a price to book value multiple of 3.25x, a price to tangible book value multiple of 3.45x, an implied core deposit premium of 37.64% and a price to trailing twelve months' earnings multiple of 25.57x.

     STOCK TRADING HISTORY. Scott & Stringfellow reviewed the history of the reported trading prices and volume of the MainStreet common stock and the BB&T common stock, and the relationship between the movements in the prices of the MainStreet common stock and the BB&T common stock to each other and to movements in certain stock indices, including the Standard & Poor's 500 Index, the Standard & Poor's Bank Composite Index, the Nasdaq Composite Index, the Dow Jones Industrials, the Russell 3000 and the Wilshire Small Capitalization Index.

     COMPARABLE ACQUISITION ANALYSIS. Scott & Stringfellow reviewed 14 transactions announced from January 1, 1997 to August 25, 1998 involving commercial banking institutions nationwide with assets between $1.0 and $5.0 billion ("Nationwide Transactions") and 11 transactions announced from January 1, 1996 to August 25, 1998 involving commercial banking institutions in the Southeast and Mid-Atlantic (Alabama, Arkansas, Delaware, Florida, Georgia, Maryland, Mississippi, New York, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia, and West Virginia) with assets between $1.0 and $10.0 billion ("Regional Transactions"). Scott & Stringfellow compared the price to book value, price to tangible book value, price to last twelve months' earnings, price to deposits, price to assets, and the implied core deposit premium at the announcement date for such Nationwide Transactions and Regional Transactions to the proposed merger at announcement.

                                          BB&T/     NATIONWIDE     REGIONAL
                                       MAINSTREET  TRANSACTIONS  TRANSACTIONS
Deal Price/Book Value                     3.25x        2.99x        2.94x

Deal Price/Tangible Book                  3.45x        3.37x        3.05x

Deal Price/LTM Earnings                  25.57x       23.72x       22.25x

Deal Price/Deposits                      45.17%       36.25%       34.77%

Deal Price/Assets                        26.08%       28.15%       27.70%

Tangible Book Premium/Core Deposits      37.64%       29.28%       26.81%

     CONTRIBUTION ANALYSIS. Scott & Stringfellow reviewed the relative contributions to, among other things, last twelve months' core net income, last twelve months' non-interest income, estimated 1998 net income, estimated 1999 net income, total equity and market capitalization to be made by MainStreet and BB&T to the combined institution based on data at and for the twelve months ended June 30, 1998. This analysis indicated the MainStreet's implied contribution was 4.26% of last twelve months' core net income, 2.99% of last twelve months' non-interest income, 4.45% of estimated 1998 net income, 4.59% of estimated 1999 net income, 6.50% of total equity and 3.74% of market capitalization. Based upon the exchange ratio, holders of the MainStreet common stock would own approximately 5.59% of the outstanding shares of the combined institution.

     PRO FORMA MERGER ANALYSIS. Based upon earnings forecasts of MainStreet and BB&T, as well as the timing and amount of cost savings and revenue enhancements expected to result from the merger, Scott & Stringfellow analyzed certain pro forma effects of the merger. This analysis indicated that the transaction would be accretive to earnings per share of BB&T in year one and each year thereafter, once the projected cost savings and projected revenue enhancements are realized, and that the merger would be accretive to BB&T's book value and tangible book value per share. The actual results achieved by BB&T may vary from projected results. The effect of the merger on MainStreet under the same assumptions, compared to its projected stand-alone performance, would be accretive to earnings per share and dividends per share.

     DIVIDEND DISCOUNT ANALYSIS. Scott & Stringfellow performed a dividend discount analysis to determine a range of present values per share of MainStreet common stock assuming MainStreet continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of the estimated future dividend stream that MainStreet could generate, and (2) the present value of the "terminal value" of MainStreet common stock at the end of year 2003. To determine a projected dividend stream, Scott & Stringfellow assumed a dividend payout equal to 40% of MainStreet's projected net income. Scott & Stringfellow used earnings estimates available from IBES for 1998. The net income projections were grown using an earnings growth rate of 9% for years 1999 through 2003. The "terminal value" of MainStreet common stock at the end of the period was determined by applying a range of price-to-earnings multiples (16.0x to 18.0x) to year 2003 projected earnings. The dividend stream and terminal values were discounted to present value using discount rates of 11% to 13%, which Scott & Stringfellow viewed as the appropriate discount rate range for a commercial bank with MainStreet's risk characteristics. Based upon the above assumptions, the stand-alone value of MainStreet common stock ranged from approximately $26 to $31 per share.

     ABILITY TO PAY ANALYSIS. Scott & Stringfellow performed an analysis comparing the merger to hypothetical acquisitions of MainStreet by five banking institutions other than BB&T for consideration equivalent in value to the value of the consideration proposed in the merger and reviewed certain publicly available information with respect to such hypothetical acquirors. The analyses used IBES median earnings estimates for the hypothetical acquirors and assumed cost savings ranging from 5% to 25% of MainStreet's annualized noninterest expenses. Scott & Stringfellow analyzed the effect of such transactions on the hypothetical acquirors' 1998 and 1999 earnings. Scott & Stringfellow also estimated the price at which an acquisition of MainStreet by such hypothetical acquirors would be neither accretive nor dilutive in 1999, indicating a price per share of MainStreet common stock of between $25 and $39 per share.

     ANALYSIS OF SELECTED COMPARABLE COMPANIES. Scott & Stringfellow analyzed the performance and financial condition of BB&T relative to a group of commercial banks consisting of AmSouth Bancorporation, CCB Financial Corporation, Centura Banks, Inc., Colonial BancGroup, Inc., Compass Bancshares, Inc., First Citizens BancShares, Inc., First Tennessee National Corporation, First Virginia Banks, Inc., One Valley Bancorp, Inc., SouthTrust Corporation, Synovus Financial Corp., Trustmark Corporation, Union Planters Corporation, and Wachovia Corporation (the "Bank Peer Group"). The financial ratios shown in the table below are as of September 30, 1998; the market price multiples are based on market prices as of December 2, 1998.

                                                 BB&T        BANK PEER
                                             CORPORATION   GROUP AVERAGE
Last 12 Months Net Interest Margin              4.36%           4.34%
Last 12 Months Efficiency Ratio                50.36%          57.93%
Last 12 Months Return on Avg. Assets            1.45%           1.25%
Last 12 Months Return on Avg. Equity           18.70%          15.02%



                                                 BB&T        BANK PEER
                                             CORPORATION   GROUP AVERAGE
Tangible Equity/Assets                          7.00%           7.51%
Equity/Assets                                   8.08%           8.49%
Risk Based Capital Ratio                       14.82%          12.68%
Nonperforming Assets/Assets                     0.34%           0.32%
Reserves/Nonperforming Assets                 270.40%         318.33%
Market Price/Last 12 Months Earnings           23.25x          18.48x
Market Price/1998 Estimated Earnings           21.91x          17.47x
Market Price/1999 Estimated Earnings           19.75x          15.70x
Market Price/Book Value                         4.05x           2.75x
Current Dividend Yield                          1.84%           2.22%

     OTHER ANALYSES. Scott & Stringfellow also reviewed, among other things, selective investment research reports on, and earnings estimates for, MainStreet and BB&T and analyzed available information regarding the ownership of BB&T common stock. In addition, Scott & Stringfellow prepared an overview of BB&T's business, prepared a summary of the historical financial performance of BB&T, summarized BB&T's financial goals and objectives, and, based on publicly available information, analyzed BB&T's deposit market share and branch presence in the states in which it operates.

     In connection with its opinion dated as of the date of this proxy statement/prospectus, Scott & Stringfellow performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith.

     The summary set forth above includes all the material factors considered by Scott & Stringfellow in developing its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefor, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed above, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. As a whole, these various analyses contributed to Scott & Stringfellow's opinion that the exchange ratio is fair from a financial point of view to MainStreet's shareholders.

     Pursuant to an engagement letter dated August 17, 1998 between MainStreet and Scott & Stringfellow, in exchange for its services, MainStreet has agreed to pay Scott & Stringfellow a transaction fee of $3.0 million, which is payable and contingent upon the consummation of the merger. In the past, Scott & Stringfellow has provided investment banking services to MainStreet for which services Scott & Stringfellow received customary fees. In the ordinary course of its business, Scott & Stringfellow may actively trade the equity securities of MainStreet for its own account or the account of its customers, and, accordingly, may at any time hold a long or short position in such securities.

EXCHANGE RATIO

     At the effective time of the merger, MainStreet will be merged with and into BB&T Financial-VA, and BB&T Financial-VA will be the surviving corporation in the merger. In the merger, each share of MainStreet common stock outstanding at the effective time will be converted into the right to receive BB&T common stock at the exchange ratio of 1.18 shares of BB&T common stock for each share of MainStreet common stock.

     An upward adjustment to the exchange ratio could occur only if MainStreet elected to terminate the merger agreement as described below, and if BB&T then elected to avoid termination of the merger agreement by adjusting the exchange ratio. Under no circumstances would the exchange ratio be less than 1.18 shares of BB&T common stock for each share of MainStreet common stock.

     MainStreet may elect to terminate the merger agreement and abandon the merger if both of the following circumstances exist:

     . the average closing price per share of BB&T common stock on the NYSE on the five trading days before the Determination Date (defined below) (the "Closing Value") is less than $28.85, and

     . (a) the amount obtained by dividing the Closing Value by $32.19 (the "BB&T Ratio") is less than (b) 90% of the amount obtained by dividing the Index Price on the Determination Date by the Index Price (these terms are defined below) on August 26, 1998 (the amount determined pursuant to clause (b) the "Index Ratio").

MainStreet may refuse to complete the merger pursuant to this provision by giving notice to BB&T during the five-day period following the Determination Date. BB&T will thereafter have a five-day period in which it could elect to increase the exchange ratio (rounded to the nearest thousandth) so that holders of MainStreet common stock would receive the consideration that they would have received had the Closing Value been $28.85, i.e., BB&T common stock having an implied market value (based on the Closing Value) of approximately $34.04 per share of MainStreet common stock. BB&T WOULD HAVE NO OBLIGATION TO ELECT TO INCREASE THE EXCHANGE RATIO. Such an election would be made by giving notice to MainStreet of the election and the revised exchange ratio, whereupon MainStreet would be required to proceed with the merger with the adjusted exchange ratio in accordance with all other terms of the merger agreement. MainStreet could withdraw its notice of termination at any time during the ten-day period following the Determination Date and elect to proceed with the merger at the exchange ratio of 1.18 if BB&T were to determine not to adjust the exchange ratio.

     For purposes of the rights of termination and adjustment described above, the following terms are defined as follows:

          "Determination Date" means the tenth calendar day preceding the date designated by BB&T as the closing date of the merger.

          "Index Group" means 12 bank holding companies designated in the merger agreement, the common stocks of all of which must be publicly traded and as to which there may not have been, since August 26, 1998 and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. If any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) will be redistributed proportionately in determining the Index Price. If any company belonging to the Index Group, or BB&T, declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between August 26, 1998 and the Determination Date, the prices for the common stock of such company or BB&T will be appropriately adjusted.

          "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above and in the merger agreement) of the closing sales prices of the companies composing the Index Group.

     These conditions reflect the parties' agreement that MainStreet's shareholders will assume certain risks of decline in the market value of BB&T common stock. If the value of BB&T common stock were to decline so that the Closing Value was below $28.85, but the Closing Value did not reflect a decline in the price of BB&T common stock from $32.19 (the closing price of BB&T common stock on August 26, 1998) (the "Starting Price") of more than 10% in comparison to the stock prices of the group of comparable bank holding company stocks (the Index Group referenced above) as measured from August 26, 1998 to the Determination Date, then MainStreet's shareholders would continue to assume the risk of decline in the value of BB&T common stock. MainStreet will have the right to terminate the merger agreement only when both (a) the Closing Value is less than $28.85 and (b) the decline from the value of the Starting Price to the Closing Value exceeds by more than 10% the decline in value for the group of comparable bank holding companies from August 26, 1998 to the Determination Date.

     If the MainStreet board elects to terminate the merger agreement because of a decline in the price of BB&T common stock, BB&T may avoid termination by increasing the exchange ratio. In deciding whether to increase the exchange Ratio, the principal factors BB&T would consider include the projected effect of the merger on BB&T's pro forma earnings and book value per share and whether BB&T's assessment of MainStreet's earning potential as part of BB&T justifies the issuance of a greater number of shares of BB&T common stock. If BB&T should decline to adjust the exchange ratio, MainStreet may elect to withdraw its election to terminate and to proceed with the merger without adjustment. In making this determination, the principal factors the MainStreet board would consider include whether the merger remains in the best interest of MainStreet and its shareholders, despite the decline in the BB&T common stock price, and whether the consideration to be received by MainStreet shareholders remains fair from a financial point of view. Prior to making any decision to terminate the merger agreement or to proceed with the merger without adjustment of the exchange ratio, the MainStreet board would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including considerations relating to the necessity or desirability of resoliciting MainStreet shareholders under the circumstances.
If MainStreet elected not to exercise its right to terminate the merger agreement, the exchange ratio would remain 1.18 and the dollar value of the consideration which the MainStreet shareholders would receive for each share of MainStreet common stock would be the value of 1.18 shares of BB&T common stock at the effective time. If the termination right were triggered and BB&T will not increase the exchange ratio, the MainStreet board could determine to proceed with the merger at the 1.18 exchange ratio. If MainStreet decided to proceed, it would resolicit shareholders only if the MainStreet board believed that it had a fiduciary duty or otherwise decided to do so.

     The operation of the exchange ratio and the adjustment mechanism can be illustrated by three scenarios. (For purposes of the numerical examples, the Index Price, as of August 26, 1998, is deemed to be $100.)

     . The first scenario is that the Closing Value of the BB&T common stock is not less than $28.85. Under this scenario, the exchange ratio would be 1.18 and there would be no potential adjustment to the exchange ratio and no right on the part of MainStreet to terminate the merger agreement due to a decline in the price of BB&T common stock. The implied market value (based on the Closing Value) of the consideration to be received by MainStreet shareholders would be not less than $34.04.

     . The second scenario is that the Closing Value is less than $28.85 but the BB&T Ratio is equal to or above the Index Ratio. In this case, the exchange ratio would be 1.18 and there would be no right on the part of MainStreet to terminate the merger agreement due to the decline in the value of BB&T common stock and therefore no potential adjustment to the exchange ratio, even though the implied market value of the consideration to be received by MainStreet shareholders would have fallen from a pro forma $37.98 as of August 26, 1998 to less than $34.04 per share. For example, if the Closing Value were $25.75 and the Index Price were $85.00, the BB&T Ratio would be 0.8 ($25.75 / $32.19)
          and the Index Ratio would be 0.765 (0.9 x ($85.00 / $100.00)). Based upon the assumed $25.75 Closing Value, the consideration to be received by MainStreet shareholders would have an implied market value of $30.39 per share.

     . The third scenario is that both the Closing Value is less than $28.85 and the BB&T Ratio is less than the Index Ratio. In this case, MainStreet would have the right to terminate the merger agreement. BB&T would have the right, but not the obligation, to reinstate the merger agreement by increasing the exchange ratio (rounded to the nearest thousandth) so that MainStreet shareholders would receive shares of BB&T common stock having an implied market value (based upon the Closing Value) equal to approximately $34.04 per share. For example, if the Closing Value were $25.15 and the Index Price were $90.00, the BB&T Ratio would be 0.78 ($25.15 / $32.19) and the Index Ratio would be 0.81 (0.9 x ($90.00 / $100.00)). Based upon the assumed $25.15 Closing Value, the consideration to be received by MainStreet shareholders would have an implied market value of $29.68 per share. If the MainStreet board elected to terminate the merger agreement, BB&T would have the right, but not the obligation, to reinstate the merger agreement by increasing the exchange ratio within five days to 1.353, which represents $34.04 divided by the Closing Value, rounded to the nearest thousandth. Based upon the assumed $25.15 Closing Value, the new exchange ratio would represent a value to MainStreet shareholders of $34.03 per share.

     MainStreet shareholders should be aware that the actual market value of a share of BB&T common stock at the effective time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of MainStreet common stock may be more or less than the Closing Value. MainStreet shareholders are urged to obtain information on the market value of BB&T common stock that is more recent than that provided in this proxy statement/prospectus. See "Summary-Comparative Market Prices and Dividends."

     No fractional shares of BB&T common stock will be issued in the merger. Holders of MainStreet common stock otherwise entitled to a fractional share will be paid an amount in cash determined by multiplying the fractional part of such share of BB&T common stock by the closing price of BB&T common stock on the last trading day before the effective time.

EXCHANGE OF MAINSTREET COMMON STOCK CERTIFICATES

     At the effective time, by virtue of the merger and without any action on the part of MainStreet or the holders of MainStreet common stock, each share of MainStreet common stock issued and outstanding immediately before the effective time will be converted into and will represent the right to receive, upon surrender of the certificate representing such share of MainStreet common stock as described below, whole shares of BB&T common stock and cash in lieu of any fractional share interest. Promptly after the effective time, BB&T will deliver or mail to each MainStreet shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates that, immediately before the effective time, represented any shares of MainStreet common stock. Upon surrender of these certificates or other satisfactory evidence of ownership, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be reasonably requested, BB&T will promptly transfer the merger consideration to the persons entitled to receive it.

     HOLDERS OF MAINSTREET COMMON STOCK SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL FORMS AND INSTRUCTIONS.

     Until surrendered as described above, each outstanding certificate that prior to the effective time represented one or more shares of MainStreet common stock will be deemed upon the effective time for all purposes to represent only the right to receive the merger consideration. No interest will be paid or accrued on the merger consideration upon the surrender of the certificate or certificates representing shares of MainStreet common stock. With respect to any certificate for MainStreet common stock that has been lost or destroyed, BB&T will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy and evidence reasonably satisfactory to BB&T of ownership of the shares in question. After the effective time, no transfer of the shares of MainStreet common stock outstanding immediately before the effective time will be made on the stock transfer books of BB&T Financial-VA.

     BB&T Financial-VA will pay any dividends or other distributions with a record date before the effective time that have been declared or made by MainStreet in respect of shares of MainStreet common stock in accordance with the terms of the merger agreement and that remain unpaid at the effective time. To the extent permitted by law, former shareholders of record of MainStreet will be entitled to vote after the effective time at any meeting of BB&T shareholders the number of whole shares of BB&T common stock into which their respective shares of MainStreet common stock are converted, regardless of whether such holders have exchanged their certificates representing MainStreet common stock for certificates representing BB&T common stock. Whenever a dividend or other distribution is declared by BB&T on the BB&T common stock, the record date for which is at or after the effective time, the declaration will include dividends or other distributions on all shares of BB&T common stock issuable pursuant to the merger agreement, but after the effective time no dividend or other distribution payable to the holders of record of BB&T common stock as of any time subsequent to the effective time will be delivered to the holder of any certificate representing MainStreet common stock until such holder surrenders such certificate for exchange as described above. Upon surrender of such certificate, both the BB&T common stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) will be delivered and paid with respect to each share of MainStreet common stock represented by such certificate.

THE MERGER AGREEMENT

     Effective Date and Time of the Merger

     The merger agreement provides that the closing of the merger will take place on the business day designated by BB&T that is within 30 days following the satisfaction of the conditions to the completion of the merger, or such later date as the parties may otherwise agree. The effective time will occur at the time and date specified in the articles of merger to be filed with State Corporation Commission of the Commonwealth of Virginia. It is currently anticipated that the filing of the articles of merger will take place as soon as practicable following the date on which the merger agreement and the plan of merger is approved by the MainStreet shareholders and all other conditions to the respective obligations of BB&T and MainStreet to complete the merger have been satisfied. If the merger is approved at the meeting, it is currently anticipated that the filing of the articles of merger and the effective time will occur by January 31, 1999.

     Conditions to the Merger

     The obligations of BB&T and MainStreet to carry out the merger are subject to satisfaction (or, if permissible, waiver) of the following conditions at or before the effective time:

     . all corporate action necessary to authorize the performance of the merger agreement and the plan of merger must have been duly and validly taken, including the approval by the shareholders of MainStreet of the merger agreement and the plan of merger;

     . BB&T's registration statement on Form S-4 relating to the merger (including any post-effective amendments) must be effective under the Securities Act of 1933, as amended, and BB&T must have received all state securities authorizations or confirmations as to the availability of exemptions, no proceedings may be pending or threatened by the SEC or any state securities administration to suspend the effectiveness of the Registration Statement and the BB&T common stock to be issued in the merger must either have been registered or be subject to exemption from registration under applicable state securities laws;

     . the parties must have received all regulatory approvals required in connection with the transactions in the merger agreement, all notice periods and waiting periods required with respect to the approvals must have passed and all approvals must be in effect;

     . neither BB&T nor MainStreet nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions in the merger agreement; and

     . MainStreet and BB&T must have received an opinion of BB&T's legal counsel, Womble Carlyle Sandridge & Rice, PLLC, in form and substance satisfactory to MainStreet and BB&T, substantially to the effect that the merger will constitute one or more reorganizations under Section 368 of the Internal Revenue Code of 1986, as amended, and that the shareholders of MainStreet will not recognize any gain or loss to the extent that they exchange shares of MainStreet common stock for shares of BB&T common stock.

     The obligations of MainStreet to carry out the transactions in the merger agreement are also subject to the satisfaction of the following additional conditions at or before the effective time, unless, where permissible, waived by
MainStreet:

     . BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

     . all approvals of the transactions in the merger agreement from the Federal Reserve and any other state or federal government agency, department or body whose approval is required for the completion of the merger must have been received and all waiting periods with respect to such approvals must have expired;

     . the shares of BB&T common stock to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance; and

     . MainStreet must have received certain closing certificates and legal opinions from BB&T and its counsel.

     In addition, all representations and warranties of BB&T will be evaluated as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by MainStreet. The representations and warranties of BB&T concerning

     .    its capitalization,

     . its and its subsidiaries' organization and authority to conduct business,

     .    its authorization and the binding nature of the merger agreement and

     . the absence of any conflict between the transactions in the merger agreement and BB&T's articles of incorporation or its bylaws must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of BB&T set forth in the merger agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on BB&T.

     The obligations of BB&T to carry out the transactions in the merger agreement are also subject to satisfaction of the following additional conditions at or before the effective time, unless, where permissible, waived by BB&T:

     . no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the board of directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions in the merger agreement as to render their completion inadvisable or unduly burdensome;

     . MainStreet must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

     . BB&T must have received agreements from certain affiliates of MainStreet concerning the shares of BB&T common stock to be received by them;

     . BB&T must have received letters from Arthur Andersen, LLP dated as of the filing of the Registration Statement and as of the effective time to the effect that the merger will qualify for pooling-of-interests accounting treatment; and

     . BB&T must have received certain closing certificates and legal opinions from MainStreet and its counsel.

     In addition, all representations and warranties of MainStreet will be evaluated as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by BB&T. The representations and warranties of MainStreet concerning

     .    its capitalization,

     . its and its subsidiaries' organization and authority to conduct business,

     .    its ownership of its subsidiaries,

     .    its authorization and the binding nature of the merger agreement,

     . the absence of conflict between the transactions in them merger agreement and MainStreet's articles of incorporation or its bylaws,

     . its forbearance from taking any actions that would negatively affect the pooling-of-interest or tax-free elements of the merger or the receipt of necessary regulatory approvals and

     . actions taken to exempt the merger from any applicable anti-takeover laws must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of MainStreet set forth in the merger agreement such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a material adverse effect on MainStreet.

     Conduct of MainStreet's and BB&T's Business Prior to the Effective Time of the Merger

     Except with the prior consent of BB&T, before the effective time MainStreet may not, and must cause each of its subsidiaries not to:

     . carry on its business except in the ordinary course and in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new type of activity;

     . declare or pay any distribution on its capital stock, other than regularly scheduled quarterly dividends of $0.15 per share of MainStreet common stock payable on record dates and in amounts consistent with past practices (except that any dividend declared or payable in the quarterly period during which the effective time occurs may, unless otherwise agreed, be declared with a record date before the effective time only if the normal record date for payment of the corresponding quarterly dividend on BB&T common stock is before the effective time);

     . issue any shares of capital stock except under its stock option plans, the option granted to BB&T in connection with the merger agreement or its dividend reinvestment plan;

     . issue or authorize any rights to acquire capital stock or effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;

     . amend its articles of incorporation or bylaws, impose or permit the imposition or existence of any lien, charge or encumbrance on any share of stock held by it in any MainStreet subsidiary or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course;

     . merge with any other entity or permit any other entity to merge into it, acquire control over any other entity or dispose of any assets or acquire any assets, in each case other than in the ordinary course of its business;

     . fail to comply in any material respect with any legal requirements applicable to it and to the conduct of its business;

     . increase the compensation of any of its directors, officers or employees (excluding increases resulting from the normal vesting of restricted stock awards or the exercise of stock options), pay or agree to pay any bonus or provide any new employee benefit or incentive, except for increases or payments made in the ordinary course under existing arrangements;

     . enter into or substantially modify (except as may be required by law) any employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or other employees (other than renewal of any of arrangement consistent with past practice);

     . solicit inquiries or proposals with respect to, furnish any information relating to, or participate in any discussions concerning, any other business combination with MainStreet or any MainStreet subsidiary, or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required or any such discussions are sought (except that this would not apply to an unsolicited offer if MainStreet is advised by legal counsel that the failure to furnish information or negotiate would more likely than not constitute a breach of the fiduciary duties of the MainStreet board to its shareholders);

     . enter into (a) any material agreement or commitment not made in the ordinary course, (b) any agreement, indenture or other instrument not made in the ordinary course relating to the borrowing of money by MainStreet or a MainStreet subsidiary or guarantee by MainStreet or a MainStreet subsidiary of any obligation, (c) any agreement or commitment relating to the employment or severance of a consultant or the employment, severance or retention in office of any director, officer or employee (except for the election of directors or the reappointment of officers in the normal course) or
          (d) any contract, agreement or understanding with a labor union;

     . change its lending, investment or asset liability management policies in any material respect, except as required by applicable law and except that after shareholder approval of the merger agreement and receipt of necessary regulatory approvals, MainStreet will cooperate with BB&T to adopt policies, practices and procedures consistent with those used by BB&T (except that MainStreet will not be required to implement any such changes until BB&T agrees that all conditions to BB&T's obligation to complete the merger (other than delivery of documents to be delivered at closing or otherwise to be dated as of the effective time) have been satisfied or waived);

     . change its methods of accounting in effect at December 31, 1997, except as required by changes in accounting principles reasonably concurred in by BB&T, or change any of its federal income tax reporting methods from those used in the preparation of its 1997 tax returns, except as required by changes in law;

     . incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $100,000 for any single item, or $1,000,000 in the aggregate, unless otherwise agreed by BB&T (which agreement may not be unreasonably withheld);

     . incur any new indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements, in each case in the ordinary course;

     . take any action that could reasonably be expected to (a) cause the merger not to be accounted for as a pooling of interests or not to constitute a tax-free reorganization as determined by BB&T, (b) result in any inaccuracy of a representation or warranty that would permit termination of the merger agreement or (c) cause any of the conditions to the merger to fail to be satisfied;

     .    dispose of any material assets other than in the ordinary course; or

     .    agree to do any of the foregoing.

     Except with the prior consent of MainStreet, before the effective time neither BB&T nor any subsidiary of BB&T may take any action that would or might be expected to

     . cause the merger not to constitute a pooling of interests or a tax-free reorganization;

     . result in any inaccuracy of a representation or warranty that would allow for termination of the merger agreement;

     . cause any of the conditions precedent to the transactions in the merger agreement to fail to be satisfied;

     . exercise the option agreement executed concurrently with the merger agreement other than in accordance with its terms or dispose of shares of MainStreet common stock acquired under that agreement other than in accordance with its terms; or

     . fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

     Waiver; Amendment; Termination; Expenses

     Except with respect to any required regulatory approval, BB&T or MainStreet may at any time (whether before or after approval of the merger agreement and the plan of merger by the MainStreet shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the merger agreement, the plan of merger or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained in the merger agreement or in the plan of merger or (c) the performance by the other party of any of its obligations set out therein. The parties may also mutually amend or supplement the merger agreement in writing at any time. No such extension, waiver, amendment or supplement after approval by the MainStreet shareholders of the merger agreement and the plan of merger, however, may modify either the amount or the form of the consideration to be provided to holders of MainStreet common stock upon completion of the merger.

     If any of the conditions to the obligation of either party to complete the merger is not fulfilled, such party will consider the materiality of such nonfulfillment. In the case of the nonfulfillment of a condition to MainStreet's obligations, MainStreet will, if appropriate under the circumstances, resolicit shareholder approval of the merger agreement and the plan of merger and in connection therewith provide appropriate information concerning such nonfulfillment.

     The merger agreement may be terminated, and the merger may be abandoned:

     . at any time before the effective time, by the mutual consent in writing of BB&T and MainStreet;

     . at any time before the effective time, by either party (a) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement or (b) in the event of an inaccuracy of any representation or warranty of the other party contained in the merger agreement that would provide the nonbreaching party the ability to refuse to complete the merger under the applicable standard set forth in the merger agreement (see "- Conditions to the Merger"); and, in the case of (a) or (b), if such breach or inaccuracy has not been cured by the earlier of 30 days following notice of such breach to the party committing such breach or inaccuracy or the effective time and the terminating party is not in breach of the merger agreement;

     . at any time before the effective time, by either party in writing, if any of the conditions precedent to the obligations of the other party to complete the transactions in the merger agreement cannot be satisfied or fulfilled before the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings;

     . at any time, by either party in writing, if any of the applications for prior regulatory approval are denied, and the time period for appeals and requests for reconsideration has run;

     . at any time, by either party in writing, if the shareholders of MainStreet do not approve the merger agreement and the plan of merger;

     . at any time following April 30, 1999, by either party in writing, if the effective time has not occurred by the close of business on such date and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings; or

     . by MainStreet, pursuant to the provisions of the merger agreement described above under "-Exchange Ratio."

     If the merger agreement is terminated pursuant to any of the provisions described above, both the merger agreement and the plan of merger will become void and have no effect, except that (a) provisions in the merger agreement relating to confidentiality and expenses will survive any such termination and
(b) a termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy.

     Each party to the merger agreement will pay all expenses incurred by it in connection with the merger agreement and the merger, except that printing expenses and Commission registration fees incurred in connection with the Registration Statement will be paid 50% by BB&T and 50% by MainStreet.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of MainStreet's management, including all of its directors, have certain interests in the merger that are in addition to their interests as shareholders of MainStreet generally. The MainStreet board was aware of these factors and considered them, among other matters, in approving the merger agreement.

     Employment Agreements

     In connection with the merger, it is anticipated that a BB&T subsidiary (in each case, the "Employer") will enter into a ten-year employment agreement with Mr. Brenan and a three-year employment agreement with each of Rebecca J. Jenkins, Darryl J. Landreneau, Mark J. Wenick, R. Bruce Valley, Merlin A. Henkel and George Kapusta (with Mr. Brenan, the "Executives"). The employment agreements will provide for the employment of Mr. Brenan as Executive Vice President of Branch Banking and Trust Company ("BB&T-NC"), which is BB&T's North Carolina banking subsidiary, Mr. Valley as a Regional President and each of the remaining Executives as a Senior Vice President of the Employer in question.

     Mr. Brenan's employment agreement provides for a base annual salary of $275,000, with an annual increase at least equal to the average percentage increase provided to similarly situated officers of BB&T-NC. Each of the other employment agreements provides that the Executive in question will receive a base salary at least equal to that previously received from MainStreet, with the potential for an annual increase based on the Employer's performance and the Executive's performance.

     Mr. Brenan's agreement provides that he will participate in BB&T's Short Term Incentive Plan and be eligible to receive a bonus under the plan calculated at a target level of 50% of his base salary, with a maximum bonus not to exceed 100% of base salary. The targets for achieving bonuses each year will be determined in good faith by BB&T. Mr. Brenan also will be granted options under the BB&T's 1995 Omnibus Stock Incentive Plan each year having a value (determined by BB&T in the same manner as for other executives receiving options under the plan) of at least 42% of his base salary in effect at the time of the grant and in no event less than the value, as a percentage of base salary, of options granted to similarly situated officers of BB&T. Each of the other Executives will be entitled to participate in any bonus or incentive plan, whether it provides for awards in cash or securities, made available to similarly situated officers, or such other similar plans for which the Executive may become eligible and designated a participant. Each Executive also will receive, on the same basis as other officers of the Employer, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, dental, life and accident insurance and similar indirect compensation that may be extended to similarly situated officers.

     Each Executive's employment agreement provides that, if the Employer terminates the Executive's employment other than because of disability or for cause, the Executive will, if he or she complies with certain noncompetition provisions, be entitled to receive an annual salary equal to the highest amount of cash compensation (including bonuses) received during any of the preceding three calendar years ("Termination Compensation") for the remainder of what would otherwise have been the term of the agreement. In addition, each Executive would continue to receive health insurance coverage and other group employee benefits from the Employer on the same terms as were in effect before the termination, either under the Employer's plans or comparable coverage, during the time payments of Termination Compensation are made.

     Each of the employment agreements provides that the Executive may voluntarily terminate employment for "Good Reason" (defined below) until twelve months after a "Change of Control" (defined below) of the Employer or BB&T and
(a) be entitled to receive in a lump sum (1) any compensation due but not yet paid through the date of termination and (2) in lieu of any further salary payments from the date of termination to the end of the term of the agreement, an amount equal to the Termination Compensation times 2.99, and (b) continue to receive health insurance coverage and other group employee benefits for a period of three years following termination of employment by the Executive on the same terms as were in effect either (A) at the date of termination or (B) at the date of the Change of Control, if such plans and programs in effect before the Change of Control were, considered together as a whole, materially more generous to the officers of the Employer than such plans and programs at the date of termination.

     "Good Reason" means any of the following events occurring without the Executive's consent:

     . the assignment to the Executive of duties inconsistent with the position and status of the Executive's title;

     . a reduction in the Executive's pay grade or base salary as then in effect, or the exclusion of the Executive from participation in benefit plans in which he or she previously participated;

     . an involuntary relocation of the Executive more than 35 miles from the location where the Executive worked immediately before a Change in Control, or the breach by the Employer of any material provision of the employment agreement; or

     . any purported termination of the employment of the Executive by the Employer not effected in accordance with the employment agreement.

     A "Change of Control" would be deemed to occur if

     . any person or group of persons (as defined in the Securities Exchange Act of 1934, as amended) together with its affiliates, excluding employee benefit plans of the Employer or BB&T, is or becomes the beneficial owner of securities of the Employer or BB&T representing 20% or more of the combined voting power of the Employer's or BB&T's then outstanding securities;

     . as a result of a tender offer or exchange offer for the purchase of securities of the Employer or BB&T (other than an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period constitute the BB&T board, plus new directors whose election or nomination for election by BB&T's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the BB&T board;

     . the shareholders of BB&T approve a merger or consolidation of BB&T with any other corporation or entity, regardless of which entity is the survivor, other than a merger or consolidation that would result in the voting securities of BB&T outstanding immediately beforehand continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 40% of the combined voting power of the voting securities of BB&T or the other surviving entity outstanding immediately after the merger or consolidation;

     . the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T's assets; or

     . any other event occurs that the BB&T board determines should constitute a Change of Control.

     If any of the payments to be made under the employment agreements would constitute a "parachute payment," as defined in Section 280G of the Code, the payments would be reduced by the smallest amount necessary so that no portion of such payments would be a "parachute payment." A "parachute payment" generally is a payment which is contingent on a change in the control of the corporation and the present value of which equals or exceed three times the "base amount," which is generally defined as the Executive's annualized includable compensation for the "base period," which is generally the most recent five taxable years of the Executive ending before the date of the change in control. Sections 280G and 4999 of the Code generally provide that if "parachute payments" are paid to an individual, everything above the base amount will be subject to a 20% excise tax payable by the individual (in addition to the payment of regular income taxes on the payments), as well as be nondeductible by the employer for federal income tax purposes.

     The Executives' employment agreements will supersede any of their existing employment agreements and change of control arrangements with MainStreet or its subsidiaries.

     Management Severance Benefits

     Management will receive some benefits as a result of this merger. All executive officers and all MainStreet bank presidents have stock options that vest over time. All of these options will vest automatically on completion of the merger. This will benefit only two executive officers, however. Options for 1,379 shares held by Mr. Valley and options for 1,367 shares held by Mr. Wenick are not due to vest until 1999 or until 2000. All other stock options held by Mr. Valley, Mr. Wenick and other executive officers of MainStreet will vest in January of 1999 according to the normal vesting schedule, whether or not this merger is completed. The options held by MainStreet bank presidents are scheduled to vest over time, with the last options vesting in January 2000, and the merger also will accelerate the vesting of those options

     Sixteen officers of MainStreet have severance agreements that provide for compensation if their employment terminates within a certain period after consummation of an acquisition. As mentioned earlier, seven of these officers have offers of employment from BB&T, and others may be retained by BB&T. However, if these officers terminate their employment after the acquisition (or if they are terminated) and the circumstances described in the severance agreements are met, the officers will receive the following severance payments:
Mr. Brenan, $1,285,000; Ms. Jenkins, $583,000; Mr. Adams, $885,000; Mr.
Landreneau, $411,000; Mr. Bagby, $138,000; Mr. Campbell, $108,000; Mr. Clark, $106,000; Mr. Clement, $102,000; Mr. Heaton, $94,000; Ms. Mitchell, $83,000; Mr.
Valley, $214,000; Mr. Turner, $70,000; Mr. Wenick, $140,000; Mr. Kapusta
$150,000; Mr. Henkel, $130,000; and Mr. Thomas, $110,000.

     MainStreet Board of Directors

     In connection with the merger, BB&T will offer each member of the MainStreet board a seat on either the Advisory Board for the southwest Virginia area or the Advisory Board for the community in which the member resides. For two years after the effective time, those members will receive, as compensation for service on the Advisory Board, member's fees (annual retainer and attendance fees) equal in amount each year to the annual retainer and schedule of attendance fees for directors of MainStreet in effect on July 1, 1998. These Advisory Board members will thereafter receive fees in accordance with BB&T's standard schedule of Advisory Board service fees. For two years after the effective time, no such member may be prohibited from serving because he or she has reached the maximum age for Advisory Board service (currently age 70). In addition to the foregoing, two members of the MainStreet board will be appointed to the board of directors of BB&T-NC and two members will be appointed to the board of directors of Branch Banking and Trust Company of Virginia ("BB&T-VA"), which is BB&T's Virginia banking subsidiary, subject in each case to the member's eligibility and willingness to serve. Members of the BB&T-NC board receive an annual retainer of $5,000 plus $1,000 for each meeting attended, and members of the BB&T-VA board receive an annual retainer of $1,000 plus $1,000 for each meeting attended.

     Indemnification of Directors and Officers

     The merger agreement provides that BB&T or one of its subsidiaries will maintain for three years after the effective time directors' and officers' liability insurance covering directors and officers of MainStreet for acts or omissions before the effective time. This insurance will provide at least the same coverage and amounts as contained in MainStreet's policy on the date of the merger agreement, unless the annual premium on the policy would exceed 150% of the annual premium payments on MainStreet's policy, in which case BB&T would maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to this amount. BB&T has also agreed to indemnify all individuals who are or have been officers, directors or employees of MainStreet or any MainStreet subsidiary before the effective time from any acts or omissions in these capacities before the effective time to the fullest extent that such indemnification is provided under MainStreet's articles or bylaws or by contract and is permitted under Virginia law.

REGULATORY CONSIDERATIONS

     Bank holding companies (such as BB&T and MainStreet) and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the merger, as summarized below. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of such ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Report on Form 10-K of each of BB&T and MainStreet incorporated by reference herein. See "Where You Can Find More Information" on page ___. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies.

     The merger and the subsidiary bank mergers are subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

     The Merger

     The merger is subject to approval by the Board of Governors of the Federal Reserve System under Section 3 of the Bank Holding Company Act of 1956. In considering the approval of a transaction such as the merger, this act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve is also required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade, unless it finds the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     Where a transaction, such as the merger, is the acquisition by a bank holding company of a bank located in a state other than the home state of the bank holding company (in this case North Carolina), the BHC Act authorizes the Federal Reserve to approve the transaction without regard to whether such transaction is prohibited under the laws of any state, provided the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. BB&T is considered well-capitalized and well-managed under the Federal Reserve's Regulation Y, and the transaction does not exceed the other limitations.

     The merger also is subject to approval by the Virginia Bureau of Financial Institutions under Section 6.1-399 of the Code of Virginia, which permits an out-of-state bank holding company with a Virginia bank subsidiary, such as BB&T, to acquire a Virginia bank holding company, such as MainStreet, if the Virginia Bureau approves the transaction. In its review of the merger, the Virginia Bureau is required to consider, among other things, whether all of the bank subsidiaries of MainStreet have been in existence and continuously operating for more than two years.

     The merger also is subject to approval by the Maryland Commissioner of Financial Regulation under Section 5-903 of the Maryland Financial Institutions Code, which permits a bank holding company, such as BB&T or BB&T Financial-VA, to directly or indirectly acquire a Maryland bank, such as MainStreet subsidiary Commerce Bank, if the Maryland Commissioner approves the transaction. In its review of the merger, the Maryland Commissioner is required to consider, among other things, whether the merger would be detrimental to the safety and soundness of Commerce Bank and whether the merger would result in an undue concentration of resources or a substantial reduction in competition in Maryland.

     The Subsidiary Bank Mergers

     Although not required by the terms of the merger agreement or the plan of merger, BB&T expects to effect the subsidiary bank mergers during 1999. The Subsidiary Bank Mergers are each subject to approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve any subsidiary bank merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the subsidiary bank merger in any section of the country may be substantially to lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the subsidiary bank merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act of 1977 in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the subsidiary bank mergers and an opportunity for the public to comment on the application in writing and to request a hearing.

     The Virginia Bureau must approve the merger of MainStreet's Virginia state-chartered and national bank subsidiaries into BB&T-VA under Sections 6.1-43 and 6.1-44 of the Code of Virginia, which authorize the merger of Virginia chartered banks, or a Virginia chartered bank and a national bank located in Virginia, where a Virginia chartered bank is the resulting bank.

     The Maryland Commissioner must approve the merger of Commerce Bank into BB&T-NC under Sections 3-701 and 3-703 of the Maryland Financial Institutions Code. In its review of the merger, the Maryland Commissioner is required to consider whether the agreement of merger is fair and whether its provides an adequate capital structure and whether the merger is against the public interest.

     The North Carolina Commissioner of Banks must also approve the merger of Commerce Bank into BB&T-NC, under Section 53-12 of the North Carolina General
Statutes.   In its review of the merger, the N.C. Commissioner is required to consider whether the interests of the depositors, creditors and shareholders of each bank are protected, whether the merger is in the public interest and whether the merger is for legitimate purposes.

     All of the required applications and notices for the merger have been submitted to the appropriate regulatory agencies, and BB&T and MainStreet anticipate that the regulatory approvals described herein will be obtained in time to allow completion of the merger by January 15, 1999. However, there can be no assurance that such regulatory approvals will be obtained or that such approvals will not be conditioned upon matters that would cause BB&T to abandon the merger in the manner permitted by the merger agreement. There likewise is no assurance that the U.S. Department of Justice or a state attorney general will not challenge the merger or any of the subsidiary bank mergers, or, if such a challenge is made, as to the results thereof.

     BB&T and MainStreet are not aware of any other governmental approvals or actions that are required for completion of the merger or the subsidiary bank mergers, except as described above. Should any other approval or action be required, it is currently expected that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay completion of the merger or would not be conditioned in a manner that would cause BB&T to abandon the merger in the manner permitted by the merger agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary description of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of MainStreet and to BB&T and MainStreet. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger); persons who acquired MainStreet common stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each MainStreet shareholder is urged to consult his or her own tax advisor regarding the tax consequences of the merger. No ruling has been or will be requested from the IRS with respect to the tax effects of the merger.

     In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:
(a) the merger will constitute a reorganization under Section 368 of the Internal Revenue Code; (b) no gain or loss will be recognized by BB&T or MainStreet by reason of the merger; (c) the shareholders of MainStreet will recognize no gain or loss for federal income tax purposes to the extent BB&T common stock is received in the merger in exchange for MainStreet common stock;
(d) a shareholder of MainStreet who receives cash in lieu of a fractional share of BB&T common stock will recognize gain or loss as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of such fractional share; (e) the tax basis in the BB&T common stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the MainStreet common stock surrendered in exchange therefor; and (f) the holding period for BB&T common stock received (including any fractional share interest deemed received) in exchange for shares of MainStreet common stock will include the period during which the shareholder held the shares of MainStreet common stock surrendered in the exchange, provided that the MainStreet common stock was held as a capital asset at the effective time.

     The completion of the merger is conditioned upon the receipt by BB&T and MainStreet of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the closing date to the effect of items (a) and (c) as described above. Neither party intends to waive this condition. If the tax opinion were not available and the MainStreet board wished to proceed with the merger, MainStreet would resolicit its shareholders.

ACCOUNTING TREATMENT

     It is anticipated that the merger will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles. Under such accounting method, holders of MainStreet common stock will be deemed to have combined their existing voting common stock interest with that of holders of BB&T common stock by exchanging their shares for shares of BB&T common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of MainStreet, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of BB&T, and no goodwill will be created. BB&T will be able to include in its consolidated income the consolidated income of MainStreet for the entire fiscal year in which the merger occurs; however, certain expenses incurred to effect the merger must be treated by BB&T as current charges against income rather than adjustments to its balance sheet.
The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the pooling-of-interests method of accounting. If the merger does not qualify for pooling-of-interests accounting treatment, BB&T may, in its discretion, terminate the transaction.

THE OPTION AGREEMENT

     General

     As a condition to BB&T entering into the merger agreement, MainStreet (as issuer) entered into an agreement with BB&T (as grantee), pursuant to which MainStreet granted an option to BB&T to purchase from MainStreet up to 1,650,000 shares of MainStreet common stock (subject to adjustment in certain circumstances) at a price of $28.00 per share (subject to adjustment under certain circumstances). The purchase of any shares of MainStreet common stock pursuant to the option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHC Act, and to BB&T's compliance with its covenants in the merger agreement.

     The option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms set forth in the merger agreement. Consequently, certain aspects of the option agreement may have the effect of discouraging persons who, before the effective time, might be interested in acquiring all of or a significant interest in MainStreet from considering or proposing such an acquisition, even if they were prepared to offer to pay consideration to shareholders of MainStreet with a higher current market price than the BB&T common stock to be received for MainStreet common stock pursuant to the merger agreement.

     The option agreement is filed as an exhibit to the registration statement, and the following discussion is qualified in its entirety by reference to the option agreement. See "Where You Can Find More Information" on page ___.

     Exercisability

     If BB&T is not in material breach of the option agreement or its covenants and agreements contained in the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, BB&T may generally exercise the option, in whole or in part, at any time and from time to time prior to its termination, as described below, following the happening of either of the following events (each a "Purchase Event"):

     . without BB&T's prior consent, MainStreet authorizes, recommends, publicly proposes (or publicly announces an intention to authorize, recommend or propose) or enters into an agreement with any third party to effect any of the following (each an "Acquisition Transaction"):
          (a) a merger, consolidation or similar transaction involving MainStreet or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets or deposits of MainStreet and its subsidiaries or
          (c) the issuance, sale or other disposition of securities representing 15% or more of the voting power of MainStreet or any of its significant subsidiaries; or

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

     . any third party or group of third parties acquires or has the right to acquire beneficial ownership of securities representing 15% or more of the outstanding shares of MainStreet common stock.

The obligation of MainStreet to issue shares of MainStreet common stock upon exercise of the option will be deferred (but will not terminate) (a) until the receipt of all required governmental or regulatory approvals or consents, or until the expiration or termination of any waiting period required by law, or
(b) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect that prohibits the sale or delivery of the shares.

     Termination

     The option will terminate upon the earliest to occur of the following events: (a) the effective time; (b) the termination of the merger agreement prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination by BB&T based on either a material breach by MainStreet of a covenant or agreement in the merger agreement or an inaccuracy in MainStreet's representations or warranties in the merger agreement of a nature entitling BB&T to terminate (a "Default Termination"); (c) 12 months after a Default Termination; (d) 12 months after termination of the merger agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) 12 months after a termination of the merger agreement based on the failure of the shareholders of MainStreet to approve the merger agreement and the plan of merger.

     A "Preliminary Purchase Event" is defined as either of the following:

     . the commencement by any third party of a tender or exchange offer such that it would thereafter own 15% or more of the outstanding shares of MainStreet common stock or the filing of a registration statement with respect to such an offer, or

     . the failure of the shareholders of MainStreet to approve the merger agreement, the failure of the meeting to have been held, the cancellation of the meeting prior to the termination of the merger agreement or the MainStreet board having withdrawn or modified in any manner adverse to BB&T its recommendations with respect to the merger agreement, in any case after a third party: (a) proposes to engage in an Acquisition Transaction, (b) commences a tender offer or files a registration statement under the Securities Act with respect to an exchange offer such that it would thereafter own 10% or more of the outstanding shares of MainStreet common stock or (c) files an application or notice under federal or state statutes relating to the regulation of financial institutions or their holding companies to engage in an Acquisition Transaction.

     To the knowledge of BB&T and MainStreet, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this proxy statement/prospectus.

     Adjustments

     The option agreement provides for certain adjustments in the option in the event of any change in MainStreet common stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of MainStreet common stock before termination of the option.

     Repurchase Rights

     At the request of the holder of the option any time during the 12 months after the first occurrence of a Repurchase Event (as defined below), MainStreet must, if the option has not terminated, and subject to any required regulatory approval, repurchase from the holder (a) the option and (b) all shares of MainStreet common stock purchased by the holder pursuant to the option with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price equal to the sum of:

     . the aggregate purchase price paid by the holder for any shares of MainStreet common stock acquired pursuant to the option with respect to which the holder then has beneficial ownership, plus

     . the excess, if any, of (a) the Applicable Price (as defined in the option agreement) for each share of MainStreet common stock over the purchase price, multiplied by (b) the number of shares of MainStreet common stock with respect to which the option has not been exercised, plus

     . the excess, if any, of (a) the Applicable Price over the purchase price paid (or, in the case of shares of MainStreet common stock covered by the option with respect to which the option has been exercised but the closing date for the purchase has not occurred, payable) by the holder for each share of MainStreet common stock with respect to which the option has been exercised and with respect to which the holder then has beneficial ownership, multiplied by (b) the number of such shares.

     A "Repurchase Event" occurs if: (a) any third party acquires actual ownership or control of, or any "group" (as such term is defined under the Exchange Act) is formed that has acquired actual ownership or control of, 50% or more of the then outstanding shares of MainStreet common stock, or (b) any of the merger or other business combination transactions described in subsections
(a) through (d) in the paragraph below describing substitute options is completed.

     Substitute Options

     If, before the termination of the option agreement, MainStreet enters into an agreement:

     . to consolidate with or merge into any third party and will not be the continuing or surviving corporation of the consolidation or merger;

     . to permit any third party to merge into MainStreet with MainStreet as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of MainStreet common stock are changed into or exchanged for stock or other securities of MainStreet or any other person or cash or any other property, or the outstanding shares of MainStreet common stock after the merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

     . to permit any third party to acquire all of the outstanding shares of MainStreet common stock pursuant to a statutory share exchange; or

     . to sell or otherwise transfer all or substantially all of its assets or deposits to any third party,

then the agreement must provide that the option will be converted or exchanged for an option to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of MainStreet's assets or (y) any person controlling the continuing or surviving corporation or transferee. The number of shares subject to the substitute option and the exercise price per share will be determined in accordance with a formula in the option agreement. To the extent possible, the substitute option will contain terms and conditions that are the same as those in the option agreement.

     Registration Rights

     The option agreement grants to BB&T and any permitted transferee of the option certain rights to require MainStreet to prepare and file a registration statement under the Securities Act if registration is necessary in order to permit the sale or other disposition of any or all shares of MainStreet common stock or other securities that have been acquired by or are issuable upon exercise of the option.

EFFECT ON EMPLOYEES, EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

     Employees

     Each employee of MainStreet or a MainStreet subsidiary at the effective time who becomes an employee of BB&T or a BB&T subsidiary immediately following the effective time will be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly situated employees of the BB&T employer, subject to the terms of such plans and programs. Service with MainStreet will be deemed to be service with the BB&T employer for the purpose of determining eligibility to participate in and periods applicable to such welfare plans and programs.

     Any employee of MainStreet or a MainStreet subsidiary who becomes an employee of BB&T or a BB&T subsidiary and who is terminated after the effective time (excluding any employee who has an existing employment or special termination agreement) will be entitled to severance pay in accordance with the general severance policy maintained by BB&T if and to the extent such employee
is entitled to severance pay under the policy.   An employee's service with
MainStreet or a MainStreet subsidiary will be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

     BB&T has agreed to honor all employment agreements, severance agreements and deferred compensation agreements that MainStreet and its subsidiaries have with their current and former employees and directors and which have been disclosed to BB&T, except to the extent any such agreements are superseded or terminated at or after the effective time.

     401(k) Plan

     BB&T shall cause the 401(k) plan of MainStreet to be merged with the 401(k) plan maintained by BB&T and its subsidiaries, and the account balances of former employees of MainStreet or its subsidiaries who are participants in the MainStreet plan will be transferred to the accounts of such employees under the BB&T 401(k) plan. Following the merger and transfer, these accounts will be governed and controlled by the terms of the BB&T 401(k) plan as in effect from time to time (and subject to BB&T's right to terminate such plan). For purposes of administering the 401(k) plan, service with MainStreet and its subsidiaries will be deemed to be service with BB&T or its subsidiaries for eligibility and vesting purposes, but not for purposes of benefit accrual.

     Defined Benefit Pension Plans

     As soon as practicable after the effective time, BB&T will terminate MainStreet's defined benefit pension plans pursuant to a standard termination in accordance with Section 4041 of the Employee Retirement Income Security Act of 1974, as amended, and provide for full vesting of the accrued benefits of all participants in the MainStreet pension plans and the distribution of its assets to the participants. Actions relating to termination of the MainStreet pension plans will be conditioned upon receiving a favorable determination letter from the IRS, which BB&T will seek as soon as practicable after the effective time. Each employee of MainStreet or a MainStreet subsidiary at the effective time who becomes an employee of BB&T or a BB&T subsidiary immediately following the effective time will be given credit under BB&T's defined benefit pension plan for service with MainStreet and its subsidiaries for eligibility and vesting purposes, but not for purposes of benefit accrual.

     Stock Options

     At the effective time, each stock option granted under the Piedmont Bank Group Incorporated 1990 Stock Option Plan or the MainStreet Bankgroup Incorporated 1997 Stock Incentive Plan then outstanding, whether or not exercisable, will be converted into rights with respect to BB&T common stock. Unless it elects to substitute options as described below, BB&T will assume each of these stock options in accordance with the terms of the applicable stock option plan, except that (a) BB&T and its Compensation Committee will be substituted for MainStreet and the committee of the MainStreet board administering the stock option plans, (b) each stock option may be exercised solely for shares of BB&T common stock, (c) the number of shares of BB&T common stock subject to each stock option will be the number of whole shares (omitting any fractional share) determined by multiplying the number of shares of MainStreet common stock subject to the stock option by the exchange ratio and
(d) the per share exercise price for each stock option will be adjusted by dividing the per share exercise price for the stock option by the exchange ratio and rounding up to the nearest cent.

     As an alternative to assuming the stock options, BB&T may choose to substitute as of the effective time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan for all or a part of the stock options, subject to the conditions that the requirements of (c) and (d) in the preceding paragraph will apply, the substitution may not constitute a modification, extension or renewal of any stock options that are incentive stock options and the substituted options will continue in effect on the same terms and conditions as provided in the stock options and the stock option plan granting each stock option.

     Each Stock Option that is an incentive stock option will be adjusted as required by Section 424 of the Internal Revenue Code to continue as an incentive stock option and not to constitute a modification, extension or renewal within the meaning of Section 424(h) of the Code.

     BB&T has reserved and will continue to reserve adequate shares of BB&T common stock for the exercise of any converted or substitute options. As soon as practicable after the effective time, if it has not already done so, and to the extent MainStreet has a registration statement in effect or an obligation to file a registration statement, BB&T will file a registration statement under the Securities Act with respect to the shares of BB&T common stock subject to converted or substitute options and will use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding.

     BB&T will deliver to each participant in the stock option plans who receives converted or substitute options an appropriate notice setting forth the participant's rights in this regard.

     Based on stock options outstanding as of the date of execution of the merger agreement and subsequent exercises, options to purchase an aggregate of up to approximately 88,876 shares of MainStreet common stock may be outstanding at the effective time. Any shares of MainStreet common stock issued pursuant to the exercise of stock options under the stock option plans before the effective time will be converted into shares of BB&T common stock and cash in lieu of any fractional share interest in the same manner as other outstanding shares of MainStreet common stock.

RESTRICTIONS ON RESALES BY AFFILIATES

     All shares of BB&T common stock issuable in the merger will be registered under the Securities Act and will be freely transferable, except that any such shares received by "persons" who are deemed to be "affiliates" (as such terms are defined under the Securities Act) of MainStreet at the effective time may be resold by them (a) only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act and (b) following the satisfaction of the requirements of the Commission's Accounting Series Release Nos. 130 and 135 relating to publication of financial results of the post-merger combined operations of BB&T and MainStreet. Those who may be deemed affiliates of MainStreet generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with MainStreet and include directors and certain executive officers of MainStreet. The restrictions on resales by an affiliate extend also to certain related parties of the affiliate, including spouse, relatives and spouse's relatives who in each case have the same home as the affiliate.

     The merger agreement requires MainStreet to cause each of its affiliates to deliver to BB&T a written agreement to the effect generally that such person will not offer or otherwise dispose of any shares of BB&T common stock issued to that person in the merger, except in compliance with (a) the Securities Act and the rules and regulations promulgated thereunder and (b) the requirements of the accounting releases described above.

                             INFORMATION ABOUT BB&T

GENERAL

     BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina, Virginia, Maryland and the District of Columbia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas, Virginia, Maryland and the District of Columbia. BB&T's commercial bank subsidiaries are BB&T-NC, Branch Banking and Trust Company of South Carolina ("BB&T-SC"), BB&T-VA, Franklin National Bank of Washington D.C. ("FNB") and BB&T Bankcard Corporation. The principal assets of BB&T are all of the issued and outstanding shares of common stock of BB&T-NC; BB&T Financial Corporation of South Carolina, Greenville, South Carolina, which in turn owns all of the issued and outstanding shares of BB&T-SC; BB&T Financial-VA, which in turn owns all of the issued and outstanding shares of BB&T-VA; FNB; and MFB.

SUBSIDIARIES

     BB&T-NC, BB&T's largest subsidiary, is the oldest bank in North Carolina and currently operates through 350 banking offices throughout North Carolina and 28 offices in the metropolitan Washington D.C. area. BB&T-NC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers, and individuals. BB&T Leasing Corporation, a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., also a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. BB&T Insurance Services, Inc., located in Raleigh, North Carolina, is also a subsidiary of BB&T-NC and offers life, property and casualty and title insurance on an agency basis. Additional subsidiaries of BB&T-NC include Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

     BB&T-SC serves South Carolina through 92 banking offices. BB&T-SC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments, trust customers and individuals. BB&T-SC's subsidiaries include BB&T Investment Services of South Carolina, Inc., which is licensed as a general broker/dealer of securities and is currently engaged in retailing of mutual funds, U.S. Government securities, municipal securities, fixed and variable insurance annuity products and unit investment trusts.

     BB&T-VA offers a full range of commercial and retail banking services through 63 banking offices in the Hampton Roads and Richmond areas and the southern, central and southwestern regions of Virginia.

     FNB, the banking subsidiary of Franklin Bancorporation, Inc. ("Franklin"), of Washington, D.C., was acquired on July 1, 1998 and operates nine banking offices in the metropolitan Washington D.C. area.

     Regional Acceptance Corporation ("RAC"), of Greenville, North Carolina, was acquired on September 1, 1996. RAC, which has 28 branch offices in North Carolina, South Carolina, Tennessee and Virginia, specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles.

     Craigie Incorporated ("Craigie") is a registered broker-dealer with offices in Richmond, Virginia and Charlotte, North Carolina that specializes in the origination, trading and distribution of fixed income securities and equity products in both the public and private capital markets. Phillips Factors Corporation buys and manages account receivables primarily in the furniture, textiles and home furnishings-related industries. W.E. Stanley & Company, Inc. is primarily engaged in actuarial and employee group, health and welfare benefit plan consulting, plan administration, and the design, communication and administration of all types of corporate retirement plans. Sheffield Financial Corp. ("Sheffield") specializes in loans to small commercial lawn care businesses across the country.

ACQUISITIONS

     BB&T's profitability and market share have been enhanced through both internal growth and acquisitions during recent years. Specifically, BB&T has expanded by both the acquisition of financial institutions (including thrift institutions) and the purchase of deposits and assets from the Resolution Trust Corporation in federally assisted transactions.

     On October 1, 1997, BB&T completed the acquisition of the investment banking firm Craigie. Craigie's public finance department provides investment banking services, financial advisory services and municipal bond financing to a variety of regional tax-exempt issuers. The firm's corporate finance department specializes in raising capital for corporate clients and has an active mergers and acquisitions practice.

     On December 1, 1997, BB&T completed the acquisition of Virginia First Financial Corporation, which was a Virginia corporation that served as the holding company for Virginia First Savings Bank, F.S.B. ("VFSB"), in a transaction accounted for as a purchase. Effective April 17, 1998, VFSB, which operated 23 banking offices in the south, central and southwestern areas of Virginia, was merged into BB&T-VA.

     On March 1, 1998, BB&T completed the acquisition of Life Bancorp, Inc., which was a Virginia corporation that served as the holding company for Life Savings Bank, F.S.B. ("LSB"), in a transaction accounted for as a pooling of interests. Effective August 14, 1998, LSB was merged into BB&T-VA.

     On June 18, 1998, BB&T completed the acquisition of Dealers Credit Inc. ("DCI"), a commercial finance company based in Menomonee Falls, Wisconsin that specializes in extending secured, installment loan credit and direct financing lease credit to commercial, agricultural, municipal and consumer end-users of turf care equipment, outdoor power equipment, agricultural equipment and related products. DCI was merged into Refloat, Inc., the holding company for Sheffield, and its assets were transferred to Sheffield immediately thereafter.

     On June 30, 1998, BB&T completed the acquisition of W.E. Stanley & Company, Inc. and two of its sister companies (collectively, "W.E. Stanley"). W.E. Stanley operates as a wholly owned subsidiary of BB&T-NC under the name W.E. Stanley & Company, Inc.

     On July 1, 1998, BB&T completed the acquisition of Franklin in a transaction accounted for as a pooling-of-interests. BB&T intends to convert the systems of FNB into BB&T-NC during the first quarter of 1999.

     Also on July 1, 1998, BB&T established BB&T Bankcard Corporation, a special purpose credit card bank headquartered in Columbus, Georgia.

     BB&T completed the acquisition of Maryland Federal Bancorp, Inc., a unitary savings and loan holding company and the sole shareholder of Maryland Federal Bank ("MFB"), on September 30, 1998 and effected the merger of MFB, which has 28 branch offices in the metropolitan Washington D.C. area, into BB&T-NC in November 1998. The transaction was accounted for as a purchase. MFB primarily engages in the business of attracting deposits from the general public and investing such deposits primarily in permanent loans secured by first liens on one-to-four family residential properties and, to a lesser extent, commercial real estate located in MFSL's market area and in consumer loans.

     On August 10, 1998, BB&T announced an agreement to acquire Scott & Stringfellow Financial, Inc. ("Scott & Stringfellow Financial") in a stock transaction valued at $131 million, based on BB&T's closing price of $34.44 on August 7, 1998. The exchange ratio will be one share of BB&T common stock for each share of Scott & Stringfellow Financial common stock. Scott & Stringfellow Financial, established in 1893, has 31 offices in the Carolinas, Virginia and West Virginia. It specializes in full-service retail brokerage, institutional equity and debt underwriting, investment advisory services, corporate finance, equity trading, equity research and a wide range of other investment-related financial services, and manages more than $10 billion in total assets for clients. Scott & Stringfellow Financial is the parent company of Scott & Stringfellow, which advised MainStreet in connection with the merger. See "The Merger-opinions of MainStreet's Financial Advisors-Opinion of Scott & Stringfellow." The acquisition, which will be accounted for as a purchase, is subject to the approval of regulators and Scott & Stringfellow Financial shareholders and is expected to be completed during the first quarter of 1999.

     BB&T expects to continue to take advantage of the consolidation of the financial services industry by developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of an additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T common stock. Moreover, such acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, also are frequently anticipated.

CAPITAL

     The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including certain
off-balance-sheet activities, such as standby letters of credit) of 8%.   At
least half of a bank holding company's total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock,
less certain intangibles ("Tier 1 capital").   The remainder may consist of
certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "total capital"). At September 30, 1998, BB&T's Tier 1 and total capital ratios were 10.0% and 14.8%, respectively. Effective January 1, 1997, with mandatory compliance as of January 1, 1998, the Federal Reserve also requires certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of certain short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required, among other things, to hold additional capital.

     The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating.
BB&T meets such criteria and its leverage ratio requirement is 3%. All other bank holding companies generally are required to maintain a leverage ratio of from at least 100 to 200 basis points above the stated minimum. BB&T's leverage ratio at September 30, 1998 was 7.1%. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, these capital requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

     The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve described above. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of September 30, 1998.

DEPOSIT INSURANCE ASSESSMENTS

     The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits set forth under applicable law. A majority of the deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC. However, approximately 40% of the deposits of BB&T-NC and BB&T-SC and a portion of the deposits of BB&T-VA (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund ("SAIF") of the FDIC.

     Pursuant to budget reconciliation legislation enacted in 1996, the FDIC imposed a special assessment on SAIF-assessable deposits of 65.7 basis points per $100 of SAIF-assessable deposits in order to increase the SAIF's net worth to 1.25 percent of SAIF-insured deposits as of October 1, 1996. Certain institutions that engaged in thrift acquisitions, including BB&T-NC, received a 20 percent discount on the assessment. As a result, the pre-tax impact of the special assessment on BB&T was approximately $38 million, and was recorded as an expense as of September 30, 1996.

     The FDIC has since lowered the assessment rates for SAIF-insured deposits, effective January 1, 1997, to the same levels as the assessment rates currently applicable to BIF-insured deposits. For the semi-annual period beginning June 30, 1998, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because the 1996 legislation requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing BIF-insured deposits an additional 1.22 basis points per $100 of deposits, and SAIF-insured deposits an additional 6.10 basis points per $100 of deposits, in each case on an annualized basis, to cover those obligations.

                          INFORMATION ABOUT MAINSTREET

     MainStreet is a multi-bank holding company headquartered in Martinsville, Virginia, with total assets of $2.1 billion and total shareholders' equity of $175.6 million at September 30, 1998. Organized in 1977, MainStreet through its ten affiliate banks (the "MainStreet Banks"), and MainStreet Trust Company, National Association, a nationally chartered bank with powers limited to fiduciary activities and related business (the "Trust Company"), engages in a general banking business and, provides a broad spectrum of full-service banking and trust services to consumers, businesses, institutions and governments, including accepting demand, savings and time deposits; making commercial, personal, installment, mortgage and construction loans; issuing letters of credit; and providing discount brokerage, trust services, bank-card services, mortgage banking and investment services. MainStreet offers banking services in several communities in Virginia, and also in southern Maryland and Washington, D.C.

     In November 1997, MainStreet created a Delaware statutory business trust subsidiary ("MainStreet Capital Trust I") which issued approximately $50 million of trust preferred securities. MainStreet Capital Trust I then, in turn, used the proceeds from the sale of the trust securities to acquire Junior Subordinated Debentures of MainStreet which have the same rate, payment of dividends and maturity. These debentures are included in MainStreet's capital calculation for bank regulatory purposes only.

                       DESCRIPTION OF BB&T CAPITAL STOCK

GENERAL

     The authorized capital stock of BB&T consists of 500,000,000 shares of BB&T common stock and 5,000,000 shares of preferred stock, par value $5.00 per share. As of December 11, 1998, there were __________ shares of BB&T common stock issued and outstanding. There were no shares of BB&T preferred stock issued and outstanding as of such date, although 2,000,000 shares of BB&T preferred stock have been designated as Series B Junior Participating Preferred Stock (the "BB&T Junior Preferred Stock") and are reserved for issuance in connection with BB&T's shareholder rights plan. See "-Shareholder Rights Plan." Based on the number of shares of MainStreet common stock outstanding at the record date, it is estimated that approximately _____________ shares of BB&T common stock would be issued in the merger.

BB&T COMMON STOCK

     Each share of BB&T common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T common stock are entitled to receive dividends when, as, and if declared by the BB&T board out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T common stock are subject to any preferences provided for by resolution of the BB&T board for any series of BB&T preferred stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T's shareholders rights plan provide that holders of such shares will have rights and privileges that are substantially identical to those of holders of BB&T common stock.

     The transfer agent and registrar for BB&T common stock is BB&T-NC. BB&T intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T common stock to be issued in the merger.

BB&T PREFERRED STOCK

     Under the BB&T articles, BB&T may issue shares of BB&T preferred stock in one or more series as may be determined by the BB&T board or a duly authorized committee. The BB&T board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T preferred stock issued may rank senior to the BB&T common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T preferred stock may have class or series voting rights. Under certain circumstances, the issuance of BB&T preferred stock or the existence of the unissued BB&T preferred stock may tend to discourage or render more difficult a merger or other change in control of BB&T. See "-Shareholder Rights Plan."

SHAREHOLDER RIGHTS PLAN

     BB&T has adopted a shareholder rights plan pursuant to which holders of shares of BB&T common stock also hold rights to purchase securities or other property that may be exercised upon the occurrence of certain "triggering events." Shareholder rights plans such as BB&T's plan are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of BB&T, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of BB&T's shareholder rights plan are discussed below.

     On December 17, 1996, the BB&T board declared a dividend distribution of one right (a "Right," and collectively the "Rights") for each outstanding share of BB&T common stock to shareholders of record at the close of business on January 17, 1997. One Right will also be distributed for each share of BB&T common stock issued between January 17, 1997 and the occurrence of a "Distribution Date" (described in the next paragraph). Each Right entitles the registered holder to purchase from BB&T a unit consisting of one-hundredth of a share (a "Unit") of BB&T Junior Preferred Stock at a Purchase Price of $145.00 per Unit, subject to adjustment, or, under certain circumstances, other securities or property. The description and terms of the Rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and BB&T-NC in the capacity of Rights Agent (the "Rights Agreement").

     Initially, the Rights will be attached to all BB&T common stock certificates representing shares then outstanding, and no separate Rights Certificates (as defined in the Rights Agreement) will be distributed. A "Distribution Date" will occur, and the Rights will separate from shares of BB&T common stock, upon the earliest of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T common stock (the "Stock Acquisition Date"), (b) 10 business days following the commencement of a tender offer or exchange offer that would if completed result in a person or group beneficially owning 20% or more of such outstanding shares of BB&T common stock or (c) 10 business days after the BB&T board declares any Person to be an "Adverse Person," as described in the following paragraph.

     The BB&T board will declare a person to be an Adverse Person upon its determinations (a) that such person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock (provided that any such determination will not be effective until such person has in fact become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock) and (b) following consultation with such persons as the BB&T board deems appropriate, that (1) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause BB&T to repurchase the BB&T common stock beneficially owned by such person or to cause pressure on BB&T to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the BB&T board determines that the best long-term interests of BB&T and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (2) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of BB&T's ability to maintain its competitive position) on the business or prospects of BB&T or
(iii) such beneficial ownership otherwise is determined to be not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 2006, subject to extension by the BB&T board, or unless earlier redeemed by BB&T as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of BB&T common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the BB&T board, only shares of BB&T common stock issued before the Distribution Date will be issued with Rights.

     If the BB&T board determines that a person is an Adverse Person or, at any time following the Distribution Date, a person becomes the beneficial owner of 25% or more of the then outstanding shares of BB&T common stock, each holder of a Right will thereafter have the right to receive at the time specified in the Rights Agreement, (a) upon exercise and payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to two times the exercise price of the Right or
(b) at the discretion of the BB&T board, upon exercise and without payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to the difference between the exercise price of the Right and the value of the consideration that would be payable under clause (a). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. Rights will not become exercisable following the occurrence of either of the events set forth above, however, until such time as the Rights are no longer redeemable by BB&T as set forth below.

     For example, at an exercise price of $145.00 per Right, each Right not owned by an Acquiring Person or an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $290.00 worth of BB&T common stock (or other consideration, as noted above) for $145.00. Assuming that the BB&T common stock had a per share value of $36.25 at such time, the holder of each valid Right would be entitled to purchase eight shares of BB&T common stock for $145.00. Alternatively, at the discretion of the BB&T board, each Right following an event set forth in the preceding paragraph, without payment of the exercise price, would entitle its holder to BB&T common stock (or other consideration, as noted above) worth $145.00.

     If, at any time following the Stock Acquisition Date, (a) BB&T is acquired in a merger, statutory share exchange or other business combination transaction in which BB&T is not the surviving corporation or (b) 50% or more of BB&T's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The Purchase Price payable, and the number of Units of BB&T Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution if certain events occur.

     In general, BB&T may redeem the Rights in whole, but not in part, at a price of $0.01 per Right at any time until 10 business days following the earlier of the Stock Acquisition Date or the effective date of any declaration by the BB&T board that any person is an Adverse Person. After the redemption period has expired, BB&T's right of redemption may be reinstated if an Acquiring Person or Adverse Person reduces his or her beneficial ownership to less than 10% of the outstanding shares of BB&T common stock in a transaction or series of transactions not involving BB&T and if there are no other Acquiring Persons or Adverse Persons.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the BB&T board before the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the BB&T board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the Rights are not redeemable.

     The Rights Agreement is filed as an exhibit to a Registration Statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the Commission. This registration statement and the Rights Agreement are incorporated by reference in this proxy statement/prospectus, and reference is made to them for the complete terms of the Rights Agreement and the Rights. The foregoing discussion is qualified in its entirety by reference to the Rights Agreement. See "Where You Can Find More Information."

CERTAIN PROVISIONS OF THE NCBCA, BB&T ARTICLES AND BB&T BYLAWS

     Certain provisions of the North Carolina Business Corporation Act (the "NCBCA"), the BB&T articles and the BB&T bylaws deal with matters of corporate governance and the rights of shareholders. Certain of these provisions, as well as the ability of the BB&T board to issue shares of BB&T preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by the BB&T board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and all of its shareholders. The following describes the principal provisions of the NCBCA applicable to BB&T, the BB&T articles and BB&T bylaws that may be deemed to have anti-takeover effects.

     Control Share Acquisition Act

     The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "Comparison of Shareholders' Rights-Anti-takeover Statutes."

     Provisions Regarding the BB&T Board

     The BB&T articles and the BB&T bylaws classify the BB&T board and permit the removal of directors only for cause. This could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BB&T. For a description of such provisions, see "Comparison of Shareholders' Rights-Directors."

     Meeting of Shareholders; Shareholders' Nominations and Proposals

     Under the BB&T bylaws, meetings of the shareholders may be called only by the Chief Executive Officer, President, Secretary or the BB&T board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

     Certain procedures governing the submission of nominations for directors and other proposals by shareholders may have some deterrent effect on shareholder actions designed to result in change of control in BB&T. See "Comparison of Shareholders' Rights-Notice of Shareholder Nominations and Shareholder Proposals."

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     At the effective time, holders of MainStreet common stock will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T common stock and holders of MainStreet common stock. Since BB&T is organized under the laws of the State of North Carolina and MainStreet is organized under the laws of the Commonwealth of Virginia, differences in the rights of holders of BB&T common stock and those of holders of MainStreet common stock arise from differing provisions of the NCBCA and the Virginia Stock Corporation Act (the "VSCA") in addition to differing provisions of their respective articles of incorporation and bylaws.

     The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T common stock and holders of MainStreet common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the VSCA and the governing corporate instruments of BB&T and MainStreet, to which the shareholders of MainStreet are referred.

AUTHORIZED CAPITAL STOCK

     BB&T

     BB&T's authorized capital stock consists of 500,000,000 shares of BB&T common stock and 5,000,000 shares of BB&T preferred stock. The BB&T articles authorize the BB&T board to issue shares of BB&T preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of BB&T preferred stock in each such series. As of December 11, 1998, there were _________ shares of BB&T common stock outstanding. No shares of BB&T preferred stock were issued and outstanding as of such date, although 2,000,000 shares of BB&T preferred stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "Description of Bb&t Capital Stock-Shareholder Rights Plan."

     MainStreet

     MainStreet's authorized capital stock consists of 20,000,000 shares of MainStreet common stock and 1,000,000 shares of preferred stock. The MainStreet articles authorize the MainStreet board to issue shares of MainStreet preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of MainStreet preferred stock in each such series. As of December 11, 1998, there were 14,169,964 shares of MainStreet common stock outstanding. No shares of MainStreet preferred stock were issued and outstanding as of such date, although 100,000 shares of MainStreet preferred stock have been designated as Series A Participating Cumulative Preferred Stock and are reserved for issuance in connection with MainStreet's shareholder rights plan.

SPECIAL MEETINGS OF SHAREHOLDERS AND ACTION BY SHAREHOLDERS WITHOUT A MEETING

     BB&T

     Special meetings of the shareholders of BB&T may be called at any time by BB&T's Chief Executive Officer, President or Secretary or by the BB&T board. Under the NCBCA, shareholders of a North Carolina corporation may take action without a meeting by one or more written consents signed by all shareholders entitled to vote on the matter in question, provided that any required notice is given to any shareholders not entitled to vote on such matter.

     MainStreet

     Under the VSCA, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The MainStreet bylaws provide that a special meeting of shareholders may be called by the Chairman, the Vice-Chairman, the President or a majority of the directors.

DIRECTORS

     BB&T

     The BB&T articles and the BB&T bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the BB&T board or by resolution of the shareholders of BB&T. Currently, the BB&T board consists of 21 directors. The BB&T board is divided into three classes, with directors serving staggered three-year terms. Under the BB&T articles and the BB&T bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors. Holders of BB&T common stock do not have cumulative voting rights in the election of directors.

     MainStreet

     Under the VSCA, the number of directors of a corporation may be fixed in the articles of incorporation or bylaws of a corporation. The MainStreet Bylaws provide that the MainStreet board shall consist of 11 persons. All of the MainStreet directors are elected each year. Any vacancy occurring on the MainStreet board, including a vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the MainStreet board. However, the VSCA provides that, when the bylaws fix the number of directors, the board may increase or decrease that number only by 30% or less without shareholder action. No decrease in the number of directors constituting the MainStreet board shall shorten the term of any incumbent director. Subject to the rights of the holders of any preferred stock then outstanding, any director may be removed by the affirmative vote of the holders of at least two-thirds of outstanding voting shares. MainStreet shareholders do not have cumulative voting in the election of directors.

DIVIDENDS AND OTHER DISTRIBUTIONS

     BB&T

     The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due
in the ordinary course of business.   BB&T is not subject to other express
regulatory restrictions on payments of dividends and other distributions. The ability of BB&T to pay distributions to the holders of BB&T common stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T board.

     MainStreet

     The VSCA prohibits a Virginia corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the usual course of business. MainStreet is not subject to other express regulatory restrictions on payments of dividends and other distributions. The ability of MainStreet to pay distributions to the holders of MainStreet common stock may depend, however, upon the amount of dividends its bank subsidiaries pay to MainStreet. MainStreet's bank subsidiaries, like BB&T's, are subject to regulatory restrictions on the payment of dividends.

NOTICE OF SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

     BB&T

     The BB&T bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T board or a committee thereof, of candidates for election as directors. The BB&T bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T board must submit such nomination in writing to the Secretary of BB&T not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

     Similarly, a shareholder must notify the Secretary of BB&T in writing not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders of the shareholder's intention to make a proposal for consideration at the next annual meeting. The notice must contain: (a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in such proposal.

     MainStreet

     The MainStreet bylaws provide that any nomination for director made by a shareholder must be made in writing to the Secretary of MainStreet not less than 90 days prior to the meeting of shareholders at which directors are to be elected. Any such shareholder's notice shall include (a) the name and address of the shareholder and of each person to be nominated, (b) a representation that the shareholder is a holder of record of stock of MainStreet entitled to vote and intends to appear in person or by proxy at the meeting to nominate each person specified, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is made by the shareholder, (d) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had the nominee been nominated by the MainStreet board, and (e) the consent of each nominee to serve as a director if so elected. There is no residency requirement for the directors and no requirement that directors of MainStreet own any capital stock of MainStreet.

     Only business that is properly brought before the meeting may be presented to and acted upon by the shareholders. To be properly brought before the meeting, business must be brought (a) by or at the direction of the MainStreet board or (b) by a shareholder who has given written notice of business he expects to bring before the meeting to the Secretary of MainStreet by December 1 of the year preceding the meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on MainStreet's books, of the shareholder proposing such business, (c) the class and number of shares of MainStreet's stock beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.

EXCULPATION AND INDEMNIFICATION

     BB&T

     The NCBCA requires that a director of a North Carolina corporation discharge the duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation shall not be subject to any different duties or a higher standard of care. The BB&T articles provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. The BB&T bylaws require BB&T to indemnify its directors and officers against liabilities arising out of such person's status as such, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.

     MainStreet

     The VSCA requires that a director of a Virginia corporation discharge the duties as a director in accordance with the director's good faith business judgment of the best interests of the corporation. The VSCA permits Virginia corporations to provide indemnification for directors, officers and agents and also permits Virginia corporations to eliminate personal liability for directors and officers for certain actions.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     BB&T

     The NCBCA generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the merger) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to certain statutory anti-takeover provisions.
See "-Anti-takeover Statutes."

     MainStreet

     The VSCA generally requires that any merger, share exchange or sale of all or substantially all of the assets of a corporation not in the ordinary course of business be approved by more than two-thirds of the votes entitled to be cast by each voting group entitled to vote, unless the articles of incorporation provide for a greater or lesser vote (but in no event less than a majority of votes cast by each such voting group at a meeting at which a quorum of the voting group exists). The VSCA does permit such an amendment or transaction to be approved by as few as a majority of the votes cast, if the articles of incorporation so state. Approval of a merger or a share exchange by the shareholders of the surviving corporation is not required in certain instances by either the VSCA or the rules of the National Association of Securities Dealers, which governs the market on which MainStreet common stock trades, when the number of voting shares outstanding immediately after the transaction, plus the number of voting shares issuable as a result of the transaction, do not exceed by more than 20% the number of voting shares outstanding immediately before the transaction. MainStreet is also subject to certain statutory anti-takeover provisions. See "--Anti-takeover Statues."

ANTI-TAKEOVER STATUTES

     BB&T

     The North Carolina Control Share Acquisition Act applies to BB&T. This act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders. The act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the act, the shares acquired that result in the crossing of any of these thresholds ("Control Shares") have no voting rights until such rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of Control Shares, any officer of the corporation and any employee of such corporation who is also a director of such corporation. If voting rights are conferred on Control Shares, all shareholders of such corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any Control Shares.

     In accordance with the provisions of such statute, BB&T has elected not to be governed by the North Carolina Shareholder Protection Act, which requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain "fair price" requirements.

     MainStreet

     The VSCA contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of specified material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of more than two-thirds of the
remaining voting shares.   Affiliated Transactions subject to this approval
requirement include mergers, share exchanges, dispositions of corporate assets with an aggregate fair market value in excess of 5% of the corporation's net worth, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification of securities, including a reverse stock split, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

     For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without the approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder and the approval of a majority of the "Disinterested Directors," as defined in the statute. At the expiration of the three year period, the VSCA requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

     After the three-year period has expired, the requirement for a two-thirds vote by holders of shares other than those held by an Interested Shareholder does not apply if (1) the transaction is approved by majority vote of the Disinterested Directors, or (2) the transaction satisfies the fair-price provisions of the statute. In general, the fair price provisions require that in a two-step acquisition, the Interested Shareholder must pay the shareholders in the second step a price that is equal to the higher of (1) the fair market value of the shares at the time of the second step or (2) the highest price paid by the Interested Shareholder to acquire its shares in the first step.

     In addition, the VSCA provides that, by affirmative vote of a majority of the voting shares other than shares owned by an Interested Shareholder, a corporation can provide in its articles of incorporation or bylaws that the Affiliated Transactions provisions shall not apply to the corporation.

     The VSCA also regulates "Control Share Acquisitions," as defined therein, and provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request. A Virginia corporation can provide in its articles of incorporation or bylaws that the Control Share Acquisition provisions do not apply to such corporation.

     Since the merger was approved by more than a majority of MainStreet's disinterested directors, the Affiliated Transactions statute will not apply in this case. Similarly, if the MainStreet shareholders approve the merger, the Control Share Acquisition statute also will not apply to this transaction.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

     BB&T

     The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended if the amendment is approved by a majority of the votes cast within each voting group entitled to vote. The BB&T articles and BB&T bylaws also require the affirmative vote of more than two-thirds of the outstanding shares entitled to vote to approve an amendment to the BB&T articles or BB&T bylaws amending, altering or repealing the portions of such articles or bylaws relating to classification and staggered terms of the BB&T board, removal of directors or any requirement for a supermajority vote on such an amendment. The NCBCA provides that a North Carolina corporation's bylaws may be amended by its shareholders, and the BB&T articles authorize the BB&T board to amend the BB&T bylaws.

     MainStreet

     The VSCA generally requires that any amendment to a Virginia corporation's articles of incorporation be approved by more than two-thirds of the votes entitled to be cast by each voting group entitled to vote on such amendment, unless the articles of incorporation provide for a greater or lesser vote (but in no event less than a majority of all of the votes cast by each such voting group at a meeting at which a quorum of the voting group exists).

     The VSCA provides generally that a Virginia corporation's board of directors may amend or repeal the corporation's bylaws except to the extent that
(a) such power is reserved to the shareholders by the articles of incorporation,
(b) the shareholders in adopting or amending a particular bylaw provided expressly that the board of directors could not amend or repeal such bylaw and
(c) the corporation's shareholders may amend or repeal the bylaws even though the bylaws may be amended or repealed by the board of directors.

SHAREHOLDERS' RIGHTS OF DISSENT AND APPRAISAL

     BB&T

     Under the NCBCA, a shareholder of a North Carolina corporation is entitled to dissent from, and obtain payment of the "full value" of his or her shares in the event of any of the following corporate transactions:

     . completion of a plan of merger to which the corporation is a party, unless (a) the corporation is a parent merging with a subsidiary pursuant to a particular NCBCA provision for such transactions; (b) the merger is subject to an NCBCA provision that exempts from the shareholder approval requirement certain mergers that do not result in a substantial change to the corporation or the rights of its shareholders; or (c) the shares in question are then redeemable by the corporation at a price not greater than the cash to be received for such shares;

     . completion of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

     . completion of a sale or exchange of all or substantially all of the property of the corporation other than in the regular course of business, including a sale in dissolution but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds are to be distributed in cash to shareholders within one year;

     . an amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it
          (a) alters or abolishes a preferential right of the shares; (b) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (d) excludes or limits the right of shares to vote on any matter; (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; or (f) changes the corporation into a nonprofit corporation or cooperative organization; or

     . any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     With respect to corporations that have a class or series of shares either listed on a national securities exchange or held by more than 2,000 record shareholders, dissenters' rights are not available to the holders of these shares by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash, (2) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (3) a combination of cash and such shares.

     A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his or her shares must follow specific procedural requirements as set forth in the NCBCA in order to maintain such right and obtain such payment.

     MainStreet

     Under the VSCA, a shareholder of a Virginia corporation is entitled to dissent from, and to receive payment of the "fair value" of his or her shares in the event of, any of the following corporation transactions:

     . completion of a merger to which the corporation is a party, provided that either (a) shareholder approval is required for the merger pursuant to the VSCA or the corporation's articles of incorporation and the shareholder is entitled to vote or (b) the corporation is a subsidiary being merged with its parent pursuant to a particular VSCA provision for such transactions;

     . completion of a plan of share exchange in which the corporation is the party whose shares will be acquired, provided that the shareholder is entitled to vote on the plan;

     . completion of the sale or exchange of all or substantially all the property of the corporation, if the shareholder is entitled to vote on the transaction or the transaction is in furtherance of a dissolution on which the shareholder is entitled to vote, and provided that the transaction is neither (a) a transaction pursuant to court order nor
          (b) a transaction for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; or

     . any corporate action taken pursuant to a shareholder vote, to the extent that the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting and nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     With respect to corporations that have a class or series of shares either listed on a national securities exchange or the Nasdaq market (such as MainStreet) or held by more than 2,000 record shareholders, dissenters' rights are not available to the holders of such shares by reason of a merger, share exchange or sale or exchange of property unless

     . the articles of incorporation of the corporation issuing such shares provided otherwise (MainStreet's Articles do not provide otherwise);

     . in the case of a merger or share exchange (unlike the merger), the holders of such shares are required to accept anything other than (a) cash, (b) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (c) a combination of cash and such shares; or

     . the transaction is with a shareholder who owns more than 10 percent of a class of shares and has not been approved by a majority of the directors unaffiliated with such shareholder.

     A shareholder who has the right to object to a transaction and receive payment of the "fair value" of his or her shares must follow specific procedural requirements as set forth in the VSCA in order to maintain such right and obtain such payment.

     Holders of MainStreet common stock do not have appraisal rights in connection with the merger because, as of the record date, shares of MainStreet common stock were listed on the Nasdaq National Market and the shares of BB&T common stock are held of record by at least 2,000 record shareholders.

LIQUIDATION RIGHTS

     BB&T

     In the event of the liquidation, dissolution or winding-up of the affairs of BB&T, holders of outstanding shares of BB&T common stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

     Because BB&T is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T preferred stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary's creditors, except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary, and
(b) any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of such savings associations from mutual to stock form.

     MainStreet

     In the event of the liquidation, dissolution or winding up of the affairs of MainStreet, holders of the outstanding shares of MainStreet common stock are entitled to share, in proportion to their respective interests, MainStreet's assets and funds remaining after payment, or the provision for payment, of all liabilities of MainStreet.

                             SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have presented at the next annual meeting of shareholders, which will not be held if the merger is completed, and included in MainStreet's proxy materials must be received at the main office of MainStreet, 200 East Church Street, Martinsville, Virginia 24112, no later than November 21, 1999. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in MainStreet's proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders, if applicable. Shareholders wishing to present proposals at such meeting (but not include them in MainStreet's proxy materials) must also give notice of such proposals to MainStreet no later than November 21, 1999. It is urged that any proposals be sent by certified mail, return receipt requested.

                                OTHER BUSINESS

     The MainStreet board is not aware of any business to come before the meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

     The validity of the shares of BB&T common stock offered hereby will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, as counsel to BB&T. As of the date of this proxy statement/prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 19,000 shares of BB&T common stock.

                                    EXPERTS

     The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference in this proxy statement/prospectus from BB&T's Current Report on Form 8-K dated September 18, 1998, which restates the consolidated financial statements that are incorporated by reference from BB&T's Annual Report on Form 10-K for the year ended December 31, 1997, to reflect the acquisitions by BB&T of Life Bancorp, Inc. on March 1, 1998 and Franklin Bancorporation, Inc. on July 1, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of MainStreet Financial Corporation and its subsidiaries which are incorporated by reference in this proxy statement/prospectus from MainStreet's Current Report on Form 8-K dated October 23, 1998, which restates the consolidated financial statements that are incorporated by reference from MainStreet's Annual Report on Form 10-K for the year ended December 31, 1997, to reflect the acquisition by MainStreet of Regency Financial Shares, Incorporated on March 10, 1998, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     BB&T and MainStreet file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or certain other information that the companies file with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE, for BB&T, and Nasdaq, for MainStreet.

     BB&T has filed the Registration Statement to register with the Commission the BB&T common stock to be issued to MainStreet shareholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of BB&T. As allowed by Commission rules, this proxy statement/prospectus does not contain all the information you can find in BB&T's Registration Statement or the exhibits to the Registration Statement.

     The Commission allows MainStreet and BB&T to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that MainStreet and BB&T have previously filed with the Commission. These documents contain important information about MainStreet and BB&T and their businesses.

BB&T COMMISSION FILINGS (FILE NO. 1-10853)
Annual Report on Form 10-K                        For the fiscal year ended December 31, 1997

Quarterly Reports on Form 10-Q                    For the fiscal quarters ended March 31, June 30 and
                                                  September 30, 1998

Current Reports on Form 8-K                       Filed January 15, 1998, February 26, 1998, February
                                                  27, 1998, April 13, 1998, May 13, 1998, June 23,
                                                  1998, July 7, 1998, July 13, 1998, August 10, 1998,
                                                  August 11, 1998, August 27, 1998, September 18,
                                                  1998 and October 14, 1998

Registration Statement on Form 8-A (concerning    Filed January 10, 1997
BB&T's shareholder rights plan)

MAINSTREET COMMISSION FILINGS (FILE NO. 0-8622)

Annual Report on Form 10-K                        For the fiscal year ended December 31, 1997

Quarterly Reports on Form 10-Q                    For the fiscal quarters ended March 31, June 30
                                                  and
                                                  September 30, 1998

Current Reports on Form 8-K                       Filed March 5, 1998, March 13, 1998, March 13,
                                                  1998, June 4, 1998, July 21, 1998, October 1, 1998
                                                  and October 23, 1998

The description of MainStreet common stock in     Filed May 27, 1998 and amended June 11, 1998
 MainStreet's Registration Statement on Form S-4
 under the caption "Description of MSBC Capital
 Stock"

     MainStreet and BB&T also incorporate by reference additional documents that may be filed with the Commission between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     BB&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to BB&T, and MainStreet has supplied all such information relating to MainStreet before the merger.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Commission or the Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits except those that the companies have specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

        Shareholder Reporting                         Rebecca J. Jenkins
          BB&T Corporation                            Corporate Secretary
        Post Office Box 1290                   MainStreet Financial Corporation
 Winston-Salem, North Carolina 27104                200 East Church Street
            (336) 733-3021                          Martinsville, VA 24112
                                                        (540) 666-3272

If you would like to request documents from us, please do so by January 8, 1999 to receive them before the meeting.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. BB&T and MainStreet have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated December 15, 1998. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of BB&T common stock in the merger creates any implication to the contrary.

                                                                      APPENDIX I




                     AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                       MAINSTREET FINANCIAL CORPORATION,
                               BB&T CORPORATION
                                      AND
                    BB&T FINANCIAL CORPORATION OF VIRGINIA

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
ARTICLE I
     DEFINITIONS...........................................................    1

ARTICLE II
     THE MERGER............................................................    5
     2.1  Merger...........................................................    5
          ------
     2.2  Filing; Plan of Merger...........................................    5
          ----------------------
     2.3. Effective Time...................................................    6
          --------------
     2.4  Closing..........................................................    6
          -------
     2.5  Effect of Merger.................................................    6
          ----------------
     2.6  Further Assurances...............................................    6
          ------------------
     2.7  Merger Consideration.............................................    6
          --------------------
     2.8  Conversion of Shares; Payment of Merger Consideration............    7
          ------------------------------------------------------
     2.9  Conversion of Stock Options......................................    8
          ---------------------------
     2.10 Assumption of Indenture Obligations..............................    8
          -----------------------------------
     2.11 Merger of Subsidiary.............................................    9
          --------------------
     2.12 Anti-Dilution....................................................    9
          -------------

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF MAINSTREET..........................    9
     3.1  Capital Structure................................................    9
          -----------------
     3.2  Organization, Standing and Authority.............................   10
          ------------------------------------
     3.3  Ownership of Subsidiaries........................................   10
          -------------------------
     3.4  Organization, Standing and Authority of the Subsidiaries.........   10
          --------------------------------------------------------
     3.5  Authorized and Effective Agreement...............................   10
          ----------------------------------
     3.6  Securities Filings; Financial Statements; Statements True........   11
          ---------------------------------------------------------
     3.7  Minute Books.....................................................   11
          ------------
     3.8  Adverse Change...................................................   11
          --------------
     3.9  Absence of Undisclosed Liabilities...............................   12
          ----------------------------------
     3.10 Properties.......................................................   12
          ----------
     3.11 Environmental Matters............................................   12
          ---------------------
     3.13 Tax Matters......................................................   13
          -----------
     3.14 Employees; Compensation; Benefit Plans...........................   13
          --------------------------------------
     3.15 Certain Contracts................................................   16
          -----------------
     3.16 Legal Proceedings; Regulatory Approvals..........................   17
          ---------------------------------------
     3.17 Compliance with Laws; Filings....................................   17
          -----------------------------
     3.18 Brokers and Finders..............................................   17
          -------------------
     3.19 Repurchase Agreements; Derivatives...............................   17
          ----------------------------------
     3.20 Deposit Accounts.................................................   18
          ----------------
     3.21 Related Party Transactions.......................................   18
          --------------------------
     3.22 Certain Information..............................................   18
          -------------------
     3.23 Tax and Regulatory Matters.......................................   18
          --------------------------
     3.24 State Takeover Laws..............................................   18
          -------------------
     3.25 Labor Relations..................................................   19
          ---------------
     3.26 Fairness Opinion.................................................   19
          ----------------

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES
     OF BB&T................................................................. 19
     4.1  Capital Structure of BB&T.......................................... 19
          -------------------------
     4.2  Organization, Standing and Authority of BB&T....................... 19
          --------------------------------------------
     4.3  Authorized and Effective Agreement................................. 19
          ----------------------------------
     4.4  Organization, Standing and Authority of BB&T Subsidiaries.......... 20
          ---------------------------------------------------------
     4.5  Securities Documents; Statements True.............................. 20
          -------------------------------------
     4.6  Financial Statements............................................... 20
          --------------------
     4.7  Certain Information................................................ 20
          -------------------
     4.8  Tax and Regulatory Matters......................................... 21
          --------------------------
     4.9  Share Ownership.................................................... 21
          ---------------

ARTICLE V
     COVENANTS............................................................... 22
     5.1  MainStreet Shareholder Meeting..................................... 22
          ------------------------------
     5.2  Registration Statement; Proxy Statement/Prospectus................. 22
          --------------------------------------------------
     5.3  Plan of Merger; Reservation of Shares.............................. 22
          -------------------------------------
     5.4  Additional Acts.................................................... 22
          ---------------
     5.5  Best Efforts....................................................... 23
          ------------
     5.6  Certain Accounting Matters......................................... 23
          --------------------------
     5.7  Access to Information.............................................. 23
          ---------------------
     5.8  Press Releases..................................................... 24
          --------------
     5.9  Forbearances of MainStreet......................................... 24
          --------------------------
     5.10 Employment Agreements.............................................. 26
          ---------------------
     5.11 Affiliates......................................................... 26
          ----------
     5.12 Section 401(k) Plan; Employee Benefits............................. 26
          --------------------------------------
     5.13 Directors and Officers Protection.................................. 27
          ---------------------------------
     5.14 Forbearances of BB&T............................................... 27
          --------------------
     5.15 Assumption of Agreement by Acquiror of BB&T........................ 28
          -------------------------------------------
     5.16 Reports............................................................ 28
          -------
     5.17 Exchange Listing................................................... 28
          ----------------
     5.18 MainStreet Board of Directors...................................... 28
          -----------------------------
     5.19 Charitable Contribution............................................ 29
          -----------------------

ARTICLE VI
     CONDITIONS PRECEDENT.................................................... 29
     6.1  Conditions Precedent - BB&T and MainStreet......................... 29
          ------------------------------------------
     6.2  Conditions Precedent - MainStreet.................................. 29
          ---------------------------------
     6.3  Conditions Precedent - BB&T........................................ 30
          ---------------------------

ARTICLE VII
     TERMINATION, DEFAULT, WAIVER AND AMENDMENT.............................. 31
     7.1  Termination........................................................ 31
          -----------
     7.2  Effect of Termination.............................................. 33
          ---------------------
     7.3  Termination of Representations, Warranties and Covenants........... 33
          --------------------------------------------------------
     7.4  Waiver............................................................. 33
          ------
     7.5  Amendment or Supplement............................................ 34
          -----------------------

ARTICLE VIII
     MISCELLANEOUS........................................................... 34

     8.1  Expenses........................................................... 34
          --------
     8.2  Entire Agreement................................................... 34
          ----------------
     8.3  No Assignment...................................................... 34
          -------------
     8.4  Notices............................................................ 34
          -------
     8.6  Captions........................................................... 35
          --------
     8.7  Counterparts....................................................... 35
          ------------
     8.8  Governing Law...................................................... 35
          -------------

ANNEXES
-------

     Annex A                          Articles of Merger
     Annex B (not included)           Employment Agreement with Michael R.Brenan
     Annex C (not included)           Employment Agreements with Rebecca J.
                                      Jenkins, Darryl J. Lamdreneau, Mark J.
                                      Wenick, R. Bruce Valley, Merlin A. Henkel and George Kapusta

                     AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of August 26, 1998, is among MAINSTREET FINANCIAL CORPORATION ("MainStreet"), a Virginia corporation having its principal office at Martinsville, Virginia, BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina, and BB&T FINANCIAL CORPORATION OF VIRGINIA ("BB&T FINANCIAL"), a Virginia corporation having its principal office at Virginia Beach, Virginia and a wholly owned subsidiary of BB&T;

                               R E C I T A L S:
                               - - - - - - - -

          The parties desire that MainStreet shall be merged with and into BB&T Financial (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby. As a condition and inducement to BB&T's willingness to enter into the Agreement, MainStreet is concurrently granting to BB&T an option to acquire, under certain circumstances, up to 2,800,000 shares of the common stock, par value $5.00 per share, of MainStreet (the "BB&T Option Agreement").

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

1.1       Definitions
          -----------

          When used herein, the capitalized terms set forth below shall have the following meanings:

          "Advisors" shall mean Sandler O'Neill & Partners, L.P. and Scott & Stringfellow, Inc.

          "Affiliate" shall mean, with respect to any Person, any Person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          "Articles of Merger" shall mean the Articles of Merger required to be filed with the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA,

          "Bank Holding Company Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

          "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

          "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith, as amended from time to time, under which BB&T has an option to purchase shares of MainStreet Common Stock, which shall be executed concurrently with execution of this Agreement.

          "BB&T Subsidiaries" shall mean all bank Subsidiaries of BB&T at the Effective Time.

          "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Commission" shall mean the Securities and Exchange Commission.

          "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

          "Disclosed" shall mean disclosed in the MainStreet Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

          "Environmental Claim" shall mean any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

          "Environmental Laws" shall mean all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

          "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheet (including related notes and schedules, if any) of BB&T as of December 31, 1997, 1996, and 1995, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996, and 1995, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1997, and (b) with respect to MainStreet, (i) the consolidated statements of financial condition (including related notes and schedules, if any) of MainStreet as of December 31, 1997, December 31, 1996 and December 31, 1995, and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, December 31, 1996 and December 31, 1995 as filed by MainStreet in Securities Documents and (ii) the consolidated statements of financial condition of MainStreet (including related notes and schedules, if any) and the related consolidated statements of income and retained earnings, and cash flows

(including related notes and schedules, if any) included in Securities Documents filed by MainStreet with respect to periods ended subsequent to December 31, 1997.

          "GAAP" shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

          "Hazardous Substances" shall mean any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos;
(iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

          "IRS" shall mean the Internal Revenue Service.

          "MainStreet Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of MainStreet, with MainStreet Rights attached.

          "MainStreet Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "MainStreet Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than September 1, 1998 by MainStreet to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

          "MainStreet Rights" shall mean rights issued by MainStreet pursuant to the MainStreet Rights Agreement.

          "MainStreet Rights Agreement" shall mean the Rights Agreement, dated January 18, 1990, between MainStreet and Crestar Bank, as Rights Agent, relating to 100,000 shares of MainStreet's Series A Participating Cumulative Preferred Stock, par value $5.00 per share.

          "MainStreet Subsidiaries" shall mean The Bank of Northern Virginia, MainStreet Bank (Central Virginia), Bank of Carroll, Bank of Ferrum, Commerce Bank, The First Bank of Stuart, First Community Bank of Saltville, The First National Bank of Clifton Forge, MainStreet Capital Trust I, MainStreet Trust Company, N.A., Piedmont Trust Bank, Tysons National Bank, Tysons Financial Corporation, any and all other Subsidiaries of MainStreet as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of MainStreet after the date hereof and held as a Subsidiary by MainStreet at the Effective Time.

          "Material Adverse Effect" on BB&T or MainStreet shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or MainStreet and the MainStreet Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or MainStreet to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or MainStreet taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of MainStreet to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

          "Registration Statement" shall mean the registration statement of BB&T as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.

          "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreements described under the definitions of "BB&T Common Stock" and "MainStreet Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

          "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission promulgated thereunder.

          "Stock Option" shall mean, collectively, any option granted under the Stock Option Plans, outstanding and unexercised on the date hereof to acquire shares of MainStreet Common Stock, aggregating 138,177 shares.

          "Stock Option Plans" shall mean the Piedmont Bankshares, Inc. 1990 Stock Option Plan and the MainStreet Bankgroup, Inc. 1997 Stock Incentive Plan.

          "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

          "VSCA" shall mean the Virginia Stock Corporation Act, as amended.

               1.2  Terms Defined Elsewhere
                    -----------------------

               The capitalized terms set forth below are defined in the following Sections:

               Agreement                       Introduction
               BB&T                            Introduction
               BB&T Financial                  Introduction
               BB&T Option Agreement           Recitals
               BB&T Option Plan                Section 2.9(a)
               BB&T Ratio                      Section 7.1(h)
               Closing                         Section 2.4

               Closing Date                       Section 2.4
               Closing Value                      Section 7.1(h)
               Constituent Corporations           Section 2.1
               Determination Date                 Section 7.1(h)
               Effective Time                     Section 2.3
               Employer Entity                    Section 5.12(c)
               Exchange Ratio                     Section 2.7(a)
               Index Group                        Section 7.1(h)
               Index Price                        Section 7.1(h)
               MainStreet                         Introduction
               MainStreet Preferred Stock         Section 3.1
               Merger                             Recitals
               Merger Consideration               Section 2.7
               PBGC                               Section 3.14(b)(iv)
               Plan                               Section 3.14(b)(i)
               Plan of Merger                     Recitals
               Starting Date                      Section 7.1(h)
               Surviving Corporation              Section 2.1(a)


                                  ARTICLE II
                                  THE MERGER

2.1  Merger
     ------

     BB&T Financial and MainStreet are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the VSCA. At the Effective Time:

     (a) MainStreet shall be merged with and into BB&T Financial in accordance with the applicable provisions of the VSCA, with BB&T Financial being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

     (b) The separate existence of MainStreet shall cease and the Merger shall in all respects have the effect provided in Section 2.5.

     (c) The Articles of Incorporation of BB&T Financial at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

     (d) The Bylaws of BB&T Financial at the Effective Time shall become the Bylaws of the Surviving Corporation.

2.2  Filing; Plan of Merger
     ----------------------

     The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding the requisite number of shares of each of MainStreet and BB&T Financial. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of the Constituent Corporations shall constitute adoption and approval of the Plan of Merger.

2.3. Effective Time
     --------------

     The Merger shall be effective at the day and hour specified in the Articles of Merger as filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

2.4  Closing
     -------

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m. on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

2.5  Effect of Merger
     ----------------

     From and after the Effective Time, the separate existence of MainStreet shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

2.6  Further Assurances
     ------------------

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, reasonably desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, reasonably desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7  Merger Consideration
     --------------------

     As used herein, the term "Merger Consideration" shall mean the number of shares of BB&T Common Stock (to the nearest one-hundredth of a share) to be exchanged for each share of MainStreet Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a MainStreet shareholder as provided in Section 2.8(d), determined as follows:

     (a) The number of shares of BB&T Common Stock to be issued in exchange for each issued and outstanding share of MainStreet Common Stock shall be in the ratio of 1.18 shares of BB&T Common Stock for each share of MainStreet Common Stock (the "Exchange Ratio").

     (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the closing price per share on the NYSE Composite Transactions List (as reported by The Wall Street Journal - Eastern Edition) for the last trading day preceding the Effective Time. No person will be entitled to dividends, voting rights or any other rights as a BB&T shareholder with respect to any fractional share.

2.8  Conversion of Shares; Payment of Merger Consideration
     -----------------------------------------------------

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of MainStreet or the holders of record of MainStreet Common Stock, each share of MainStreet Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of MainStreet Common Stock (as provided in subsection (d) below), the Merger Consideration.

     (b) Each share of the common stock of BB&T Financial issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of MainStreet Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of MainStreet Common Stock. With respect to any certificate for MainStreet Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of MainStreet Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each MainStreet shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of MainStreet Common Stock. Upon surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

     (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by MainStreet in respect of shares of MainStreet Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, subject to compliance by MainStreet with Section 5.9(b). To the extent permitted by law, former shareholders of record of MainStreet shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of MainStreet Common Stock are converted, regardless of whether such holders have exchanged their certificates representing MainStreet Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing MainStreet

Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of MainStreet Common Stock represented by such certificate.

2.9  Conversion of Stock Options
     ---------------------------

     (a) At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the applicable Stock Option Plan, except that from and after the Effective Time (i) BB&T and its Compensation Committee shall be substituted for MainStreet and the Committee of MainStreet's Board of Directors administering the Stock Option Plans, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of MainStreet Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan (the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Options and the Stock Option Plan granting each Stock Option. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under
Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and MainStreet agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent MainStreet shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under
Section 16(a) of the Exchange Act, BB&T shall administer the Stock Option Plans assumed pursuant to this Section 2.9 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. MainStreet hereby represents that each of the Stock Option Plans in its current form complies with Rule 16b-3 to the extent, if any, required as of the date hereof.

     (b) As soon as practicable following the Effective Time, BB&T shall deliver to each participant in the Stock Option Plans receiving converted or substitute options an appropriate notice setting forth such participant's rights pursuant thereto.

2.10 Assumption of Indenture Obligations
     -----------------------------------

     BB&T and BB&T Financial acknowledge the Junior Subordinated Deferrable Interest Debentures in the principal amount of up to $51,547,000 issued to MainStreet Capital Trust I by MainStreet on November 19, 1997 and governed by the Indenture dated as of such date between MainStreet and the Bank of New York, as Debenture Trustee, and BB&T Financial agrees to assume all obligations of MainStreet under such outstanding Debentures and such Indenture at the Effective Time. Without limiting the generality of the foregoing, BB&T Financial agrees that it shall comply with the provisions of Article X of such Indenture and shall execute and deliver at the Effective Time the supplemental indenture provided for therein.

2.11 Merger of Subsidiary
     --------------------

     In the event that BB&T shall request, MainStreet shall take such actions, and shall cause the MainStreet Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the MainStreet Subsidiaries with and into, in each case, one of the BB&T Subsidiaries. In the event any such actions shall be taken and the Merger shall not be consummated for reasons other than due to a breach of this Agreement by MainStreet, BB&T shall reimburse MainStreet for all legal and regulatory costs incurred by MainStreet with respect to such actions.

2.12 Anti-Dilution
     -------------

     In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration and the Exchange Ratio shall be proportionately adjusted.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF MAINSTREET

     Except as Disclosed, MainStreet represents and warrants to BB&T as follows (no representation or warranty herein of MainStreet shall be deemed to be inaccurate unless the inaccuracy would permit BB&T to refuse to consummate the Merger under the applicable standard set forth in Section 6.3(a)):

3.1  Capital Structure
     -----------------

     The authorized capital stock of MainStreet consists of 20,000,000 shares of MainStreet Common Stock, par value $5.00 per share, and 1,000,000 shares of preferred stock, par value $5.00 per share ("MainStreet Preferred Stock"). As of the date hereof, the total number of shares of MainStreet Common Stock issued and outstanding and subject to options granted under the Stock Option Plans was 14,232,170 of which approximately 14,093,993 shares of such Common Stock are issued and outstanding and approximately 138,177 are subject to such options.
No shares of the MainStreet Preferred Stock are issued and outstanding. No other classes of capital stock of MainStreet, common or preferred, are authorized, issued or outstanding. All outstanding shares of MainStreet Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for (i) shares of MainStreet Common Stock reserved in connection with the Stock Option Plans, (ii) shares of Series A MainStreet Preferred Stock reserved for issuance pursuant to the MainStreet Rights Agreement, and (iii) 1,650,000 shares of MainStreet Common Stock reserved in connection with the BB&T Option Agreement. Except as set forth in this Section 3.1, there are no Rights authorized, issued or outstanding with respect to the capital stock of MainStreet. Holders of MainStreet Common Stock do not have preemptive rights.

3.2  Organization, Standing and Authority
     ------------------------------------

     MainStreet is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. MainStreet has not failed to qualify to do business in any other state of the United States or foreign jurisdiction where such failure would have a Material Adverse Effect.

3.3  Ownership of Subsidiaries
     -------------------------

     Section 3.3 of the MainStreet Disclosure Memorandum lists all of the MainStreet Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the percentage ownership interest so owned by MainStreet and its business activities. The outstanding shares of capital stock or other equity interests of the MainStreet Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by MainStreet free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the MainStreet Subsidiaries, and there are no agreements, understandings or commitments relating to the right of MainStreet to own, to vote or to dispose of said interests. Section 3.3 of the MainStreet Disclosure Memorandum also discloses all ownership interests of any corporation, partnership, joint venture, or other organization (other than the MainStreet Subsidiaries) owned directly or indirectly by MainStreet.

3.4  Organization, Standing and Authority of the Subsidiaries
     --------------------------------------------------------

     Each MainStreet Subsidiary which is a depository institution is a United States or State-chartered banking association with deposits insured by the FDIC. Each of the MainStreet Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the MainStreet Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction Disclosed with respect to it. No MainStreet Subsidiary is required to be qualified to do business in any other jurisdiction of the United States or foreign jurisdiction, or is engaged in any type of activities that have not been Disclosed.

3.5  Authorized and Effective Agreement
     ----------------------------------

     (a) MainStreet has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the MainStreet shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement, the Articles of Merger, the Certificate of Merger and the BB&T Option Agreement.
The execution and delivery of this Agreement, the Articles of Merger and the BB&T Option Agreement, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the MainStreet shareholders pursuant to and to the extent required by applicable law. This Agreement, the Plan of Merger and the BB&T Option Agreement constitute legal, valid and binding obligations of MainStreet, and each is enforceable against MainStreet in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

     (b) Neither the execution and delivery of this Agreement, the Articles of Merger, the Certificate of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by MainStreet with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of MainStreet or any MainStreet Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of MainStreet or any MainStreet Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to MainStreet or any MainStreet Subsidiary.

     (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by MainStreet of the Merger and the other transactions contemplated in this Agreement.

     (d) Effective prior to execution of this Agreement, MainStreet has taken all action necessary to amend the MainStreet Rights Agreement so that execution of this Agreement and the BB&T Option Agreement and consummation of the transactions contemplated herein and therein, including without limitation consummation of the Merger pursuant to this Agreement or acquisition of shares pursuant to the BB&T Option Agreement, shall not result in the grant of any MainStreet Rights to any person under the MainStreet Rights Agreement or enable or require any of the MainStreet Rights thereunder to be exercised, distributed or triggered.

3.6  Securities Filings; Financial Statements; Statements True
     ---------------------------------------------------------

     (a) MainStreet has timely filed all Securities Documents required by the Securities Laws since December 31, 1994. MainStreet has Disclosed or made available to BB&T a true and complete copy of each Securities Document filed by MainStreet with the Commission after December 31, 1994 and prior to the date hereof, which are all of the Securities Documents that MainStreet was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The Financial Statements of MainStreet fairly present or will fairly present, as the case may be, the consolidated financial position of MainStreet and the MainStreet Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

     (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by MainStreet or any MainStreet Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7  Minute Books
     ------------

     The minute books of MainStreet and each of the MainStreet Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.8  Adverse Change
     --------------

     Since December 31, 1997, MainStreet and the MainStreet Subsidiaries have not incurred any liability except as disclosed in the most recent MainStreet Financial Statements, or entered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of MainStreet and any of the MainStreet Subsidiaries.

3.9  Absence of Undisclosed Liabilities
     ----------------------------------

     All liabilities (including contingent liabilities) of MainStreet and the MainStreet Subsidiaries are disclosed in the most recent Financial Statements of MainStreet or were incurred in the ordinary course of its business since the date of MainStreet's most recent Financial Statements.

3.10 Properties
     ----------

     (a) MainStreet and the MainStreet Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Financial Statements of MainStreet as of December 31, 1997 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

     (b) All leases and licenses pursuant to which MainStreet or any MainStreet Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property, are valid and enforceable in accordance with their respective terms.

3.11 Environmental Matters
     ---------------------

     (a) MainStreet and the MainStreet Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither MainStreet nor any MainStreet Subsidiary has received any communication alleging that MainStreet or the MainStreet Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) There are no pending Environmental Claims, neither MainStreet nor any MainStreet Subsidiary has received notice of any pending Environmental Claims, and there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) MainStreet or any MainStreet Subsidiary, (ii) any person or entity whose liability for any Environmental Claim MainStreet or any MainStreet Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by MainStreet or any MainStreet Subsidiary, or any real or personal property which MainStreet or any MainStreet Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which MainStreet or any MainStreet Subsidiary holds a security interest securing a loan recorded on the books of MainStreet or any MainStreet Subsidiary.
Neither MainStreet nor any MainStreet Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

     (c) MainStreet and the MainStreet Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by MainStreet relating to all real and personal property owned or leased by MainStreet or any MainStreet Subsidiary and all real and personal property of which MainStreet or any MainStreet Subsidiary has or is judged to have managed or supervised or participated in the management of.

     (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against MainStreet or any MainStreet Subsidiary or against any person or entity whose liability for any Environmental Claim MainStreet or any MainStreet Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.12 Loans; Allowance for Loan Losses
     --------------------------------

     (a) In the aggregate, the loans on the books of MainStreet and the MainStreet Subsidiaries are valid and properly documented, and were made in the ordinary course of business. The terms, documentation, administration, and servicing of those loans do not contain systemic violations of federal, state or local laws, rules, regulations or ordinances applicable thereto.

     (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of MainStreet are adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.

3.13 Tax Matters
     -----------

     (a) MainStreet and the MainStreet Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither MainStreet nor any MainStreet Subsidiary has or will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. MainStreet and the MainStreet Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

     (b) All federal, state and local (and, if applicable, foreign) tax returns filed by MainStreet and the MainStreet Subsidiaries are complete and accurate. Neither MainStreet nor any MainStreet Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against MainStreet or any MainStreet Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to MainStreet or any MainStreet Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

     (c) Neither MainStreet nor any of the MainStreet Subsidiaries is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was MainStreet or a MainStreet subsidiary) or has any liability for taxes of any person (other than MainStreet and the MainStreet Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

     (d) Each of MainStreet and the MainStreet Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

     (e) Neither MainStreet nor any of the MainStreet Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

3.14 Employees; Compensation; Benefit Plans
     --------------------------------------

     (a) Compensation.  MainStreet has Disclosed a complete and correct list of
         ------------
the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of MainStreet and of each MainStreet Subsidiary and each other person (in each case other than as an employee) to whom MainStreet or any MainStreet Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

     (b) Employee Benefit Plans.
         ----------------------

         (i) MainStreet has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by MainStreet or any MainStreet Subsidiary, to which MainStreet or any MainStreet Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which MainStreet or any MainStreet Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including without limitation benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded. With respect to any terminated Plans which were tax-qualified, approvals of the terminations by the IRS (and, if applicable, the PBGC) were sought and obtained.

         (ii) Neither MainStreet nor any MainStreet Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

          (iii) None of the Plans obligates MainStreet or any MainStreet Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

          (iv) Each Plan has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of MainStreet or any MainStreet Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither MainStreet nor any MainStreet Subsidiary has been required to post any security pursuant to Section 307 of ERISA or
     Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject MainStreet or any MainStreet Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

         (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

         (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which MainStreet or any MainStreet Subsidiary is a member or was a member during such five-year period.

         (vii) As of the close of the last plan year preceding the date hereof, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded the then present value of all vested and non-vested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the
     Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

         (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither MainStreet nor, to the best knowledge of MainStreet, any MainStreet Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject MainStreet or any MainStreet Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

         (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

         (x) MainStreet and each MainStreet Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

         (xi) Neither MainStreet nor any MainStreet Subsidiary has a liability as of December 31, 1997 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of MainStreet as of December 31, 1997 or otherwise Disclosed.

         (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) MainStreet's or any MainStreet Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets or by the conversion of all stock options in accordance with Section 2.9 hereof.

         (xiii) With respect to each Plan, MainStreet has Disclosed or made available to BB&T, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

         (xiv) Each of the Plans as applied to MainStreet and any MainStreet Subsidiary may be amended or terminated at any time by action of MainStreet's Board of Directors, committee of the board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of MainStreet or a MainStreet Subsidiary thereunder).

3.15 Certain Contracts
     -----------------

     (a) Neither MainStreet nor any MainStreet Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including without limitation agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by MainStreet or any MainStreet Subsidiary or the guarantee by MainStreet or any MainStreet Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by MainStreet or any MainStreet Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by MainStreet or any MainStreet Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is materially altered, upon the occurrence of a transaction involving MainStreet of the nature contemplated by this Agreement or the BB&T Option Agreement, or (iv) any agreement or plan, written or oral, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the BB&T Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the BB&T Option Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect as of the date hereof.

     (b) Neither MainStreet nor any MainStreet Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.16 Legal Proceedings; Regulatory Approvals
     ---------------------------------------

     There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of MainStreet, threatened against MainStreet or any MainStreet Subsidiary or against any asset, interest, plan or right of MainStreet or any MainStreet Subsidiary, or, to the best knowledge of MainStreet, against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of MainStreet, threatened against any present or former director or officer of MainStreet or any MainStreet Subsidiary that would reasonably be expected to give rise to a claim against MainStreet or any MainStreet Subsidiary for indemnification. There are no actual or, to the best knowledge of MainStreet, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the BB&T Option Agreement. To the best knowledge of MainStreet, no fact or condition relating to MainStreet or any MainStreet Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent MainStreet or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

3.17 Compliance with Laws; Filings
     -----------------------------

     Each of MainStreet and each MainStreet Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither MainStreet nor any MainStreet Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither MainStreet nor any MainStreet Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1994, MainStreet and each of the MainStreet Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including without limitation the OTS, the Commission, the FDIC and the Federal Reserve Board. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

3.18 Brokers and Finders
     -------------------

     Neither MainStreet nor any MainStreet Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the BB&T Option Agreement, except for obligations to the Advisors, the nature and extent of which have been Disclosed, for investment banking services, and except for fees to accountants and lawyers.

3.19 Repurchase Agreements; Derivatives
     ----------------------------------

     (a) With respect to all agreements currently outstanding pursuant to which MainStreet or any MainStreet Subsidiary has purchased securities subject to an agreement to resell, MainStreet or the MainStreet Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which MainStreet or any MainStreet Subsidiary has sold securities subject to an agreement to repurchase, neither MainStreet nor the MainStreet Subsidiary has pledged collateral materially in excess of the amount of the debt secured thereby. Neither MainStreet nor any MainStreet Subsidiary has pledged collateral materially in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

     (b) Neither MainStreet nor any MainStreet Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

3.20 Deposit Accounts
     ----------------

     The deposit accounts of the MainStreet Subsidiaries that are depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the MainStreet Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC.

3.21 Related Party Transactions
     --------------------------

     MainStreet has Disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which MainStreet or any MainStreet Subsidiary is a party with any director, executive officer or 5% shareholder of MainStreet or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to MainStreet than could be obtained from unrelated parties.

3.22 Certain Information
     -------------------

     When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of MainStreet to vote on the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by MainStreet, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.23 Tax and Regulatory Matters
     --------------------------

     Neither MainStreet nor any MainStreet Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

3.24 State Takeover Laws
     -------------------

     MainStreet and each MainStreet Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws.

3.25 Labor Relations
     ---------------

     Neither MainStreet nor any MainStreet Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is MainStreet or any MainStreet Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving MainStreet or any MainStreet Subsidiary, pending or threatened, or to the best knowledge of MainStreet, is there any activity involving any employees of MainStreet or any MainStreet Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

3.26 Fairness Opinion
     ----------------

     MainStreet has received from the Advisors opinions that, as of the date hereof, the Merger Exchange Ratio is fair to the shareholders of MainStreet from a financial point of view.


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                                    OF BB&T

     BB&T represents and warrants to MainStreet as follows (no representation or warranty herein of BB&T shall be deemed to be inaccurate unless the inaccuracy would permit MainStreet to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a)):

4.1  Capital Structure of BB&T
     -------------------------

     The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 500,000,000 shares of BB&T Common Stock, of which 284,377,132 shares were issued and outstanding on August 7, 1998. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.

4.2  Organization, Standing and Authority of BB&T
     --------------------------------------------

     BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a bank holding company under the Bank Holding Company Act.

4.3  Authorized and Effective Agreement
     ----------------------------------

     (a) Each of BB&T and BB&T Financial has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of BB&T and BB&T Financial. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T and BB&T Financial, and each is enforceable against BB&T and BB&T Financial in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity (whether applied in a court of law or in equity), and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

     (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by BB&T or BB&T Financial with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

     (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T and BB&T Financial of the Merger and the other transactions contemplated in this Agreement.

4.4  Organization, Standing and Authority of BB&T Subsidiaries
     ---------------------------------------------------------

     Each of the BB&T Subsidiaries and BB&T Financial is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsidiaries and BB&T Financial. Each of the BB&T Subsidiaries and BB&T Financial (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.5  Securities Documents; Statements True
     -------------------------------------

     BB&T has timely filed all Securities Documents required by the Securities Laws since December 31, 1994. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any other BB&T Subsidiary to MainStreet contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6  Financial Statements
     --------------------

     The Financial Statements of BB&T fairly present or will fairly present, as the case may be, the consolidated financial position of BB&T and the BB&T Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of any notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP consistently applied.

4.7  Certain Information
     -------------------

     When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of MainStreet to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.8  Tax and Regulatory Matters
     --------------------------

     Neither BB&T nor any BB&T Subsidiary has taken. agreed to take or will take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

4.9  Share Ownership
     ---------------

     As of the date of this Agreement, BB&T does not own (except in a fiduciary capacity) any shares of MainStreet Common Stock. BB&T has entered into an agreement to acquire Scott & Stringfellow Financial, Inc., which BB&T understands maintains a position in shares of MainStreet.

4.10 Legal Proceedings; Regulatory Approvals
     ---------------------------------------

     There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of BB&T, threatened against BB&T or any BB&T Subsidiary or against any assets, interest, or right of BB&T or any BB&T Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, would reasonably be expected to have a Material Adverse Effect. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of BB&T, threatened against any present or former director of officers of BB&T or any BB&T Subsidiary that would reasonably be expected to give rise to a claim against BB&T or any BB&T Subsidiary for indemnification. There are no actual or, to the best knowledge of BB&T, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein, in the Plan of Merger or the BB&T Option Agreement. To the best knowledge of BB&T, no fact or condition relating to BB&T or any BB&T Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent BB&T or MainStreet from obtaining all of the federal and state regulatory approvals contemplated herein.

4.11 Material Adverse Change
     -----------------------

     Since December 31, 1997, BB&T and the BB&T Subsidiaries have not incurred any material liability except as disclosed on the most recent BB&T Financial Statements, or entered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective change in the business, financial condition or results of operations of BB&T Subsidiaries

4.12 Compliance with Laws
     --------------------

     Each of BB&T and the BB&T Subsidiaries is in compliance with all statutes and regulations (including, but not limited to, the CRA and regulations promulgated thereunder and other consumer banking laws) applicable and material to the conduct of its business, and neither BB&T nor any of the BB&T Subsidiaries has received any notification that has not lapsed, been withdrawn or abandoned from any agency or department of federal, state or local government
(i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither BB&T nor any of the BB&T Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive or memorandum or understanding, and none of them has received any communication requesting that they enter into any of the foregoing.

                                   ARTICLE V
                                   COVENANTS

5.1  MainStreet Shareholder Meeting
     ------------------------------

     MainStreet shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement, the Board of Directors of MainStreet agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of MainStreet, recommend that MainStreet's shareholders vote for such approval; provided, that the Board of Directors of MainStreet may withdraw or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to MainStreet shareholders following consideration of (i) written advice of legal counsel to the effect that making such recommendation or failing to withdraw or modify such recommendation would more likely than not constitute a breach of the fiduciary duties of such Board to MainStreet or its shareholders; and (ii) either (A) the withdrawal by either Financial Advisor in writing of its opinion referred to in Section 3.26 or (B) the delivery to the MainStreet Board of Directors of written advice from either Financial Advisor that the Merger Consideration is either not fair or is inadequate to the shareholders of MainStreet from a financial point of view.

5.2  Registration Statement; Proxy Statement/Prospectus
     --------------------------------------------------

     As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. MainStreet will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and MainStreet shall use their reasonable best efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the MainStreet shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. MainStreet shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws and the VSCA.

5.3  Plan of Merger; Reservation of Shares
     -------------------------------------

     At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In this connection, BB&T undertakes and agrees (i) to cause BB&T Financial to adopt the Plan of Merger; (ii) to vote the shares of BB&T Financial common stock for approval of the Plan of Merger; (iii) to pay or cause to be paid when due the Merger Consideration; and (iv) to reserve for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the portion of the Consideration to be distributed in the form of BB&T Common Stock, and not to take any action that would cause the aggregate number of shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger.

5.4  Additional Acts
     ---------------

     (a) MainStreet agrees to take such actions reasonably requested by BB&T as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement, including without limitation the covenant not to take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

     (b) As promptly as practicable after the date hereof, BB&T and MainStreet shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. MainStreet and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

     (c) BB&T agrees that its Board of Directors or authorized Board committee shall approve prior to the Effective Time each grant of a converted option (as described in Section 2.9(a)) to any individual who, subsequent to consummation of the Merger, will be a director or officer of BB&T under Rule 16b-3 of the Exchange Act.

5.5  Best Efforts
     ------------

     Each of BB&T and MainStreet shall use, and shall cause each of their respective Subsidiaries to use, its reasonable best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections
5.2 and 5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or reasonably desirable on its part to fulfill the conditions in
Article VI and to consummate the transactions herein contemplated at the earliest practicable date. Neither BB&T nor MainStreet shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

5.6  Certain Accounting Matters
     --------------------------

     MainStreet shall cooperate with BB&T concerning accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including without limitation issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices; provided, that any action taken pursuant to this Section 5.6 shall not be deemed to constitute or result in the breach of any representation or warranty of MainStreet contained in this Agreement; and provided further, that MainStreet shall not be required to implement any changes in accounting or financial matters unless and until BB&T agrees in writing that all conditions to BB&T's obligation to consummate the Merger set forth in Sections 6.1 and 6.3 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to BB&T's obligation to consummate the Merger) have been satisfied or waived.

5.7  Access to Information
     ---------------------

     MainStreet and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, MainStreet shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of MainStreet and the MainStreet Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. BB&T shall make available to representatives of MainStreet information consistent with information provided by BB&T in the past to other corporations similarly situated. No investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

5.8  Press Releases
     --------------

     BB&T and MainStreet shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.9  Forbearances of MainStreet
     --------------------------

     Except with the prior written consent of BB&T, between the date hereof and the Effective Time, MainStreet shall not, and shall cause each of the MainStreet Subsidiaries not to:

     (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity;

     (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $0.15 per share of MainStreet Common Stock payable on record dates and in amounts consistent with past practices; provided that any dividend declared or payable on the shares of MainStreet Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by BB&T and MainStreet, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is before the Effective Time;

     (c) issue any shares of its capital stock (including treasury shares), except pursuant to the Stock Option Plans or the BB&T Option Agreement, and except pursuant to its dividend reinvestment plan;

     (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

     (e) amend its articles of incorporation or bylaws; impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any MainStreet Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

     (f) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

     (g) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

     (h) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the vesting in the normal course of restricted stock awards outstanding as of the date of this Agreement, if any, or the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases or payments made in the ordinary course of business consistent with past practice pursuant to plans or arrangements in effect on the date hereof;

     (i) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

     (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, MainStreet or any MainStreet Subsidiary or any business combination with MainStreet or any MainStreet Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of MainStreet or any MainStreet Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this subsection (j) shall not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, MainStreet is advised in writing by legal counsel that the failure to so furnish information or negotiate would more likely than not constitute a breach of the fiduciary duties of MainStreet's Board of Directors to its shareholders;

     (k) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by MainStreet or a MainStreet Subsidiary or guarantee by MainStreet or a MainStreet Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (iv) any contract, agreement or understanding with a labor union;

     (l) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders and after receipt of the requisite regulatory approvals for the transactions contemplated by this Agreement and the Plan of Merger, MainStreet shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date; provided, that MainStreet shall not be required to implement any changes in such policies, practices and procedures unless and until BB&T agrees in writing that all conditions to BB&T's obligation to consummate the Merger set forth herein (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to obligations to consummate the Merger) have been satisfied or waived.

     (m) change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP concurred in by BB&T, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1997, except as required by changes in law or regulation;

     (n) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $100,000 for any single item, or $1,000,000 in the aggregate, unless otherwise agreed by BB&T in writing, which agreement may not be unreasonably withheld;

     (o) incur any new indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements, all in the ordinary course of business;

     (p) take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code as determined by BB&T,
(ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

     (q) dispose of any material assets other than in the ordinary course of business; or

     (r) agree to do any of the foregoing.

5.10 Employment Agreements
     ---------------------

     BB&T (or its specified banking subsidiary) agrees to enter into an employment agreement with Michael R. Brenan substantially in the form of Annex B hereto, and employment agreements with Rebecca J. Jenkins, Darryl J. Lamdreneau, Mark J. Wenick, R. Bruce Valley, Merlin A. Henkel and George Kapusta substantially in the form of Annex C hereto.

5.11 Affiliates
     ----------

     MainStreet shall use its best efforts to cause all persons who are Affiliates of MainStreet to deliver to BB&T promptly following this Agreement a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder and except as consistent with qualifying the transactions contemplated hereby for pooling of interests accounting treatment, and in any event shall use its best efforts to cause such affiliates to deliver to BB&T such written agreement prior to the Closing Date.

5.12 Section 401(k) Plan; Employee Benefits
     --------------------------------------

     (a) BB&T shall cause the 401(k) plan of MainStreet to be merged with the 401(k) plan maintained by BB&T and the BB&T Subsidiaries, and the account balances of former employees of MainStreet or the MainStreet Subsidiaries who are participants in the MainStreet plan shall be transferred to the accounts of such employees under the BB&T 401(k) plan. Following such merger and transfer, such accounts shall be governed and controlled by the terms of the BB&T 401(k) plan as in effect from time to time (and subject to BB&T's right to terminate such plan). For purposes of administering the 401(k) plan, service with MainStreet and the MainStreet Subsidiaries shall be deemed to be service with BB&T or the BB&T Subsidiaries for eligibility and vesting purposes, but not for purposes of benefit accrual.

     (b) As soon as practicable following the Effective Time, BB&T shall take any and all action necessary to terminate MainStreet's defined benefit pension plans (the "MainStreet Pension Plan") pursuant to a standard termination in accordance with Section 4041 of ERISA and to provide for full vesting of the accrued benefits of all participants in the MainStreet Pension Plan and the distribution of the assets thereof to the participants. The actions relating to termination of the MainStreet Pension Plan shall be conditioned upon receiving a favorable determination letter from the IRS with regard to the termination of the MainStreet Pension Plan. BB&T will use its reasonable best efforts to seek the issuance of such letter as soon as practicable following the Effective
Time. Each employee of MainStreet or a MainStreet Subsidiary at the Effective Time who becomes an employee immediately following the Effective Time of BB&T or a BB&T Subsidiary ("Employer Entity") shall be given credit under BB&T's defined benefit pension plan for service with MainStreet and the MainStreet Subsidiaries for eligibility and vesting purposes, but not for purposes of benefit accrual.

     (c) Each employee of MainStreet or of a MainStreet Subsidiary at the Effective Time who becomes an employee immediately following the Effective Time of BB&T or a BB&T Subsidiary ("Employer Entity") shall be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly situated employees of the Employer Entity, subject to the terms of such plans and programs; provided, that service with MainStreet shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate in and periods applicable to such welfare plans and programs.

     (d) Each employee of MainStreet or a MainStreet Subsidiary who becomes an employee of BB&T or a BB&T Subsidiary and is terminated by BB&T or a BB&T Subsidiary subsequent to the Effective Time, excluding any employee who has an existing employment or special termination agreement which is Disclosed, shall be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that such employee is entitled to
severance pay under such policy.   Such employee's service with MainStreet or a
MainStreet Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

     (e) BB&T shall honor all employment agreements, severance agreements and deferred compensation agreements that MainStreet and the MainStreet Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Closing Date.

5.13 Directors and Officers Protection
     ---------------------------------

     BB&T or a BB&T Subsidiary shall purchase and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of MainStreet for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in MainStreet's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on MainStreet's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. BB&T further agrees to indemnify all individuals who are or have been officers, directors or employees of MainStreet or any MainStreet Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the fullest extent that such indemnification is provided pursuant to the Articles of Incorporation, bylaws and contracts of MainStreet on the date hereof and is permitted under the VSCA. If BB&T or the BB&T Subsidiary maintaining the insurance provided for in this Section 5.13 or any successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of the consolidation or merger, or shall transfer all or substantially all of its assets to any entity, proper provision shall be made so that the successor or assign of BB&T or the BB&T Subsidiary shall assume the obligations in this
Section 5.13. This Section 5.13 is intended for the benefit of and shall be enforceable by each indemnified officer and director and their respective heirs and representatives.

5.14 Forbearances of BB&T
     --------------------

     Except with the prior written consent of MainStreet, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective Time, neither BB&T nor any BB&T Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein which would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; (iv) exercise the BB&T Option Agreement other than in accordance with its terms, or dispose of the shares of MainStreet Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted by the terms thereof; or (v) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

5.15  Assumption of Agreement by Acquiror of BB&T
      -------------------------------------------

      It shall be a condition precedent to BB&T entering into any agreement whereby BB&T shall (i) consolidate or merge into any other entity and shall not be the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any entity, that proper provision shall be made so that the successor and assigns of BB&T shall specifically agree to assume BB&T's obligations under this Agreement.

5.16  Reports
      -------

      Each of MainStreet and BB&T shall file (and shall cause the MainStreet Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or MainStreet, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

5.17  Exchange Listing
      ----------------

      BB&T shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of MainStreet Common Stock pursuant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

5.18  MainStreet Board of Directors
      -----------------------------

      As of the Effective Time, BB&T shall offer to each of the members of the Board of Directors of MainStreet a seat on either the Advisory Board for the southwest Virginia area or the Advisory Board in the community in which such member resides. For two years following the Effective Time, the Advisory Board members appointed pursuant to this Section 5.17 and who continue to serve shall receive, as compensation for service on the Advisory Board, Advisory Board member's fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for directors of MainStreet in effect on July 1, 1998. Following such two-year period, Advisory Board Members, if they continue to serve in such capacity, shall receive fees in accordance with BB&T's standard schedule of fees for service thereon as in effect from time to time. For two years after the Effective Time, no such Advisory Board member shall be prohibited from serving thereon because he or she shall have attained the maximum age for service thereon (currently age 70). In addition to the foregoing, as soon as practicable following the Effective Time, BB&T shall cause two members of the Board of Directors of MainStreet designated by such Board to be appointed to the Board of Directors of Branch Banking and Trust Company and two additional members of the Board of Directors of MainStreet designated by such Board to be appointed to the Board of Directors of Branch Banking and Trust Company of Virginia, subject in each case to such member's eligibility and willingness to serve. MainStreet shall use its best efforts to cause each member of the MainStreet Board of Directors to enter into an agreement with BB&T on or before the Closing Date providing that such member will not engage in activities competitive to BB&T for two years following the Effective Time.

5.19  Charitable Contribution
      -----------------------

      As soon as practicable after the Effective Time, BB&T shall make available the amount of $1 million for the purpose of making charitable and community development contributions within the geographic area served on the date hereof by MainStreet and the MainStreet Subsidiaries. Such sum shall be distributed consistent with such purposes by a group of five individuals, three of whom shall be designated by BB&T and two of whom shall be designated by the Board of Directors of MainStreet as it exists prior to the Effective Time.


                                  ARTICLE VI
                             CONDITIONS PRECEDENT

6.1  Conditions Precedent - BB&T and MainStreet
     ------------------------------------------

     The respective obligations of BB&T and MainStreet to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including without limitation the approval by the shareholders of MainStreet and of BB&T Financial of the Agreement and the Plan of Merger;

     (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, and BB&T shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary, and no proceedings shall be pending or to the knowledge of BB&T threatened by the Commission or any state "Blue Sky" securities administration to suspend the effectiveness of such Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

     (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect;

     (d) None of BB&T, any of the BB&T Subsidiaries, MainStreet or any of the MainStreet Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement; and

     (e) MainStreet and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to MainStreet and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of MainStreet will not recognize any gain or loss to the extent that such shareholders exchange shares of MainStreet Common Stock for shares of BB&T Common Stock.

6.2  Conditions Precedent - MainStreet
     ---------------------------------

     The obligations of MainStreet to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by MainStreet pursuant to Section 7.4:

     (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by MainStreet. The representations and warranties of BB&T set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.4 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.4) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T.

     (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

     (c) BB&T shall have delivered to MainStreet a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b) hereof, to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (d) MainStreet shall have received opinions of counsel to BB&T in the form reasonably acceptable to MainStreet's legal counsel.

     (e) All approvals of the transactions contemplated herein from the Federal Reserve Board and any other state or federal government agency, department or body, the approval of which is required for the consummation of the Merger, shall have been received and all waiting periods with respect to such approvals shall have expired.

     (f) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.3  Conditions Precedent - BB&T
     ---------------------------

     The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to
Section 7.4:

     (a) All representations and warranties of MainStreet shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of MainStreet set forth in Sections 3.1, 3.2 (except the last sentence thereof), 3.3, 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of MainStreet set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on MainStreet and the MainStreet Subsidiaries taken as a whole.

     (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render consummation of such transactions unduly burdensome.

     (c) MainStreet shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.


     (d) MainStreet shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c) hereof, to the extent applicable to MainStreet, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on MainStreet or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (e) BB&T shall have received opinions of counsel to MainStreet in the form reasonably acceptable to BB&T's legal counsel.

     (f) BB&T shall have received the written agreements from Affiliates as specified in Section 5.11 hereof to the extent necessary, in the reasonable judgment of BB&T, to ensure that the Merger will be accounted for as a pooling of interests under GAAP and to promote compliance with Rule 145 promulgated by the Commission.

     (g) BB&T shall have received letters, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, addressed to BB&T, in form and substance reasonably satisfactory to BB&T, from Arthur Andersen, LLP to the effect that the Merger will qualify for pooling of interests accounting treatment.


                                  ARTICLE VII
                  TERMINATION, DEFAULT, WAIVER AND AMENDMENT

7.1  Termination
     -----------

     This Agreement may be terminated:

     (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

     (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) hereof in the case of MainStreet and Section 6.3(a) hereof in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time and the party terminating the Agreement is not in breach of any of its representations, warranties, covenants or undertakings herein.

     (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

     (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 hereof are denied, and the time period for appeals and requests for reconsideration has run.

     (e) At any time, by either party hereto in writing, if the shareholders of MainStreet do not approve the Agreement and the Plan of Merger.

     (f) At any time following April 30, 1999 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

     (g) At any time prior to 11:59 p.m. on September 30, 1998 by BB&T in writing, if BB&T determines in its sole good faith judgment, through review of information Disclosed by MainStreet, or otherwise, that the financial condition, results of operations, business or business prospects of MainStreet and of the MainStreet Subsidiaries, taken as a whole, are materially adversely different from BB&T's reasonable expectations with respect thereto on the date of execution of this Agreement; provided that BB&T shall inform MainStreet upon such termination as to the reasons for BB&T's determination. The fact that MainStreet has Disclosed information shall not prevent BB&T from terminating this Agreement pursuant to this Section 7.1(g) on account of such information.

     (h) By MainStreet at any time during the five-day period commencing after the Determination Date if both of the following conditions are satisfied:

          (1) the Closing Value shall be less than $28.85; and

          (2) (i) the quotient obtained by dividing the Closing Value by $32.1875 (such number being referred to herein as the "BB&T Ratio") shall be less than (ii) 90% of the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date;

subject, however, to the following three sentences. If MainStreet determines not to consummate the Merger pursuant to this Section 7.1(h), it shall give prompt written notice of its election to terminate to BB&T, which notice may be withdrawn at any time prior to the lapse of the ten-day period commencing on the Determination Date. During the five-day period commencing with its receipt of such notice, BB&T shall have the option to elect to increase the Exchange Ratio (rounded to the nearest thousandth) to a number such that the value (based on the Closing Value) of the amount of BB&T Common Stock to be received in the merger in exchange for each share of MainStreet Common Stock shall equal the value (based on the Closing Value) that would have been received if the Closing Value were $28.85. The election contemplated by the preceding sentence shall be made by giving notice to MainStreet of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(h). If the Closing Date shall occur during the five-day period such option is in effect, the Closing Date shall be extended until the fifth Business Day following the close of such five-day period.

     For purposes of this Section 7.1(h), the following terms shall have the meanings indicated:

     "Closing Value" shall mean the average closing price per share of BB&T Common Stock on the NYSE Composite Transactions List (as reported by The Wall Street Journal - Eastern Edition) on the five trading days (determined by excluding days on which the NYSE is closed) immediately preceding the Determination Date.

     "Determination Date" shall mean the tenth calendar day preceding the date designated by BB&T as the Closing Date.

     "Index Group" shall mean the 12 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 12 bank holding companies and the weights attributed to them are as follows:

          Bank Holding Companies                      % Weighting
          ----------------------                     ------------
          AmSouth Bancorporation                         6.37%
          Comerica Incorporated                          8.24%
          Fifth Third Bancorp                           14.20%
          Huntington Bancshares Inc.                    11.22%
          Mercantile Bancorporation, Inc.                7.07%
          Northern Trust Corporation                     5.90%
          Regions Financial Corporation                  7.95%
          SouthTrust Corporation                         8.73%
          Marshall & Illsley Corp                        5.62%
          Union Planters Corp                            4.51%
          Summit Bancorp                                 9.22%
          Wachovia Corporation                          10.96%

          Total                                        100.00%
                                                       =======

     "Index Price" on a given date shall mean the weighted average (weighted in accordance with the "% Weighting" listed above) of the closing sales prices of the companies composing the Index Group (determined as provided with respect to the Closing Value).

     "Starting Date" shall mean the date of this Agreement.

     If any company belonging to the Index Group or BB&T declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or BB&T shall be appropriately adjusted for the purposes of applying this Section 7.1(h).

7.2  Effect of Termination
     ---------------------

     In the event this Agreement and the Plan of Merger is terminated pursuant to Section 7.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination. The BB&T Option Agreement shall be governed by its own terms.

7.3  Termination of Representations, Warranties and Covenants
     --------------------------------------------------------

     All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including Sections 5.12, 5.13 and 5.17).

7.4  Waiver
     ------

     Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the MainStreet shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or
(iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the MainStreet shareholders of this Agreement and the Plan of Merger, shall reduce either the Exchange Ratio or the payment terms for fractional interests.

7.5  Amendment or Supplement
     -----------------------

     This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and MainStreet, subject to the proviso to Section 7.4.


                                 ARTICLE VIII
                                 MISCELLANEOUS

8.1  Expenses
     --------

     Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by MainStreet.

8.2  Entire Agreement
     ----------------

     This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement and the BB&T Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the BB&T Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of MainStreet to enforce rights in Sections 5.13 and 5.17.

8.3  No Assignment
     -------------

     None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

8.4  Notices
     -------

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

     If to MainStreet:

          Rebecca J. Jenkins
          200 East Church Street
          Martinsville, Virginia 24112
          Telephone:  540-666-3272
          Fax:  540-666-3675

     With a required copy to:

          Hugh B. Wellons
          Flippin, Densmore, Morse, Rutherford & Jessee
          300 First Campbell Square
          Roanoke, Virginia 24006
          Telephone:  540-510-3000
          Fax: 540-510-3050

     If to BB&T or BB&T Financial:

          Scott E. Reed
          150 South Stratford Road
          4th Floor
          Winston-Salem, North Carolina 27104
          Telephone: 336-733-3088
          Fax: 336-733-2296

     With a required copy to:

          William A. Davis, II
          Womble Carlyle Sandridge & Rice, PLLC
          200 West Second Street
          Winston-Salem, North Carolina 27102
          Telephone: 336-721-3624
          Fax: 336-733-8364

Any party may by notice change the address to which notice or other communications to it are to be delivered.

8.5  Specific Performance
     --------------------

     MainStreet acknowledges that the MainStreet Common Stock and the MainStreet business and assets are unique, and that if MainStreet fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to BB&T for which there will be no adequate remedy at law, BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if MainStreet shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

8.6  Captions
     --------

     The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.7  Counterparts
     ------------

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8  Governing Law
     -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                              BB&T CORPORATION


                              By _______________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________


                              BB&T FINANCIAL CORPORATION OF VIRGINIA


                              By _______________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________


                              MAINSTREET FINANCIAL CORPORATION


                              By _______________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________

                                                                         ANNEX A
                                                                         -------


                              ARTICLES OF MERGER
                                      OF
                       MAINSTREET FINANCIAL CORPORATION
                                 WITH AND INTO
                    BB&T FINANCIAL CORPORATION OF VIRGINIA

     The undersigned corporations, pursuant to Section 13.1-720 of the Virginia Stock Corporation Act (the "Act"), hereby execute the following Articles of Merger.

                                      ONE

     The merger of MainStreet Financial Corporation, a Virginia corporation ("MainStreet"), with and into BB&T Financial Corporation of Virginia, a Virginia corporation ("BB&T Financial"), shall be in accordance with the Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the "Plan of Merger").

                                      TWO

     The Plan of Merger was submitted to the shareholders of each of BB&T Financial and MainStreet by its Board of Directors in accordance with the provisions of Section 13.1-718 of the Act:

     A. The Plan of Merger was approved by the Board of Directors of MainStreet on August 26, 1998 and recommended and submitted to the shareholders of common stock of MainStreet, the only class of capital stock outstanding, at a special meeting of shareholders called and held in accordance with the Act, on _____________, 1998. As of the record date of that meeting, _________ shares of MainStreet common stock were outstanding and entitled to vote. At that meeting, _______ undisputed shares were voted in favor of the Plan of Merger, _______ shares abstained, and _______ shares were voted against the Plan of Merger.
This represented approval by ___% of the total MainStreet common stock issued and outstanding, sufficient for approval by MainStreet shareholders.

     B. Pursuant to Section 13.1-657 of the Act, the Plan of Merger was adopted by unanimous consent of the shareholders of BB&T Financial.

                                     THREE

     The effective time and date of the Plan of Merger shall be ______ local time on _______ __, 19__, or as soon thereafter as practicable.

     The undersigned, in behalf of each of BB&T Financial and MainStreet, declares that the facts herein stated are true as of __________________, 19__.


                         BB&T FINANCIAL CORPORATION OF VIRGINIA

                         By:_____________________________________________
                         Name:___________________________________________
                         Title:__________________________________________


                         MAINSTREET FINANCIAL CORPORATION

                         By:_____________________________________________
                         Name:___________________________________________
                         Title:__________________________________________

                                                                       EXHIBIT A
                                                                       ---------

                                PLAN OF MERGER
                                      OF
                       MAINSTREET FINANCIAL CORPORATION
                                 WITH AND INTO
                    BB&T FINANCIAL CORPORATION OF VIRGINIA


     Section 1.  Corporations Proposing to Merge and Surviving Corporation.
                 ---------------------------------------------------------
MainStreet Financial Corporation, a Virginia corporation ("MainStreet") shall be merged (the "Merger") with and into BB&T Financial Corporation of Virginia, a Virginia corporation ("BB&T Financial"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of August ___, 1998, (the "Agreement"), by and among MainStreet, BB&T Financial and BB&T Corporation, a North Carolina corporation and parent corporation of BB&T Financial ("BB&T"). The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Clerk of the State Corporation Commission of Virginia. BB&T Financial shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of MainStreet shall cease.

     Section 2.  Effects of the Merger.  The Merger shall have the effects set
                 ---------------------
forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

     Section 3.  Articles of Incorporation and Bylaws.  The Articles of
                 ------------------------------------
Incorporation and the Bylaws of BB&T Financial as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the VSCA.

     Section 4.  Conversion of Shares.
                 --------------------

     (a) At the Effective Time, each share of common stock, par value $5.00 per share, of MainStreet ("MainStreet Common Stock") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the right to receive shares of common stock, par value $5.00 per share, of BB&T ("BB&T Common Stock") as described in Section 5.

     (b) At the Effective Time, each share of the common stock of BB&T Financial issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     Section 5.  Merger Consideration.  The number of shares of BB&T Common
                 --------------------
Stock (to the nearest one-hundredth of a share) to be exchanged for each share of MainStreet Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a MainStreet shareholder shall be determined as follows:

     (a) The number of shares of BB&T Common Stock to be issued in exchange for each issued and outstanding share of MainStreet Common Stock shall be in the ratio of 1.18 shares of BB&T Common Stock for each share of MainStreet Common Stock (the "Exchange Ratio").

     (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the closing price per share on the NYSE Composite Transactions List (as reported by The Wall Street Journal - Eastern Edition) for the last trading day preceding the Effective Time. No person will be entitled to dividends, voting rights or any other rights as a BB&T shareholder in respect of any fractional share.

     Section 6.  Conversion of Stock Options.  At the Effective Time, each
                 ---------------------------
option to acquire shares of MainStreet Common Stock ("Stock Option") granted under the Piedmont Bankshares, Inc. 1990 Stock Option Plan and the MainStreet Bankgroup, Inc. 1997 Stock Incentive Plan (the "Stock Option Plans") then outstanding (and which by its terms does not lapse on or before the Effective
Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each such Stock Option in accordance with the terms of the applicable Stock Option Plan, except that from and after the Effective Time (i) BB&T and its Compensation Committee shall be substituted for MainStreet and the Committee of MainStreet's Board of Directors administering the Stock Option Plans, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of MainStreet Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and
(iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan (the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Options and the Stock Option Plan granting each Stock Option. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Regulations promulgated thereunder, so as to continue as an incentive stock option under
Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), BB&T shall administer the Stock Option Plans assumed pursuant to the Agreement (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time.

     Section 7.  No Fractional Shares.  Notwithstanding any other term or
                 --------------------
provision hereof, no fraction of a share of BB&T Common Stock, and no certificates or scrip therefor or other evidence of ownership thereof, will be issued in connection with the conversion of MainStreet Common Stock in the Merger, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional share interests of the Surviving Corporation. In lieu of such fractional shares, any holder of shares who would otherwise be entitled to fractional shares of BB&T Common Stock will, upon receipt by the Surviving Corporation of the letter of transmittal and other documents described in Section 2.8(d) of the Agreement, be paid the cash value of each such fraction, computed in accordance with the ratio set forth in Section 5 above.

      Section 8.  Amendment.  At any time before the Effective Time, this Plan
                  ---------
of Merger may be amended, provided that: (i) any such amendment is approved by the Boards of Directors of MainStreet and BB&T Financial; and (ii) no such amendment made subsequent to the submission of this Plan of Merger to the shareholders of MainStreet shall have any of the effects prohibited in Section 13.1-718.I of the VSCA without the approval of the shareholders affected thereby.

                                                                     APPENDIX II


                [Letterhead of Sandler O'Neill & Partners, L.P.]

December ___, 1998

Board of Directors
MainStreet Financial Corporation
200 East Church Street
P.O. Box 4831
Martinsville, VA 24115-4831

Ladies and Gentlemen:

     MainStreet Financial Corporation ("MainStreet"), BB&T Financial Corporation of Virginia ("BB&T Financial") and BB&T Corporation ("BB&T") have entered into an Agreement and Plan of Reorganization, dated as of August 26, 1998 (the "Agreement"), pursuant to which MainStreet will be merged with and into BB&T Financial (the "Merger"). Upon consummation of the Merger, each share of MainStreet common stock, par value $5.00 per share (together with the rights attached thereto issued pursuant to the Rights Agreement dated January 18, 1990 between Piedmont Bankgroup Incorporated and Crestar Bank, as Rights Agent, the "MainStreet Stock"), issued and outstanding immediately prior to the Merger will be converted into the right to receive 1.18 shares (the "Exchange Ratio") of BB&T common stock, par value $5.00 per share (together with the rights attached thereto issued pursuant to the Rights Agreement dated December 17,1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, the "BB&T Stock"), subject to adjustment as described in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of MainStreet Stock.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated August 26, 1998, by and between MainStreet and BB&T; (iii) certain publicly available financial statements of MainStreet and other historical financial information provided by MainStreet that we deemed relevant; (iv) certain publicly available financial statements of BB&T and other historical financial information provided by BB&T that we deemed relevant; (v) certain financial analyses and forecasts of MainStreet prepared by and reviewed with management of MainStreet and the views of senior management of MainStreet regarding MainStreet's past and current business operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of BB&T prepared by and reviewed with management of BB&T and the views of senior management of BB&T regarding BB&T's past and current business operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for MainStreet's and BB&T's common stock, including a comparison of certain financial and stock market information for MainStreet and BB&T with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the banking industry, to the extent publicly available;
(x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. Other than in connection with rendering this opinion, we did not act as MainStreet's financial advisor in connection with its consideration of the Merger or in connection with the negotiation of the Agreement, and we have not been asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

     In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the

Board of Directors
MainStreet Financial Corporation
December ____, 1998
Page 2

collateral securing assets or the liabilities (contingent or otherwise) of MainStreet or BB&T or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of MainStreet and BB&T and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in MainStreet's or BB&T's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that MainStreet and BB&T will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the Merger will be accounted for as a pooling of interests. We have further assumed that the termination provision set forth in Section 7.1(g) of the Agreement will not be exercised and that the terms and conditions of the Agreement in effect on the date hereof will not be modified or waived by the parties thereto.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of BB&T common stock will be when issued to MainStreet's shareholders pursuant to the Agreement or the prices at which MainStreet's or BB&T's common stock will trade at any time.

     We have been retained by you to render this opinion and will receive a fee for our services. In the past, we have also provided certain other investment banking services for MainStreet and have received compensation for such services.

     In the ordinary course of our business, we may actively trade the equity securities of MainStreet and BB&T for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of MainStreet in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of MainStreet as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to MainStreet's and BB&T's Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of MainStreet Stock.


                                    Very truly yours,

                                    SANDLER O'NEILL & PARTNERS, L.P.

                                                                    APPENDIX III



                   [Letterhead of Scott & Stringfellow, Inc.]

                               December __, 1998


Board of Directors
MainStreet Financial Corporation
One Ellsworth Street
Martinsville, Virginia 24115

Dear Madame and Gentlemen:

     MainStreet Financial Corporation ("MainStreet") and BB&T Corporation ("BB&T") have entered into an Agreement and Plan of Merger, dated as of August 26, 1998 (the "Merger Agreement"), pursuant to which MainStreet will be merged with and into BB&T (the "Merger"). You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $5.00 per share, of MainStreet (the "MainStreet Common Stock") of the exchange ratio of 1.18 shares of Common Stock, par value $5.00 per share, of BB&T to be received for each share of MainStreet Common Stock (the "Exchange Ratio") pursuant to the terms of the Merger Agreement.

    Scott & Stringfellow, as a customary part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of MainStreet in connection with the transaction described above. We are familiar with MainStreet, having acted as its financial advisor in the past and have provided certain investment banking services from time to time.

      In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Merger Agreement; (2) MainStreet's financial statements for the four years ended December 31, 1997; (2) MainStreet's unaudited financial statements for the six months ended June 30, 1998 and other internal information relating to MainStreet prepared by MainStreet's management; (3) information regarding the trading market for the common stocks of MainStreet and BB&T and the price ranges within which the respective stocks have traded; (4) the relationship of prices paid to relevant financial data such as net worth, earnings, assets and deposits in certain bank and bank holding company mergers and acquisitions in recent years; (5) BB&T's annual reports to shareholders and its financial statements for the four fiscal years ended December 31, 1997; (6) BB&T's unaudited financial statements for the six months ended June 30, 1998 and certain other internal information relating to BB&T prepared by BB&T's management. We have discussed with members of management of MainStreet and BB&T the background of the Merger, the reasons and basis for the Merger and the business and future prospects of MainStreet and BB&T individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we have deemed appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of MainStreet and BB&T. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of MainStreet or BB&T. With respect to the information relating to the prospects of MainStreet and BB&T, we have assumed that such information reflects the best currently available judgments and estimates of the managements of MainStreet and BB&T as to the likely future financial performances of their respective companies and of the combined entity. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuation in general. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the transactions contemplated by the Merger Agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of MainStreet or BB&T. Furthermore, we are expressing no opinion as to the price which BB&T's Common Stock will trade at in any future time.

     Our advisory services and opinion expressed herein were prepared for the use of the Board of Directors of MainStreet and do not constitute a recommendation to the MainStreet shareholders as to how they should vote at the stockholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

     On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of MainStreet Common Stock.

                              Very truly yours,

                              SCOTT & STRINGFELLOW, INC.


                              By:  _________________________
                                   Gary S. Penrose
                                   Managing Director
                                   Financial Institutions Group

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that:
(i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

     The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and
(ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

     The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

     The registrant maintains directors' and officers' liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

     Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following documents are filed as exhibits to this registration statement on Form S-4:

Exhibit No.    Description
-----------------------------------------------------------------------------------------------------
2              Agreement and Plan of Reorganization dated as of August 26, 1998 between BB&T
               Corporation and MainStreet Financial Corporation (included as Appendix I to the Proxy
               Statement/Prospectus)
5              Form of Opinion of Womble Carlyle Sandridge & Rice, PLLC
8              Form of Tax Opinion of Womble Carlyle Sandridge & Rice, PLLC
23(a)          Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibits 5 and 8)
23(b)          Consent of Arthur Andersen LLP
23(c)          Consent of PricewaterhouseCoopers LLP
23(d)          Form of Consent of Sandler O'Neill & Partners, L.P.
23(e)          Form of Consent of Scott & Stringfellow, Inc.
24             Power of Attorney
99(a)          Form of MainStreet Financial Corporation Proxy Card
99(b)          Option Agreement, dated August 26, 1998, between BB&T Corporation and MainStreet
               Financial Corporation
-----------------------------------------------------------------------------------------------------

     (b)  Financial statement schedules:  Not applicable.

ITEM 22. UNDERTAKINGS

     A.   The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on December 9, 1998.

                                 BB&T CORPORATION

                                 By:  /s/ Scott E. Reed
                                      -----------------------------------------
                                 Name:  Scott E. Reed
                                 Title:  Senior Executive Vice President and
                                         Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on December 9, 1998.

       /s/ John A. Allison IV*                         /s/ Scott E. Reed
----------------------------------------------  ---------------------------------------
Name:  John A. Allison IV                       Name:  Scott E. Reed
Title: Chairman of the Board and                Title: Senior Executive Vice President
       Chief Executive Officer                         and Chief Financial Officer
       (principal executive officer)                   (principal financial officer)

       /s/ Sherry A. Kellett*                          /s/ Paul B. Barringer*
----------------------------------------------  ---------------------------------------
Name:  Sherry A. Kellett                        Name:  Paul B. Barringer
Title: Executive Vice President                 Title: Director
       and Controller
       (principal accounting officer)

       /s/ Alfred E. Cleveland*                        /s/ W. R. Cuthbertson, Jr.*
----------------------------------------------  ---------------------------------------
Name:  Alfred E. Cleveland                      Name:  W. R. Cuthbertson, Jr.
Title: Director                                 Title: Director

       /s/ Ronald E. Deal*                             /s/ A. J. Dooley, Sr.*
----------------------------------------------  ---------------------------------------
Name:  Ronald E. Deal                           Name:  A. J. Dooley, Sr.
Title: Director                                 Title: Director

                                                       /s/ Paul S. Goldsmith*
----------------------------------------------  ---------------------------------------
Name:  Tom D. Efird                             Name:  Paul S. Goldsmith
Title: Director                                 Title: Director

       /s/ L. Vincent Hackley*                         /s/ Jane P. Helm*
----------------------------------------------  ---------------------------------------
Name:  L. Vincent Hackley                       Name:  Jane P. Helm
Title: Director                                 Title:  Director

       /s/ Richard Janeway, M.D.*                       /s/ J. Ernest Lathem, M.D.*
----------------------------------------------   ---------------------------------------
Name:  Richard Janeway, M.D.                     Name:  J. Ernest Lathem, M.D.
Title: Director                                  Title: Director

       /s/ James H. Maynard*                            /s/ Joseph A. McAleer, Jr.*
----------------------------------------------   ---------------------------------------
Name:  James H. Maynard                          Name:  Joseph A. McAleer, Jr.
Title: Director                                  Title: Director

       /s Albert O. McCauley*                           /s/ Richard L. Player, Jr.*
----------------------------------------------   ---------------------------------------
Name:  Albert O. McCauley                        Name:  Richard L. Player, Jr.
Title: Director                                  Title: Director

       /s/ C. Edward Pleasants, Jr.*                    /s/ Nido R. Qubein*
----------------------------------------------   ---------------------------------------
Name:  C. Edward Pleasants, Jr.                  Name:  Nido R. Qubein
Title: Director                                  Title: Director

       /s/ E. Rhone Sasser*                               /s/ Jack E. Shaw*
----------------------------------------------   ---------------------------------------
Name:  E. Rhone Sasser                           Name:  Jack E. Shaw
Title: Director                                  Title: Director

       /s/ Harold B. Wells*
----------------------------------------------
Name:  Harold B. Wells
Title: Director

*By: /s/ Scott E. Reed
     -----------------------------------------
     Scott E. Reed
     Attorney-in-Fact